As filed with the U.S. Securities and Exchange Commission on November 18, 2024

Registration No. 333-282880

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SIYATA MOBILE INC.

(Exact name of registrant as specified in its charter)

British Columbia (Canada)	4812	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7404 King George Blvd., Suite 200, King’s Cross

Surrey, British Columbia V3W 1N6, Canada

(514) 500-1181

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

(212) 930-9700

Copies to:

Ross David Carmel, Esq.

Thiago Spercel, Esq.

Mohit Agrawal, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Tel: (212) 930-9700

Fax: (212) 930 9725

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) of Siyata Mobile Inc. (the “Company”) to the Registration Statement on Form F-1 (File No. 333-282880) (the “Registration Statement”) is being filed pursuant to our undertaking in the Registration Statement to update and supplement information contained in the Registration Statement, as originally filed with the Securities and Exchange Commission (the “SEC”) on October 29, 2024, as amended by Amendment No. 1, filed with the SEC on November 7, 2024, and declared effective by the SEC on November 13, 2024, to incorporate by reference the Company’s Report on Form 6-K filed with the SEC on November 15, 2024 to the extent incorporated by reference herein (the “Form 6-K”), to supplement and amend the Equity Purchase Agreement, and to disclose the changes made therein (filed herein as Exhibit 10.37, and Exhibit 10.38) to this Registration Statement.

The information included in this Post-Effective Amendment amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMBER 18, 2024

5,594,616 Common Shares

This prospectus relates to resale from time to time by Hudson Global Ventures, LLC, a Nevada limited liability company (“Investor”) of our common shares, no par value (the “Common Shares”), in an offering amount of up to $7,000,000.00 (the “ELOC Shares”), which would represent approximately 5,384,616 Common Shares based on the closing price of our shares on the Nasdaq Capital Market, LLC, or “Nasdaq”, on October 28, 2024 of $1.30 per share, that have been or may be issued by us to the Investor pursuant to an equity purchase agreement, dated as of October 21, 2024, by and between us and the Investor (the “ELOC Purchase Agreement”) establishing a committed equity facility (the “Facility” or “Equity Line of Credit”), together with 210,000 Common Shares issuable upon the conversion of 210 shares of Class C preferred stock of the Company (the “Commitment Shares”, together with the ELOC Shares hereinafter referred to as the “Shares”). We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the ELOC Shares by the Investor. However, we may receive up to $7 million in aggregate gross proceeds from the Investor under the ELOC Purchase Agreement in connection with sales of the ELOC Shares to the Investor pursuant to the ELOC Purchase Agreement after the date of this prospectus. See “Plan of Description” for a description of the ELOC Purchase Agreement and the Facility and “Selling Shareholder” for additional information regarding the Investor.

The Investor may offer, sell or distribute all or a portion of the ELOC Shares hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of these ELOC Shares, including with regard to compliance with state securities or “blue sky” laws. The timing and amount of any sale are within the sole discretion of the Investor. The Investor is an underwriter under the Securities Act of 1933, as amended (the “Securities Act”) and will pay or assume any discounts, commissions or concessions received by them except as set forth in the ELOC Purchase Agreement. Although the Investor is obligated to purchase our ELOC Shares under the terms of the ELOC Purchase Agreement to the extent we choose to sell such ELOC Shares to it (subject to certain conditions), there can be no assurances that the Investor will sell any or all of the ELOC Shares purchased under the ELOC Purchase Agreement pursuant to this prospectus.

This prospectus describes the general manner in which the Shares may be offered and sold by the Investor. If necessary, the specific manner in which the Shares may be offered and sold will be described in a supplement to this prospectus. Any such prospectus supplement may also add, update or change information in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement carefully before you invest. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

Given the relative lack of liquidity in our stock, sales of our Common Shares under the registration statement of which this prospectus is a part could result in a significant decline in the market price of our securities. Our Common Shares are listed on the Nasdaq under the symbol “SYTA.” On October 28, 2024, the last reported sale price of our Ordinary Shares on Nasdaq was $1.30 per share. In addition to our Common Shares, we also have our warrants that were issued in connection with our initial public offering (“Prior Warrants”) and are listed on the Nasdaq Capital Market under the symbol “SYTAW”.

Investing in our Securities involves a high degree of risk. See the “Risk Factors” section beginning on page 26 of this prospectus.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the federal securities laws and as such, may elect to comply with reduced public company reporting requirements. See “Prospectus Summary - Implications of Our Being an Emerging Growth Company” and “Prospectus Summary - Foreign Private Issuer Status”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2024

i

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Investor may offer, from time to time, up to 5,594,616 Shares held by the Investor as described in the cover page of this prospectus. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Investor have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Common Shares offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Documents Incorporated by Reference,”.

If necessary, the specific manner in which the Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date, for example, a document incorporated by reference in this prospectus or any prospectus supplement, the statement in that document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Common Shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside the United States: Unless otherwise indicated, information in this prospectus concerning economic conditions, our industries and our markets is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. This information involves a number of assumptions, estimates and limitations. The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf nor have we taken any steps to independently verify such information. The industries in which we operate are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

On September 24, 2020, we effected a reverse share split of our issued and outstanding Common Shares on the basis of one (1) Common Share for one hundred and forty-five (145) Common Shares, or the Reverse Split. Unless otherwise indicated, the share and per share information in this Annual Report, reflects the Reverse Split. (“2020 Reverse Split”). On August 9, 2023, we effected a reverse share split of our issued and outstanding Common Shares on the basis of one (1) Common Share for one hundred (100) Common Shares, or the Reverse Split. Unless otherwise indicated, the share and per share information in this Annual Report, reflects the Reverse Split. (“August 2023 Reverse-Split”). On December 4, 2023, we effected a reverse share split of our issued and outstanding Common Shares on the basis of one (1) Common Share for seven (7) Common Shares, or the Reverse Split. Unless otherwise indicated, the share and per share information in this Annual Report, reflects the Reverse Split (“December 2023 Reverse Split”).

On August 2, 2024, we effected a reverse share split of our issued and outstanding Common Shares on the basis of one (1) Common Share for eighteen (18) Common Shares, or the Reverse Split. Unless otherwise indicated, the share and per share information in this Annual Report, reflects the Reverse Split (“August 2024 Reverse Split”). Unless indicated or the context otherwise requires, all per share amounts and numbers of Common Shares in this prospectus supplement have been retrospectively adjusted for these reverse share splits.

References to “U.S. dollars” and “US$” are to currency of the United States of America, references to “CAD$” are to the currency of Canada, also known as the Canadian dollar and references to “NIS” are to the New Israeli Shekel, the currency of Israel. All financial information presented in this Annual Report is in U.S. dollars unless otherwise expressly stated.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our businesses. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Shares. You should carefully read this entire prospectus and the documents and reports incorporated by reference into this prospectus before making an investment decision, including the information presented under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus and the historical financial statements and the notes thereto incorporated by reference into this prospectus. You should pay special attention to the information contained under the caption titled “Risk Factors” in this prospectus, in our most recent Annual Report on Form 20-F, in any subsequent Reports of Foreign Private Issuer on Form 6-K and in other reports we file with or furnished to the Securities and Exchange Commission, or the SEC, from time to time with which are incorporated by reference into this prospectus, before deciding to buy our Securities.

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented on a retroactive basis to reflect a reverse share split of our outstanding Common Shares at a ratio of 1 for 100, which was implemented on August 9, 2023, a reverse share split of our outstanding Common Shares at a ratio of 1 for 7, which was implemented on December 4, 2023, and a reverse share split of our outstanding Common Shares at a ratio of 1 for 18, which was implemented on August 2, 2024.

Our Company

Overview

Siyata Mobile Inc. is a B2B global developer and vendor of next-generation Push-To-Talk over Cellular handsets and accessories. Its portfolio of rugged PTT handsets and accessories enables first responders and enterprise workers to instantly communicate over a nationwide cellular network of choice, to increase situational awareness and save lives. Police, fire, and ambulance organizations as well as schools, utilities, security companies, hospitals, waste management companies, resorts and many other organizations use Siyata PTT handsets and accessories today.

In support of our Push-to-Talk handsets and accessories, Siyata also offers enterprise-grade In-Vehicle solutions and Cellular Booster systems enabling our customers to communicate effectively when they are in their vehicles, and even in areas where the cellular signal is weak.

Siyata sells its portfolio through leading U.S. cellular carriers, and through international cellular carriers and distributors in Canada, Europe, Australia and the Middle East.

Products

The Company develops, markets and sells a portfolio of rugged handheld Push-to-Talk over Cellular (“PoC”) smartphone devices. These rugged business-to-business (“B2B”) environments are focused on enterprise customers, first responders, construction workers, security guards, government agencies, utilities, transportation and waste management, amusement parks, and mobile workers in multiple industries.

In 2022, Siyata unveiled its next generation rugged device, the SD7. The SD7 is Siyata’s first mission critical push-to-talk device (“MCPTT”) and is also the first rugged handset that Siyata announced in North America in the fourth quarter of 2021, and is now shipping in North America, Europe, Middle East and Australia. The wireless carriers who have certified and are selling SD7 Handset include AT&T, FirstNet, Verizon, T-Mobile, USCellular, Bell Mobility, Telstra, and KPN. The SD7 Rugged PTT Handset is targeting first responders and enterprise customers who have previously used traditional legacy two-way Land Mobile Radios (“LMR”) but who would prefer a solution that provides wide-area coverage like a cellular device, and also one that provides the same core functionality of Push-to-Talk that they used with their previous older technology.

SD7+ Handset

Siyata has also announced the SD7+ with Body Camera, which is similar to the SD7 Handset, but it incorporates body camera functionality. The SD7+ can replace both an LMR two-way radio and a dedicated body camera device for police, security, or any customer who requires PTT and body camera functionality. The SD7+ is expected to begin shipping in the coming months.

Siyata also offers purpose built in-vehicle communication devices. In 2022, Siyata launched the VK7, a first-of-its-kind, patent-pending vehicle kit with an integrated 10-watt speaker, a simple slide-in connection sleeve for the SD7 Handset, and an external antenna connection for connecting an antenna to allow for an in-vehicle experience for the user that is similar to that from a traditional land mobile radio (“LMR”) device. The VK7 has been uniquely designed to be used with the SD7 Handset, while connecting directly into the vehicle’s power and can also connect to our cellular amplifier for better cellular connectivity. The pending patent for the VK7 Vehicle Kit provides temperature control by heating the VK7 in cold environments, and cooling the VK7 in hot environments. The VK7 can also be equipped with an external remote speaker microphone (“RSM”) to ensure compliance with hands-free communication legislation.

VK7 Vehicle Kit

Prior to the third quarter of 2023, we launched commercially a new In-Vehicle solution called Siyata Real Time View, which is a mobile DVR (Digital Video Recording) solution for monitoring first responder vehicles. As the name suggests, video streaming from forward-facing, rear-facing, side-facing, and in-cab cameras are all possible with Siyata Real Team View. We announced our first sale in June 2023 and in the third quarter of 2023 we began installing the solution into ambulances and first responder vehicles of a large first responder organization. This solution has proven to be a key tool for this organization to monitor its fleet of vehicles.

The aforementioned portfolio of solutions offers the benefits of PoC without any of the difficulties managing the current generation of rugged smart/feature phones and is ideally suited as a perfect upgrade from Land Mobile Radios (“LMR”). Used for generations, LMR has a significant number of limitations, including network incompatibility, limited coverage areas, and restricted functionality that leave a huge need for a unified network and platform. Siyata’s innovative PoC product lines are helping to service the generational shift from LMR to PoC. According to VDC Research, the LMR market is growing at a 5.9% compound annual growth rate, while the PoC market is growing at 13.6% CAGR to a projected $7 Billion by the year 2027.

UV350 In-Vehicle Device

Siyata’s customer base includes cellular network operators and their dealers, as well as commercial vehicle technology distributors for fleets of all sizes in the U.S., Canada, Europe, Australia, Middle East and other international markets.

Cellular boosters are also offered by Siyata with approximately 30 million of these devices sold globally every year. Siyata manufactures and sells Uniden® Cellular boosters and accessories for enterprise, first responder and consumer customers with a focus on the North America markets. Cellular communication provides a robust, secure environment not just for remote workers, in-home and in-vehicles; but also for restaurant patrons who wish to download menus; for patients at pharmacies who need to verify identity and download scripts; for remote workers who require strong clear cellular signals; and for first responders where connectivity literally means the difference between life and death - just to name a few examples. The vehicle vertical in this portfolio complements Siyata’s rugged handsets and in-vehicle devices as these sales can be bundled through the Company’s existing sales channels.

Uniden U70P In-Building Booster	Uniden UM50 In-Vehicle Booster	Uniden UM2M In-Vehicle Booster

We offer a full line of cellular boosters, to boost cellular reception, under the brand name Uniden®. We have entered into a partnership whereby Uniden America Corporation, the North American subsidiary of Japan-based Uniden Corporation, has granted the exclusive license to us to market cellular signal boosters under the Uniden® brand name within the U.S. and Canada, on a rolling three year contract term, with the current extension expiring December 31, 2031 unless sooner terminated pursuant to the terms of this Agreement. As a world-wide leader in wireless communications, Uniden America Corporation manufactures and markets wireless consumer electronic products. Based in Fort Worth, Texas, Uniden sells its products through dealers and distributors throughout North, Central and South America. Uniden Cellular booster kits solve issues of poor reception, dropped calls, lost data and transmission quality issues that users routinely experience on every cellular network. These easy-to-install cellular booster kits are designed for homes, cabins, offices, and buildings to improve the cellular signal reception indoors, allowing people to use their cellular phones indoors where they previously could not do so. We also offer models designed for vehicles, both wired and wireless boosters, to improve the cellular reception inside a vehicle that is driving in a weak cellular signal area. Uniden cellular signal boosters offer kits designed to offer cellphone coverage for difference distances, including kits for a small area of 1 or 2 rooms, and more expansive solutions that will cover over 100,000 sq. ft. Our cellular signal boosters are carrier agnostic to ensure the best signal integrity, supporting 2G, 3G, 4G and soon 5G (in development) technologies on all carriers operating in North America.

Customers and Channels

In 2022, Siyata secured North American wireless carrier approvals of the SD7 Handset for use on their networks from AT&T, FirstNet, Verizon, and Bell Mobility. During 2023, Siyata added T-Mobile and USCellular to its list of North American wireless carriers who approved SD7 for use on their networks. Internationally, Telstra from Australia and KPN from the Netherlands also approved SD7 for use on their network during 2023. These wireless carriers also sell the innovative VK7 Vehicle Kit that works with the SD7 Handset. These are major milestones for the Company following Siyata’s years of experience perfecting in-vehicle cellular based technology, vehicle installations, software integration with various Push-to-Talk (“PTT”) solutions and intensive carrier certifications.

Siyata’s customer base includes cellular network operators and their dealers, as well as commercial vehicle technology distributors for fleets of all sizes in the U.S., Canada, Europe, Australia, the Middle East and other international markets.

Our rugged handsets are targeted to approximately 47 million enterprise task and public sector workers across North America including construction, transport& logistics, manufacturing, energy & utility, public safety and federal government. The North American Tier 1 cellular carriers that Siyata is working with have large scale distribution and sales channels. With an estimated 25 million commercial vehicles including 7.0 million first responder vehicles, the Company sees the North American market as its largest opportunity with a total addressable market over $19 billion. These Tier 1 cellular carriers have a keen interest in selling the VK7 Vehicle Kit with the SD7 Handset and the UV350 In-Vehicle Device as they allow for new SIM card activations and increased ARPU from existing customers with corporate and first responder fleets while targeting new customers with a unique, dedicated PTT solution.

Our Pricing

Siyata sells its products to wireless carriers and distributors who then resell the products to their customers. For wireless carriers, they are free to price the Siyata device how they choose. In most cases for significant sales opportunities the carriers are willing to subsidize the cost of the device, or bundle the device price with the SIM card and PTT service in order to secure the new activations with the associated monthly Average Revenue Per User, or ARPU.

Even our unsubsidized full Manufacturers Suggested Retail Prices (MSRP’s) are competitive compared to other LMR hardware solutions, but when our device price is subsidized or bundled, the capital and operational expense benefits to customers compared to other solutions are even greater.

Competition

Rugged Handsets Category

Our direct competitors include Sonim Technologies, Kyocera, and one ruggedized model from Samsung. These competitors also target sales of Push-to-Talk over Cellular (PoC) solutions through wireless carriers in North America and internationally. None of these competitors offer a unique solution like our SD7 Handset which focuses on a simple upgrade from two-way radios, nor do they offer an equivalent to our VK7 Vehicle Kit. These direct competitors focus on more expensive ruggedized Smartphones.

Indirectly, we compete with low-cost Push-to-Talk over Cellular devices designed and developed by various Chinese companies including Telo, Inrico, and others. These products are not approved for sale by North America wireless carriers due to lower overall device specifications which do not meet requirements of North American wireless carriers. These devices are mostly sold in international markets to highly price sensitive customers.

Indirectly, we also compete with traditional two-way LMR radios, also known as “portables” that are carried or worn on a belt and used for PTT communications. These are sold by a small number of large LMR vendors who sell directly to large first responder organizations and to large enterprise customers. They also sell through dealers and distributors to small and medium-sized commercial customers. These products are generally not sold through wireless carriers in North America or internationally. The government and enterprise customers that they target are now often considering the alternative of Push-to-Talk over Cellular since customers do not need to purchase repeaters and towers nor any government licensing for the frequencies that they use. Also, Push-to-Talk over Cellular provides much wider-area coverage, and these PoC solutions tend to be less expensive than traditional LMR radios both to purchase the PoC hardware such as the Siyata SD7 Handset, as well as to subscribe to monthly PoC service from a wireless carrier.

In-Vehicle Category

None of our competitors offer a vehicle kit like the Siyata VK7 Vehicle Kit which transforms the SD7 Handset into a robust In-Vehicle solution with loud audio, and simple PTT communication while in their vehicle. Also, we do not believe that we have any direct competitors within the in-vehicle market category in North America that provide a dedicated cellular based device for commercial and first responder vehicles, and we believe that no other company offers an In-Vehicle IoT device that is approved for sale in North America by wireless carriers.

We have several indirect competitors. Firstly, customers could choose a handheld phone along with a professionally installed third party car kit. There are car kit providers who attempt to make their car kits compatible with popular handheld phone models. By comparison, our In-Vehicle solutions offer enhanced audio quality, safety, and reception. Our In-Vehicle solutions are always active and can be used in temperature extremes. Furthermore, our In-Vehicle solutions are a complete solution from one supplier, as opposed to buying separately from two different companies and assembling a phone and a car kit that offers no proven compatibility.

Our second group of indirect competitors are rugged tablets that can be placed in a mount. Our In-Vehicle solutions offer better audio quality, better safety, better cellular reception, which are always on and ready to be used. Also, compared to a tablet, the UV350 can also make cellular calls including emergency 911 calls whereas the tablet cannot as it is a data only device.

Our third group of indirect competitors are In-Vehicle Two-way LMR Radios also knows as “mobiles”. Not only can the UV350 make phone calls which the LMR radio cannot, but our In-Vehicle solutions offer much better coverage due to using the cellular network as opposed to a limited two-way radio network. And the UV350 can support downloadable Android apps and can serve as a modem for IoT devices and as a Wi-Fi hotspot for further connectivity options and more.

Our fourth group of indirect competition is a leading global LMR vendor who offers an In-Vehicle device which is a Push to Talk over Cellular device, compatible only with its own OEM’s PTT application, and as it is not a smartphone based device so it does not offer any downloadable apps (fleet management, GPS tracking, live video feed, etc.) nor the ability to make a phone call over the wireless network. This LMR vendor sells the In-Vehicle device directly to customers and through its dealer channel, but not through wireless carriers.

Cellular Boosters Category

Within the Cellular Booster category, we have several direct competitors, including Wilson Electronics, LLC, Nextivity Inc., and SureCall Company.

Intellectual Property

We own two patents that we acquired from ClearRF, as discussed below, and we have entered into several licensing agreements for the use of a trademark and certain patents.

Uniden America Corporation

In December 2012, Signifi Mobile, the Company’s wholly owned subsidiary entered into a license agreement with Uniden America Corporation, as amended (the “Uniden Agreement”). The Uniden Agreement provides for the Company to use the trademark “Uniden®”, along with associated designs and trade dress to distribute, market and sell its In-Vehicle device, cellular signal booster and accessories during its term in North America. The agreement includes renewal options up to December 31, 2031 and is subject to certain minimum royalties. The Company and Uniden have mutually agreed to terminate this licensing agreement effective as of December 31, 2024.

Wilson Electronics LLC

Effective January 1, 2018, Signifi Mobile Inc., the Company’s wholly owned subsidiary, entered into an agreement with Wilson Electronics, LLC to permit the Company to utilize several of Wilson Electronics’ patents related to cellphone boosters (the “Wilson Agreement”). The Wilson Agreement grants the Company an indefinite right to utilize its cellphone booster-related patents in exchange for paying Wilson Electronics, LLC a royalty fee for boosters sold by the Company. The Wilson Agreement remains in force until the Wilson patents on the Booster products expire.

Via Licensing Corporation

Effective June 8, 2018, the Company entered into two separate licensing agreements with Via Licensing Corporation to utilize worldwide patents related to the coding and decoding of “android” software as well as access and download within the “LTE/ 4G” network. This patent is for an initial period of 5 years and can be extended for a further 5-year term. The Company has the right at any time during the term on any extension hereof, to terminate these agreements upon providing 60 days advanced notice of termination. The quarterly royalty fees are based solely on product sales and is a percentage formula based upon the number of units sold, the country manufactured and the country location of the end customer. There are no minimum royalty fees payable according to the agreement.

eWave Mobile Ltd.

Effective October 1, 2017, we entered into an Asset Purchase Agreement with eWave Mobile Ltd., or eWave, for the purchase of certain distribution rights and contracts in connection with the right to sell and distribute in Israel certain cellular devices for the push to talk market, or the eWave Supplies, in exchange for $700,000 in cash and issued shares of common stock of the Company equal to $700,000. Additionally, we shall pay eWave 50% of up to $1,500,000 in net profit that we earn from sales related to the eWave Suppliers, and 25% thereafter of the net profit exceeding $1,500,000.

Clear RF, LLC

On March 31, 2021, the Company’s indirectly and wholly owned subsidiary ClearRF Nevada Inc. acquired all of the issued and outstanding interests of Clear RF, LLC, or ClearRF, a Washington State limited liability company, for a total purchase price of US$700,000 in a combination of cash and Common Shares. ClearRF produces M2M (machine-to-machine) cellular amplifiers for commercial and industrial M2M applications and offers patented direct connect cellular amplifiers and patented auto gain & oscillation control designed for M2M and “internet-of-things.” Or IoT, applications. Two patents (described below) held by ClearRF were subsequently transferred and assigned to ClearRF Nevada following the closing of this acquisition.

i.	RF Passive Bypass technology enables tethered devices to communicate through the amplifier network, even if the amplifier loses power, or when the signal is not required, a key differentiator amongst competitors, in particular for mission-critical applications and first responder vehicles that require constant clear cellular coverage and connectivity.

ii.	Auto Gain & Oscillation Control detects the level of incoming signal strength and self-adjusts output power to ensure maximum signal strength. This feature is vital for telematics (mobile) M2M applications because the amplifier will be in constant motion and will require periodic self-adjustment based on changing incoming signal environment.

Seasonality

We do not experience any effects of seasonality it our business. Our products are designed to function at full capacity under all weather conditions and therefore, we do not experience any shifts in our sales patterns.

Recent Developments

Recent Offerings.

On January 29, 2024, the Company entered into a securities purchase agreement with an institutional investor (the “Investor”), pursuant to which the Company issued to the Investor an unsecured promissory note in the principal amount of $230,750 (the “Note”), with a stated maturity date of November 15, 2024. The gross proceeds to the Company from the exercise totaled approximately $195,000, prior to deducting Investor’s legal and diligence expenses and agent fees/expenses. The Note’s interest and outstanding principal shall be paid in ten payments, each in the amount of $25,844.00 (a total payback to Investor of $258,440.00). The first payment was due February 15, 2024, with nine subsequent payments due each month thereafter. In the event the Company fails to pay any amount when due under the Note, the interest rate will increase to 22%. Upon the occurrence and during the continuation of any event of default under the Note (“Event of Default”), the Note will become immediately due and payable and the Company is required to pay to the Investor an amount equal to 150% times the sum of (a) the then outstanding principal amount of the Note, plus (b) any accrued and unpaid interest on the unpaid principal amount of this Note, plus (c) default interest, if any, plus (d) any other amounts owed to the Investor pursuant to the Note. Following any Event of Default, the Investor may convert any amount due under the Note into shares of the Company’s common shares (the “Conversion Shares”) at a conversion price equal to 75% multiplied by the lowest trading price for the Company’s common shares during the ten trading days prior to the conversion date (representing a discount rate of 25% to market); provided, however, that Investor may not convert any portion of the Note that would cause it, together with its affiliates, to beneficially own in excess of 4.99% of the Company’s common shares. The conversion price and number of shares of the Company’s common shares issuable upon conversion of the Note (if at all) will be subject to adjustment from time to time in the event of any combinations, recapitalization, reclassifications, or similar event.

On April 9, 2024, the Company entered into a Securities Purchase Agreement (the “April Purchase Agreement”) with an institutional investor (the “Purchaser”), pursuant to which the Company sold, in a private placement, (i) 290 shares of the Company’s Class C Preferred Shares (the “Class C Preferred Shares”), stated value $1,000 per share (the “Stated Value”), at a price of $1,000 per share, convertible into shares (the “Conversion Shares”) of the Company’s common shares, no par value per share and (ii) a warrant (the “Warrant”) to purchase up to 6,556 shares of common shares. As additional consideration for entering into the April Purchase Agreement, the Company issued to the Purchaser an additional 1,556 shares of common shares to be delivered to the Purchaser at the closing (the “Commitment Shares”, together with the Class C Preferred Shares and the Warrant, the “Securities”). The offering resulted in gross proceeds to the company of $250,000. The Warrant is immediately exercisable subject to certain beneficial ownership limitations, has an exercise price of $57.24 per share, and will expire on the fifth anniversary of its issue date.

Each share of Class C Preferred Share shall be convertible, at any time and from time to time, at the option of the holder, into that number of shares of Common Share, subject to certain beneficial ownership limitations, determined by dividing the Stated Value of such share of Class C Preferred Share by the Conversion Price. The “Conversion Price” for the Class C Preferred Shares shall be the lower of (i) $57.24, or (ii) 85% of the lesser of (a) the average of the closing price for the Common Share during the ten (10) trading day period immediately prior to the closing of the April Purchase Agreement, and (b) the average closing price for the Common Share on the ten (10) trading days immediately prior to the conversion price, subject to adjustment as provided in the Notice Of Second Alteration Of Articles of the Company (the “Notice of Alteration”). Following the occurrence of a Triggering Event (as defined in the Notice of Alteration), the conversion price shall be the lowest of (i) Eighteen Dollars ($18.00), (ii) the then applicable conversion price; or (iii) twenty-five percent (25%) of the lowest traded price for the Common Shares during the fifteen (15) Trading Days preceding the relevant conversion.

On April 17, 2024, the Company entered into a Securities Purchase Agreement (the “Second April Purchase Agreement”) with another institutional investor (the “Purchaser”), pursuant to which the Company sold, in a private placement 290 shares of the Company’s Class C Preferred Shares, stated value $1,000 per share (the “Stated Value”), at a price of $1,000 per share, convertible into shares (the “Conversion Shares”) of the Company’s common shares, no par value per share. As additional consideration for entering into the Second April Purchase Agreement, the Company issued to the Purchaser an additional 1,556 shares of common shares to be delivered to the Purchaser at the closing. The offering resulted in gross proceeds to the company of $250,000. The terms of the Class C Preferred Shares is similar to the earlier April Purchase Agreement. The Purchaser redeemed for cash 97 Class C Preferred Shares of the Company, in furtherance to the completion of the below detailed May 2024 Offering.

On May 7, 2024, we announced that we had entered into a Securities Purchase Agreement with certain investors named therein, pursuant to which we agreed to issue and sell, in a registered direct offering (the “May 2024 Offering”) 3,889 of our Common Shares, at a purchase price of $23.40 per Common Share, along with 167,051 pre-funded warrants (“Pre-Funded Warrants”) to purchase Common Shares, at a purchase price of $23.22 per Pre-Funded Warrant, exercisable at an exercise price of $0.18 per share. The Purchase Agreement contained customary representations and warranties and agreements of the Company and the purchasers and customary indemnification rights and obligations of the parties. The closing of the May 2024 Offering occurred on May 10, 2024. The May 2024 Offering resulted in gross proceeds to us of approx. $3.9 million before deducting the fees payable to Spartan Capital Securities, LLC, as sole placement agent for the May 2024 Offering, and certain related May 2024 Offering expenses. The Common Shares and the Pre-Funded Warrants were offered pursuant to our registration statement on Form F-1 (File No. 333-278697), which was filed with the SEC on April 15, 2024 and was declared effective on May 7, 2024.

On June 5, 2024, the Company entered into a Securities Purchase Agreement (the “June Purchase Agreement”) with an institutional investor, pursuant to which the Company sold, in the private placement, (i) 118 shares of the Company’s Class C Preferred Shares, stated value $1,000 per share, at a price of $1,000 per share, convertible into shares of the Company’s common shares, no par value per share (“Class C Preferred Shares”), (ii) a warrant to purchase up to 18,667 shares of common shares (“June Warrant”), and (iii) an amended and restated warrant to purchase up to 18,667 shares of common shares of the Company, replacing in their entirety the prior issued Warrant(s) from the April Purchase Agreement (“June A&R Warrant”, and together with “June Warrant 1”, hereinafter referred to as the “Warrants”). As additional consideration for entering into the June Purchase Agreement, the Company issued to the institutional investor an additional 8,444 shares of common shares to be delivered to the institutional investor at the closing (the “Commitment Shares,” and together with the Class C Preferred Shares and the Warrants, the “Securities”). The offering resulted in gross proceeds to the company of $105,000. The Warrants are immediately exercisable subject to certain beneficial ownership limitations, have an exercise price of $57.24 per share, and will expire on the fifth anniversary of their respective issue date(s).

Additionally, on June 5, 2024, the Company entered into a Securities Purchase Agreement (the “Second June Purchase Agreement”) with another institutional investor, pursuant to which the Company sold, in the private placement 256 shares of the Company’s Class C Preferred Shares, stated value $1,000 per share, at a price of $1,000 per share, convertible into shares of the Company’s common shares, no par value per share. As additional consideration for entering into the Second June Purchase Agreement, the Company issued to the investor an additional 1,556 shares of common shares to be delivered to the investor at the closing. The offering resulted in gross proceeds to the company of $220,000.

On June 27, 2024, we announced that we had entered into a Securities Purchase Agreement with certain investors named therein, pursuant to which we agreed to issue and sell, in a registered direct offering (the “June 2024 Offering”) 24,111 of our Common Shares, at a purchase price of $10.44 per Common Share, along with 560,261 pre-funded warrants (“Pre-Funded Warrants”) to purchase Common Shares, at a purchase price of $10.26 per Pre-Funded Warrant, exercisable at an exercise price of $0.18 per share. The Purchase Agreement contained customary representations and warranties and agreements of the Company and the purchasers and customary indemnification rights and obligations of the parties. The closing of the June 2024 Offering occurred on June 28, 2024. The June 2024 Offering resulted in gross proceeds to us of approx. $5.9 million before deducting the fees payable to Dominari Securities LLC, as sole placement agent for the June 2024 Offering, and certain related June 2024 Offering expenses. The Common Shares and the Pre-Funded Warrants were offered pursuant to our effective registration statement on Form F-1 (File No. 333-280002), which was filed with the SEC on June 6, 2024 and was declared effective on June 26, 2024.

On July 18, 2024, the Company entered into an Exchange Agreement with an institutional investor, pursuant to which the Company exchanged 37,333 share purchase warrants with an exercise price of $57.24 and received 293 Class “C” preferred shares of the Company, which have a stated value $1,000 per share (the “Stated Value”), at a price of $1,000 per share, convertible into shares (the “Conversion Shares”) of the Company’s common shares, no par value per share.

On August 13, 2024, we entered into a Securities Purchase Agreement with certain investors named therein, pursuant to which we agreed to issue and sell, in a registered direct offering (the “August 2024 Offering”) 80,000 shares of our Common Shares, at a purchase price of $1.70 per Common Share, along with 2,272,940 pre-funded warrants (“Pre-Funded Warrants”) to purchase Common Shares, at a purchase price of $1.69 per Pre-Funded Warrant, exercisable at an exercise price of $0.01 per share. The Purchase Agreement contained customary representations and warranties and agreements of the Company and the purchasers and customary indemnification rights and obligations of the parties. The closing of the August 2024 Offering occurred on August 15, 2024. The August 2024 Offering resulted in gross proceeds to us of $3,841,269 before deducting the fees payable to Spartan Capital Securities LLC, as sole placement agent for the August 2024 Offering, and certain related August 2024 Offering expenses. The Common Shares and the Pre-Funded Warrants were offered pursuant to our effective registration statement on Form F-1 (File No. 333-281218), which was initially filed with the SEC on August 2, 2024, and was declared effective on August 13, 2024.

On August 30, 2024, the Company entered into a securities purchase agreement with an institutional investor (the “Investor”), pursuant to which the Company issued to the Investor an unsecured promissory note in the principal amount of $236,900 (the “Note”), with a stated maturity date of June 30, 2025. The gross proceeds to the Company were approximately $206,000, prior to deducting Investor’s legal and diligence expenses and agent fees/expenses. Interest on and outstanding principal of the Note are payable in five payments, each in the amount per the payment schedule provided therein. The first payment will be due February 28, 2025, with four subsequent payments due each month thereafter. In the event the Company fails to pay any amount when due under the Note, the interest rate will increase to 22%. Upon the occurrence and during the continuation of any event of default under the Note (“Event of Default”), the Note will become immediately due and payable and the Company is required to pay to the Investor an amount equal to 150% times the sum of (a) the then outstanding principal amount of the Note, (b) any accrued and unpaid interest on the unpaid principal amount of this Note, (c) default interest, if any, and (d) any other amounts owed to the Investor pursuant to the Note. Following any Event of Default, the Investor may convert any amount due under the Note into shares of the Company’s common shares (the “Conversion Shares”) at a conversion price equal to 75% multiplied by the lowest trading price for the Company’s common shares during the ten trading days prior to the conversion date (representing a discount rate of 25% to market); provided, however, that Investor may not convert any portion of the Note that would cause it, together with its affiliates, to beneficially own in excess of 4.99% of the Company’s common shares. The conversion price and number of shares of the Company’s common shares issuable upon conversion of the Note (if at all) will be subject to adjustment from time to time in the event of any combinations, recapitalization, reclassifications, or similar event.

On October 31, 2024, the Company entered into a Securities Purchase Agreement (the “October Purchase Agreement”) with an institutional investor (the “Purchaser”), pursuant to which the Company sold, in a private placement 420 shares of the Company’s Class C Preferred Shares, stated value $1,000 per share (the “Stated Value”), at a price of $1,000 per share, convertible into shares (the “Conversion Shares”) of the Company’s common shares, no par value per share. As additional consideration for entering into the October Purchase Agreement, the Company issued to the Purchaser an additional 80,000 shares of common shares to be delivered to the Purchaser at the closing. The offering resulted in gross proceeds to the company of $360,000. The terms of the Class C Preferred Shares is similar to the earlier April Purchase Agreement.

The Equity Line of Credit

On October 21, 2024, we entered into an Equity Purchase Agreement (the “ELOC Purchase Agreement” or “ELOC”) with Hudson Global Ventures, LLC (the “Investor”), pursuant to which the Company will have the right, but not the obligation to sell to the Investor, and the Investor will have the obligation to purchase from the Company up to US$7,000,000 worth of the Company’s common shares, no par value per share (the “ELOC Shares”) at the Company’s sole discretion over the next 24 months, subject to certain conditions precedent and other limitations, and issue 210 shares of Class C preferred stock of the Company as a commitment fee under the ELOC Purchase Agreement to the Investor (collectively as the “Commitment Shares”, and together with the ELOC Shares hereinafter referred to as the “Shares”) at purchase price to be determined as per the terms and conditions of the ELOC Purchase Agreement. We additionally entered into an amendment to the original ELOC Purchase Agreement on October 28, 2024, amending the earlier stated Commitment Shares (i.e., the Class C preferred stock of the Company) to 210 shares of Class C Preferred Stock of the Company.

The Company shall have the right, but not the obligation, to direct the Investor, by its delivery to the Investor of a put notice from time to time, to purchase the ELOC Shares (i) in a minimum amount not less than $25,000.00 and (ii) in a maximum amount up to the lesser of (a) $2,000,000 or (b) 200% of the average trading volume of the Company’s common shares on the Nasdaq during the five (5) Trading Days immediately preceding the respective put notice date multiplied by the lowest daily volume weighted average price of the Company’s common shares on the Nadaq during the five (5) trading days immediately preceding the respective put notice date. The Company’s right to issue a put notice for the ELOC Shares is subject to general terms and conditions as stipulated under the ELOC, including there being an effective registration statement covering the ELOC Shares.

Pursuant to the ELOC, we may issue and sell up to $7 million of Common Shares to the Investor. The price at which we may issue and sell shares will be 87.5% of the lowest daily volume weighted average price of the Company’s Common Shares on the NASDAQ during the five (5) trading days immediately preceding the respective put notice date, in each case as reported by Quotestream or other reputable source designated by the Selling Shareholder (the “Market Price”). The lowest traded price of the common shares in the ten (10) Trading Days immediately preceding the respective Put Date must exceed $0.15 per share. This Agreement may not be assigned by either Party.

The obligation of the Investor to purchase shares of our common shares under the ELOC begins on the date of the ELOC Purchase Agreement, subject to the satisfaction of the conditions set forth in the ELOC Purchase Agreement (including that a registration statement that we agreed to file with the SEC pursuant to the registration rights agreement remains effective), and ends on the earlier of (i) the date on which the Investor shall have purchased common shares pursuant to the ELOC Purchase Agreement equal to the Maximum Commitment Amount, (ii) twenty-four (24) months after the date of the ELOC Purchase Agreement (the “Commencement Date”), (iii) written notice of termination by us, or (iv) the registration statement is no longer effective after the initial effective date of the registration statement, or (v) our bankruptcy or similar event (the “Commitment Period”). We will control the timing and amount of any sales of our common shares to the Investor.

During the Commitment Period, the purchase price to be paid by the Investor for the common shares under the ELOC Purchase Agreement will be 87.5% of the Market Price, which is defined as the lesser of the (i) closing bid price of the common shares on its principal market on the trading day immediately preceding the respective Put Date (as defined in the ELOC Purchase Agreement), or (ii) lowest closing bid price of the common share during the Valuation Period (as defined in the ELOC Purchase Agreement), in each case as reported by Quotestream or other reputable source designated by the Investor. The actual amount of proceeds we receive pursuant to each Put Notice is to be determined by multiplying the amount requested in the Put Notice by the applicable purchase price.

The net proceeds from sales, if any, under the ELOC Purchase Agreement, will depend on the frequency and prices at which we sell shares to the Investor. To the extent we sell shares under the ELOC Purchase Agreement, we currently plan to use any proceeds therefrom for working capital and other general corporate purposes.

In relation to the Shares, the Company has entered into a registration rights agreement, dated October 21, 2024 (the “Registration Rights Agreement”) with the Investor, pursuant to which the Company agreed to submit to the U.S. Securities and Futures Commission (the “SEC”) an initial registration statement on Form F-1 (the registration statement, as amended, the “Registration Statement”) within forty-five (45) days from the date of the ELOC Purchase Agreement, covering the resale of the common shares issuable upon conversion of the Commitment Shares and the ELOC, which may have been, or which may from time to time be, issued under the ELOC Purchase Agreement for public resale, and to use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC.

The ELOC Purchase Agreement and the Registration Rights Agreement contain customary registration rights, representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in the ELOC Purchase Agreement were made only for purposes of the ELOC Purchase Agreement and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain important limitations.

Exchange Cap

Under the applicable rules of the Nasdaq Stock Market, LLC and in accordance with the terms of the ELOC Purchase Agreement, the number of shares of the our common shares that may be issued upon conversion of the Commitment Shares and any shares issuable under and in respect of the ELOC Purchase Agreement, is subject to an exchange cap of 19.99% of the outstanding number of shares of our Common Stock on the closing date (November 7, 2024) or 5,594,616 shares, unless shareholder approval to exceed the Exchange Cap is approved. We may hold a special meeting of shareholders for the purpose of obtaining shareholder approval of share issuances in excess of the Exchange Cap, but until such approval is obtained, the number of shares of common shares issued in the aggregate, pursuant to the ELOC Purchase Agreement shall be limited to the Exchange Cap.

In all instances, we may not sell shares of our common shares to the Investor under the ELOC Purchase Agreement if it would result in them beneficially owning more than 4.99% of the common shares, unless the holder delivers to us written notice.

Issuances of our common shares to the Investor under the ELOC Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholder s will be diluted as a result of any such issuance. Although the number of shares of our common shares that our existing shareholders own will not decrease, the shares of our common shares owned by our existing shareholders will represent a smaller percentage of our total outstanding shares of our common shares after any such issuance of shares of our common shares to the Investor under the ELOC Purchase Agreement. There are substantial risks to our shareholders as a result of the sale and issuance of common shares to the Investors under the ELOC Purchase Agreement. See “Risk Factors.”

Effect of Performance of the Equity Purchase Agreement on Our Shareholders

All 5,594,616 shares registered in this offering which have been or may be issued or sold by us to the Investor are expected to be freely tradable. It is anticipated that shares registered in this offering that are to be issued pursuant to the ELOC Purchase Agreement will be sold over a period of up to 24-months commencing on the Commencement Date. The sale by the Investor of a significant amount of shares registered in this offering at any given time could cause the market price of our common shares to decline and to be highly volatile. Sales of our common shares to the Investor, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Investor all, some or none of the shares of our common shares that may be available for us to sell pursuant to the ELOC Purchase Agreement. If and when we do sell shares to the Investor, after the Investor has acquired the shares, the Investor may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to the Investor by us under the ELOC Purchase Agreement may result in substantial dilution to the interests of other holders of our common shares. In addition, if we sell a substantial number of shares to the Investor under the ELOC Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Investor may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any sales of our shares to the Investor and the ELOC Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the ELOC Purchase Agreement, we have the right, but not the obligation, to direct the Investor to purchase up to $7,000,000 of our common shares. Depending on the price per share at which we sell our common share to the Investor pursuant to the ELOC Purchase Agreement, we may need to sell to the Investor under the ELOC Purchase Agreement more shares of our common shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $7,000,000 total commitment available to us under the ELOC Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our commo shares, which could cause additional substantial dilution to our shareholders. The number of shares ultimately offered for resale by the Investor under this prospectus is dependent upon the number of shares we direct the Investor to purchase under the ELOC Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from the Investor from the sale of 5,384,616 shares of our Common Stock (which excludes 210,000 common shares, issuable upon the conversion of the Commitment Shares) that we are registering hereby that we may issue and sell to the Investor in the future under the ELOC Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares of Common Shares After Giving Effect to the Sales to the Investor (2)	Gross Proceeds from the Future Sale of Shares to the Investor under the ELOC (1)
$1.45		5,384,616	55.7%	$7,807,693
$1.30	(3)	5,384,616	55.7%	$7,000,000
$1.10		5,384,616	55.7%	$5,923,078
$1.00		5,384,616	55.7%	$5,384,616
$0.95		5,384,616	55.7%	$5,115,385
$0.90		5,384,616	55.7%	$4,846,154
$0.85		5,384,616	55.7%	$4,576,924

(1)	Although the ELOC Purchase Agreement provides that we may sell up to $7,000,000 of our common shares to the Investor, we are only registering 5,594,616 shares of our common shares for resale under the registration statement of which this prospectus forms a part, including the 210,000 shares of our common shares issuable upon the conversion of the Commitment Shares. Therefore, only 5,384,616 of such shares represent shares that we may issue and sell to the Investor for cash consideration in purchases under the ELOC Purchase Agreement from time to time, at our sole discretion, during the 24-month period commencing on the Commencement Date, which may or may not cover all the shares of our Common Stock we ultimately sell to the Investor under the ELOC Purchase Agreement, if any, depending on the purchase price per share. We have included in this column only the 5,384,616 shares that we may issue and sell to the Investor for cash consideration in purchases under the ELOC Purchase Agreement that are being registered for resale in the offering made by this prospectus, giving effect to the Exchange Cap but without regard for the Beneficial Ownership Cap.

(2)	The denominator is based on 4,282,359 shares of our common shares outstanding as of November 6, 2024 (which includes the 210,000 shares of our common shares issuable upon the conversion of the Commitment Shares following our execution of the ELOC Purchase Agreement). The numerator is based on the number of shares of our common shares set forth in the adjacent column.

(3)	The closing sale price per share of our common shares on November 6, 2024.

Amendment to The Equity Line of Credit

On November 18, 2024, we entered into an additional amendment to the Equity Purchase Agreement (the “ELOC Amendment”) with the Investor, pursuant to which we amended the ELOC, amending: (i) the definition of ‘Valuation Period’ amending and shortening the earlier five (5) trading day period to three (3) trading day period, immediately following the Clearing Date; (ii) shortening the period between the delivery of the Put Notices by the Company from the earlier five (5) trading days to three (3) trading days, and adding a ‘Cooldown Waiver Trigger’ whereby the said cooling period would be waivable, subject to the trading volume of the Common Shares on any Trading Day during the respective Cooldown Period exceeds 400% of the total Put Shares of the immediately prior Put Notice; and (iii) broadening the period and time by which the Company can deliver the Put Notices to the Investor.

Completed Investment in Canadian Towers & Fiber Optics Inc.

We entered into a Subscription Agreement to acquire a minority investment in Canadian Towers & Fiber Optics Inc. (“Canadian Towers”), a developer of fiber optic systems for the telecommunications sector, for the total amount of $1,000,000 payable in cash on June 28, 2024. Canadian Towers is a company based in Canada that develops, constructs and owns wireless towers in Mexico, owning the largest 5G dark fiber optic network in Central Mexico. We believe that our strategic investment in Canadian Tower will allow us to penetrate the Latin American cellular market to distribute our PTT products.

Additionally, on August 29, 2024, we also entered into and completed our additional round of strategic investment in Canadian Towers. The Company acquired from the Canadian Towers an aggregate of 283,795 common shares, no par value per share (the “Shares”) of the Company, at a purchase price of $1.0571 per Share, for an aggregate purchase price of $300,000 in cash.

Creation of New Class of Preferred Share. Concurrently with the April 9, 2024 offering, on the same date, the Company filed the Notice of Alteration with the State of British Columbia designating 290 shares out of the authorized but unissued shares of its preferred shares as Class C Preferred Shares with a stated value of $1,000 per share. A summary of the principal terms of the Class C Preferred Shares is set forth in the “Description of Securities”.

Going Concern. Our auditor has included a “going concern” explanatory paragraph in its report on our consolidated financial statements for the fiscal year ended December 31, 2023, expressing substantial doubt about our ability to continue as an ongoing business for the next twelve months. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we cannot secure the financing needed to continue as a viable business, our shareholders may lose some or all of their investment in us.

Reverse Share Split. On August 9, 2023, we effected a 1-for-100 reverse share split of our authorized Common Shares, including our issued and outstanding Common Shares, with no change to the par value of our Common Shares. The reverse split resulted in certain adjustments being made to the existing terms of the Prior Warrants. Unless otherwise indicated, all other share and per share data in this prospectus have been adjusted on a retroactive basis, where applicable, to reflect the reverse share split as if it had occurred at the beginning of the earliest period presented. On August 24, 2023, we announced that it had received formal notice from Nasdaq stating that we had regained compliance with the minimum bid price requirement in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Stock Market.

Additionally, on December 4, 2023, we effected a 1-for-7 reverse share split of our authorized Common Share, including our issued and outstanding Common Shares, with no change to the par value of our Common Share

Additionally, on August 2, 2024, we effected a 1-for-18 reverse share split of our authorized Common Share, including our issued and outstanding Common Shares, with no change to the par value of our Common Share The reverse split resulted in certain adjustments being made to the existing terms of the Prior Warrants.

Unless otherwise indicated, all other share and per share data in this prospectus have been adjusted on a retroactive basis, where applicable, to reflect the reverse share split as if it had occurred at the beginning of the earliest period presented.

IR Agency LLC Consulting Agreement: We entered into a consulting agreement (the “IR Agency Consulting Agreement”) with IR Agency, LLC (“IR Agency”), a provider of investor relations-related services on May 10, 2024. Pursuant to the IR Agency Consulting Agreement, we have engaged IR Agency, on a non-exclusive basis, to prepare marketing materials and leverage digital newsletters to build a digital community of potential investors for us.

As consideration for its performance under the IR Agency Consulting Agreement, we paid IR Agency a fee of $1,750,000 in cash. IR Agency is not a registered broker-dealer or investment advisor and will not engage in any activities on behalf of us that would require it to be registered as a broker-dealer or investment advisor.

The IR Agency Consulting Agreement will have a term of six (6) months and may be terminated by written notice, with or without cause, by us at any time.

During the term of the IR Agency Consulting Agreement, IR Agency acknowledges that in order to prepare appropriate advertising in a timely manner it may be made aware of price sensitive or confidential information that has not been publicly disclosed yet. IR Agency confirms that it is fully aware of its obligations in relation to such information and will ensure that the confidentiality of such information is maintained at all times and that it, and its employees and contractors, are all fully aware of and comply with, all appropriate securities laws and regulations in relation to insider trading and related matters.

The IR Agency Consulting Agreement is governed by the laws of the State of New Jersey and came into effect on May 10, 2024.

Addendum to IR Agency LLC Consulting Agreement: In addition to the prior scope of the IR Agency Consulting Agreement, the Company also entered into an Addendum to the IR Agency Consulting Agreement, with IR Agency, for which it paid IR Agency an additional fee of $2,000,000 in cash on June 28, 2024.

Second Addendum to IR Agency LLC Consulting Agreement: In addition to the prior scope of the IR Agency Consulting Agreement and the Addendum thereto, the Company additionally entered into a Second Addendum to the IR Agency Consulting Agreement with IR Agency, for which it paid IR Agency an additional fee of $1,500,000 in cash on August 15, 2024.

War in Israel. On October 7, 2023, Hamas militants and members of other terrorist organizations infiltrated Israel’s southern border from the Gaza Strip and conducted a series of terror attacks on civilian and military targets. The intensity and duration of Israel’s current war against Hamas is difficult to predict, and as are such war’s economic implications on the Company’s business and operations. To the extent that any of these negative developments do occur, they may have an adverse effect on our business, our results of operations and our ability to raise additional funds, if deemed necessary by our management and board of directors.

We are currently assessing the potential impact the Company is likely to undergo due to the current conflict, and are reviewing the situation (as it is developing) on an active basis.

Changes in Board Composition

On May 15, 2024, Mr. Peter Goldstein, a member of the board of directors (the “Board”) of the Company resigned from his position as the Chairman and Director of the Company. The Board further appointed Mr. Gary Herman, a current director of the Company, as Chairman of the Board of the Company, effective immediately.

On August 29, 2024, Mr. Stephen Ospalak notified the Company of his intent to resign as a director, and as the chairperson of the Compensation Committee, and a member of the nominating and corporate governance committee and the audit committee of the Company, effective immediately.

On September 1, 2024, Mr. Campbell Becher was appointed on the Board of the Company as an independent director\, effective immediately. Mr. Becher will act as a member of the nominating and corporate governance committee, compensation committee, and the audit committee.

Recent Marketing Milestones.

On January 22, 2024, the Company announced that CTS Mobility, LTD, a recognized leader in the mobile communications space, is now a distributor of its mission-critical PoC (MCPTT) SD7 solution and its broad range of accessories.

On January 29, 2024, the Company announced that that it was providing its SD7 handsets for use at the 2024 Special Olympics. The Company partnered with ESChat, a provider of broadband Push-to-Talk (PTT) services, to provide secure PTT communications for event personnel and volunteers.

On February 6, 2024, the Company announced that it has expanded its alliance with Hyperion Partners (“Hyperion”), an industry-leading mobility primary agent and T-Mobile business partner, to include distribution of the Company’s mission critical PoC (MCPTT) SD7 handsets and accessories.

On February 22, 2024, the Company announced that it has received a purchase order for 1,000 units of its UV350 all-in-one in vehicle fleet communication devices from an international EMS provider.

On March 11, 2024, the Company announced that the Company hosted an exhibitor’s booth at the International Wireless Communications Expo (“IWCE”) 2024 in partnership with Verizon. Siyata showcased its SD7 Mission Critical PTT Handset, its VK7 Vehicle Kit, and its accessories.

On March 21, 2024, the Company announced that it was expanding global distribution of its Rugged PTT Handsets, and In-Vehicle Devices including its Real Time View products through a distribution agreement with a leading mobility, transportation, logistics, energy and services group based in the Middle East.

On April 4, 2024, the Company announced that it has expanded its distribution in a partnership with 3AM Innovations, Inc. (“3AM Innovations”), a provider of incident command software for the public safety sector. 3AM Innovations is integrating its FLORIAN incident command software app with Company’s SD7 handset to enable incident commanders to effectively locate each firefighter at the scene of a fire enhancing safety and safeguarding lives.

On May 9, 2024, the Company announced that it attended and exhibited at Critical Communications World 2024 (“CCW”) between May 14-16 at the Dubai World Trade Centre in the city of Dubai, in the United Arab Emirates.

On May 13, 2024, the Company announced that its SD7 Handset has been added to the ‘Free Feature Phone for Life’ promotion from FirstNet®, Built with AT&T.

On May 14, 2024, the Company announced that it has received new orders for its SD7 handsets and related accessories valued at over $2.2 million in the aggregate.

On May 22, 2024, the Company announced the expansion of its relationship with luxury resort property, Baha Mar Resorts located in Nassau, Bahamas. Baha Mar is now using hundreds of SD7 handsets and accessories to extend usage of the devices across the property from valet services to the beach and numerous departments in between.

On May 28, 2024, the Company announced that it has received an order from the City of Lancaster Public Utilities Department for its SD7 Push-to-Talk (PTT) handsets, VK7 Vehicle Kits and related accessories. The department provides utilities for the residents of Lancaster, Ohio.

On May 28, 2024, the Company announced that it has been awarded a new patent by the United States Patent and Trademark Office (“USPTO”) for its VK7 Vehicle Kit. Patent number US 11,949,442 B2 titled Mobile Conversion Apparatus For Docking Cellular Data Devices.

On June 5, 2024, the Company announced that it has entered into a partnership with JD Telecom, a premier telecom solutions provider of commercial-grade vehicle solutions and a strategic distribution partner for T-Mobile, to expand the distribution of its SD7 handsets, VK7 Vehicle Kits and related components.

On July 10, 2024, the Company announced that it has appointed Bob Escalle as its Vice President of Public Safety.

On July 10, 2024, the Company announced that the Zello push-to-talk (PTT) application is now available on Siyata’s SD7 push-to-talk handset.

On July 15, 2024, the Company announced that Bensalem Township School District, a suburban school district located in Bucks County, Pennsylvania, has ordered its SD7 Push-to-Talk (PTT) handsets, VK7 Vehicle Kits and related accessories.

On July 18, 2024, the Company announced that it has added TJ Kennedy to its Advisory Board. Mr. Kennedy previously held the role of President of the First Responder Network Authority (FirstNet), which oversees the nationwide public safety broadband network in the United States.

On July 22, 2024, the Company announced that it received a $1.2 million order from an existing customer, a leading international EMS service provider, for additional units of the Company’s PoC rugged handsets, Real Time View and related accessories.

On July 25, 2024, the Company announced that it received an order for its SD7 Push-to-Talk (PTT) Handsets and VK7 Vehicle Kits from the City of Hawaiian Gardens, California.

On July 26, 2024, the Company announced the launch of the Siyata SD7, a purpose-built, mission-critical push-to-talk device designed to help revolutionize communication for first responders and enterprise clients across the United States.

On July 30, 2024, the Company announced that it will attend APCO 2024, APCO International’s Annual Conference & Expo, August 4-7 at the Orange County Convention Center in Orlando, Florida.

On August 12, 2024, the Company announced that it will attend and exhibit at The International Association of Fire Chiefs (IAFC) - Fire-Rescue International - 2024, August 14-16 at the Kay Bailey Hutchison Convention Center in Dallas, Texas.

On August 23, 2024, the Company announced that it has expanded its presence in the mining industry with an initial order for its SD7 handsets and related accessories from a new customer, a leading North American global mining company.

On September 9, 2024, the Company announced that it will attend and exhibit at EMS World Expo. The Expo is being held September 9-13, 2024 at the Las Vegas Convention Center in Las Vegas.

On September 19, 2024, the Company announced that its SD7 handsets and VK7 vehicle kits were purchased and deployed by a new customer, Trans-West Security Systems, Inc.

On October 1, 2024, the Company announced that it will attend two industry conferences in October.

On October 21, 2024, the Company announced that Siyata’s next-generation SD7 Ultra series 5G mission-critical push-to-talk (MCPTT) cellular radio handsets will be available on T-Mobile’s 5G network – the nation’s largest.

On October 22, 2024, the Company announced that it plans to release its third quarter 2024 financial results after market close on Thursday, November 14, 2024.

On October 30, 2024, the Company announced that it entered into a limited purchase agreement with a multi-national telecommunications partner.

On November 4, 2024, the Company announced that it had received an order valued at $2.5 million for its PTT handsets as well its Real Time View devices from an existing customer, an international EMS organization.

Legal Proceedings

From time to time, we may become involved in litigation relating to claims arising from the ordinary course of business. Other than as set forth below, there are currently no claims or actions pending against us, the ultimate disposition of which could have a material adverse effect on our results of operations, financial condition or cash flows.

On June 11, 2024, we received a demand letter from a law firm representing a financial advisory firm seeking to collect $457,477 relating to an unpaid invoice for financial services allegedly rendered by such firm. We are currently evaluating the claim with counsel. We intend to defend ourselves and cannot estimate our chance of loss at this time.

Implications of Our Being an “Emerging Growth Company”

As a company with less than $7.5 million in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the U.S. federal securities laws. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A”;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis;”

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards; and

●	will not be required to conduct an evaluation of our internal control over financial reporting.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Risk Factors Summary

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

Risks Related to Our Financial Condition and Capital Requirements

●	We have a history of operating losses and we may never achieve or maintain profitability.

●	Our consolidated audited financial statements for the fiscal year ended December 31, 2023 includes a “going concern” explanatory paragraph expressing substantial doubt about our ability to continue as an ongoing business for the next twelve months. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we cannot secure the financing needed to continue as a viable business, our shareholders may lose some or all of their investment in us.

●	In 2023, 2022 and 2021 our independent registered public accountants identified material weaknesses in our internal controls over financial reporting which have been partially remediated. If we are unable to remediate these material weaknesses, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in a timely manner.

Risks Related to Our Business and Industry

●	We rely on our channel partners to generate a substantial majority of our revenues. If these channel partners fail to perform or if we cannot enter into agreements with channel partners on favorable terms, our operating results could be significantly harmed.

●	We are materially dependent on the adoption of our solutions by both the industrial enterprise and public sector markets, and if end customers in those markets do not purchase our solutions, our revenues will be adversely impacted, and we may not be able to expand into other markets.

●	We participate in a competitive industry, which may become more competitive. Competitors with greater resources and significant experience in high-volume product manufacturing may be able to respond more quickly and cost-effectively than we can to new or emerging technologies and changes in customer requirements.

●	Defects in our products could reduce demand for our products and result in a loss of sales, delay in market acceptance and injury to our reputation, which would adversely impact our business.

●	If our business does not grow as we expect, or if we fail to manage our growth effectively, our operating results and business would suffer.

●	We may not be able to continue to develop solutions to address user needs effectively in an industry characterized by ongoing change and rapid technological advances.

●	The markets for our devices and related accessories may not develop as quickly as we expect, or may not develop at all. Our dependence on our cellular carrier channel partners and their success in promoting Push to Talk over Cellular to their client base is key for the success of the business.

●	Our future success is dependent on our ability to create independent brand awareness for our company and products with end customers, and our inability to achieve such brand awareness could limit our prospects.

●	We are dependent on the continued services and performance of a concentrated group of senior management and other key personnel, the loss of any of whom could adversely impact our business.

●	We compete in a rapidly evolving market, and the failure to respond quickly and effectively to changing market requirements could cause our business and operating results to decline.

●	If we are unable to sell our solutions into new markets, our revenues may not grow.

●	If we are unable to attract, integrate and retain additional qualified personnel, including top technical talent, our business could be adversely impacted.

●	A security breach or other significant disruption of our information technology (“IT”) systems or those of our partners, suppliers or manufacturers, caused by cyberattacks or other means, could have a negative impact on our operations, sales, and operating results.

●	We experience lengthy sales cycles for our products and the delay of an expected large order could result in a significant unexpected revenue shortfall.

●	We have a limited history of contracting with third party manufacturers in Asia for the high-volume commercial production of our devices, and we may face manufacturing capacity constraints.

●	Our financial condition and results of operations as well as those of potential customers could be adversely affected by the Middle East War, which has caused a material adverse effect on the level of economic activity around the world, including in the markets we serve.

●	We rely on industry data and projections which may prove to be inaccurate.

Risks Related to our Reliance on Third Parties

●	As we work with multiple vendors for our components, if we fail to adequately forecast demand for our inventory and supply needs, we could incur additional costs or experience manufacturing delays, which could reduce our gross margin or cause us to delay or even lose sales.

●	Our dependence on third-party suppliers for key components of our products could delay shipment of our products and reduce our sales.

●	Because we rely on a small number of channel partners/customers for a large portion of our revenue, the loss of any of these customers would have a material adverse effect on our operating results and cash flows.

●	The application development ecosystem supporting our devices and related accessories is new and evolving.

●	Failure of our suppliers, subcontractors, distributors, resellers, and representatives to use acceptable legal or ethical business practices, or to fail for any other reason, could negatively impact our business.

●	Our products are subject to risks associated with sourcing and manufacturing.

●	The nature of our business may result in undesirable press coverage or other negative publicity, which would adversely impact our brand identity, future sales and results of operations.

●	Changes in the availability of federal funding to support local public safety or other public sector efforts could impact our opportunities with public sector end customers.

●	Economic uncertainties or downturns, or political changes, could limit the availability of funds available to our customers and potential customers, which could significantly adversely impact our business.

●	Natural or man-made disasters and other similar events may significantly disrupt our business, and negatively impact our operating results and financial condition.

●	We are exposed to risks associated with strategic acquisitions and investments.

●	We could be adversely impacted by changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters.

Risks Related to Government Regulation

●	We are subject to anti-corruption, anti-bribery, anti-money laundering, economic sanctions, export control, and similar laws. Non- compliance with such laws can subject us to criminal or civil liability and harm our business, revenues, financial condition and results of operations.

●	We are subject to a wide range of product regulatory and safety, consumer, worker safety and environmental laws and regulations.

●	Changes in laws and regulations concerning the use of telecommunication bandwidth could increase our costs and adversely impact our business.

●	We are subject to a wide range of privacy and data security laws, regulations and other legal obligations.

Risks Related to Our Intellectual Property

●	Our use of open-source software could subject us to possible litigation or otherwise impair the development of our products.

●	Our inability to obtain and maintain any third-party license required to develop new products and product enhancements could seriously harm our business, financial condition and results of operations.

Risks Related to our Locations in Israel and Canada and Our International Operations

●	We also conduct our operations in Israel. Conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them, may affect our operations.

●	It may be difficult to enforce a U.S. judgment against us, our officers and directors named herein in Israel or the United States, or to assert U.S. securities laws claims in Israel or serve process on our officers and directors.

●	Operating outside of the United States presents specific risks to our business, and we have substantial operations outside of the United States.

Risks Related to This Offering and Ownership of Our Securities

●	It is not possible to predict the actual number of ELOC Shares, if any, we will sell under the ELOC Purchase Agreement to the Investor, or the actual gross proceeds resulting from those sales.

●	Investors who buy ELOC Shares from the Investor at different times will likely pay different prices.

●	The sale of a substantial amount of ELOC Shares and Shares in the public market could adversely affect the prevailing market price of our Common Shares.

●	Outstanding warrants and future sales of our Securities may further dilute the Common Shares and adversely impact the price of our Common Shares.

●	Since we do not expect to pay any cash dividends for the foreseeable future, investors may be forced to sell their stock in order to obtain a return on their investment.

●	The trading price of our Common Shares has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

●	If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, Nasdaq could delist our Common Shares.

●	Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

●	We are governed by the corporate laws of British Columbia, Canada which in some cases have a different effect on shareholders than the corporate laws of the United States.

●	U.S. holders of the Company’s shares may suffer adverse tax consequences if we are characterized as a passive foreign investment company.

●	If we fail to file our financial disclosures with the securities regulators in British Columbia on time, we could be subject to such regulator issuing a cease trade order that would affect the trading of our Common Shares in Canada, but not on the Nasdaq Capital Market.

●	We are an “emerging growth company,” and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our Common Shares less attractive to investors.

●	We incur significant increased costs as a result of operating as a public company in the United States, and our management is required to devote substantial time to new compliance initiatives.

●	If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired.

Corporate Information

We are organized as a corporation under the laws of British Columbia, Canada, and maintain our registered and records office at 7404 King George Blvd., Suite 200, King’s Cross, Surrey, British Columbia V3W 1N6, Canada. The principal place of business is located at 1751 Richardson Suite 2207, Montreal, Quebec Canada H3K-1G6. Our telephone number is (514) 500-1181 and our website is located on the internet at https://www.siyatamobile.com. The information contained on our website does not constitute part of this prospectus.

The Company was incorporated on October 15, 1986 as Big Rock Gold Ltd. as a corporation under the Company Act of British Columbia. On April 5, 1988, the Company changed its name to International Cruiseshipcenters Corp. On June 24, 1991, the Company changed its name to Riley Resources Ltd. Effective January 23, 1998, the Company consolidated its share capital on an eight-to-one basis and changed its name to International Riley Resources Ltd. Effective November 22, 2001, the Company consolidated its share capital on a five-to-one basis and changed its name to Wind River Resources Ltd. On January 3, 2008, the Company changed its name to Teslin River Resources Corp.

On July 24, 2015, Teslin River Resources Corp, completed a reverse acquisition by way of a three-cornered amalgamation, pursuant to which the Company acquired certain telecom operations of an Israel-based cellular technology company and changed its name to Siyata Mobile Inc.

On June 7, 2016, the Company acquired all of the issued and outstanding shares of Signifi Mobile Inc. (“Signifi”).

In March 2021, the Company acquired, through a wholly owned subsidiary formed by Signifi, all the outstanding units of Clear RF LLC (“Clear RF”).

The Company was registered with the TSXV under the symbol SIM, commenced trading on OTCQX under the symbol SYATF from May 11, 2017 until September 25, 2020, at which time the Company’s Common Shares were listed only on the Nasdaq Capital Market.

The following diagram illustrates our corporate structure as of the date of this prospectus:

The Offering

Securities being offered by the Investor:

The ELOC Shares that we may elect, in our sole discretion, to issue and sell to the Investor, from time to time from, in a maximum offering amount of up to $7 million, which would represent approximately 5,384,616 Common Shares based on the closing price of our shares on the Nasdaq on October 28, 2024, of $1.30 per share.

Up to 210,000 of Common Shares issuable upon the conversion of the Commitment Shares under the ELOC Purchase Agreement.

Common Shares outstanding immediately prior to this offering:	4,282,359 Common Shares.

Common Shares to be outstanding after this offering:(1)	9,666,975 Common Shares.

Use of proceeds:	We will not receive any proceeds from any sale of the ELOC Shares by the Investor. However, we may receive up to $7 million in aggregate gross proceeds from the Investor under the ELOC Purchase Agreement in connection with sales of our ELOC Shares to the Investor pursuant to the ELOC Purchase Agreement after the date of this prospectus. We intend to use any proceeds from the facility for working capital and general corporate purposes. For more information on the use of proceeds, see “Use of Proceeds”.

Dividend policy:	We have never declared or paid any dividends on our Common Shares. We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain any future earnings to fund business development and growth, and we do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant.

Risk factors:	Investing in our Securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 26.

Plan of Distribution:	The Investor may sell all or a portion of the ELOC Shares and the Shares beneficially owned by them and offered hereby from time to time directly in a number of different ways. Registration of the ELOC Shares and the Shares covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

Trading market and symbol:	Our Common Shares and Prior Warrants are listed on the Nasdaq Capital Market under the symbols “SYTA” and “SYTAW,” respectively. The Common Shares offered hereby will trade on the Nasdaq Capital Market under the symbol “SYTA.”

Transfer agent:	The transfer agent and registrar for our Common Shares is Computershare Inc.

(1)	The number of Common Shares outstanding immediately following this offering is based on 4,072,359 Common Shares outstanding as of November 6, 2024 and excludes:

	●	119 Common Shares issuable upon the exercise of stock options outstanding under our 2016 Stock Option Plan, as amended, with a weighted-average exercise price of $33,078 per share;

●	243 Common Shares issuable upon the exercise of restricted share units outstanding under the 2016 Stock Option Plan, as amended, with a weighted-average exercise price of $NIL per share;

●	1,494 Common Shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of $23,663.42 per share;

●	1,021 Common Shares issuable upon the exercise of outstanding investment banker’s warrants with a weighted average exercise price of $3,798.60 per share;

●	Common Shares issuable upon the conversion of the 118 Class C Preferred Shares, issued pursuant to the June Purchase Agreement, as described in “Summary – Recent Developments”;

●	Common Shares issuable upon the conversion of the 293 Class C Preferred Shares, issued pursuant to the July 18, 2024 Exchange Agreement, as described in “Summary – Recent Developments”.

●	Common Shares issuable upon the conversion of the 126 Class C Preferred Shares, issued on October 23, 2024 as described in “Summary – Recent Developments”

●	Common Shares issuable upon the conversion of the 420 Class C Preferred Shares, issued pursuant to the October Purchase Agreement, as described in “Summary – Recent Developments”;

Summary Consolidated Financial Information

The following tables summarize certain financial data regarding our business and should be read in conjunction with our financial statements and related notes incorporated by reference into this prospectus.

Our summary consolidated financial data as of December 31, 2023 and 2022 and for the years then ended are derived from our audited consolidated financial statements incorporated by reference into this prospectus. We derived our summary consolidated financial data as of June 30, 2024 and for the six months ended June 30, 2024 and 2023 from our unaudited condensed consolidated interim financial statements incorporated by reference into this prospectus.

All financial statements included in this prospectus are prepared and presented in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The summary financial information is only a summary and should be read in conjunction with our historical financial statements and related notes. Our financial statements fully represent our financial condition and operations; however, they are not indicative of our future performance.

	Six Months Ended	Six Months Ended	Year Ended	Year Ended
	June 30, 2024	June 30, 2023	December 31, 2023	December 31, 2022
	(Unaudited)	(Unaudited)

Revenue	$4,248,847	$4,513,354	$8,233,301	$7,545,488
Cost of sales	(3,188,616)	(3,212,347)	(5,575,372)	(5,092,011)
Gross profit	1,060,231	1,301,007	2,657,929	1,389,899

EXPENSES
Amortization and depreciation	837,787	855,139	1,754,955	1,142,165
Development expenses	35,000	85,450	578,356	339,828
Selling and marketing	2,102,406	1,991,168	4,784,994	4,723,309
Equity promotion and marketing	2,150,000	591.200
General and administrative	2,071,853	2,554,612	6,080,414	7,435,016
Loss (income) from water damage	-	-	(834,713)	544,967
Bad debts	18,858	10,148	47,526	86,103
Share-based payments	200,886	571,533	930,564	2,888,704
Total operating expenses	(7,416,790)	(6,659,250)	(13,180,248)	(17,973,297)

Net operating loss	(6,356,559)	(5,358,243)	(10,522,319)	(16,583,398)

OTHER EXPENSES
Finance expense	1,722,039	75,349	841,815	181,413
Foreign exchange loss (gain)	(10,651)	(78,599)	(49,298)	586,794
Loss on issuance	6,129,282	-	-	-
Loss on extinguishment of financial liability	601,163	-	-	-
Change in fair value of convertible promissory note	-	-	-	4,794,710
Change in fair value of warrant liability	(54,570)	1,856,623	1,517,389	(8,245,662)
Transaction costs	977,318		99,529	1,398,598
Total other expenses	(9,364,581)	(1,853,373)	(2,409,475)	1,284,147
Net loss for the year	(15,721,140)	(7,211,616)	(12,931,794)	(15,299,251)

Other comprehensive income
Translation adjustment	-	-	-	137,609

Comprehensive loss for the year	$(15,721,140)	$(7,211,616)	$(12,931,794)	$(15,161,642)

Weighted average shares	70,307	4,691	12,699	1,665
Basic and diluted loss per share	$(223.61)	$(1,537.33)	$(1,018.26)	$(9,109.08)

Balance Sheet Data	As of June 30, 2024	As of December 31, 2023	As of December 31, 2022
	(unaudited)
Cash and cash equivalents	$2,653,226	$898,771	$1,913,742
Total current assets	9,597,048	6,702,447	7,910,276
Total assets	19,182,999	15,512,405	16,142,531
Total current liabilities	17,860,520	5,419,426	6,266,842
Total liabilities	18,144,913	5,5805,065	6,902,059
Total shareholders’ equity	1,038,086	9,707,340	9,240,472
Total liabilities and shareholders’ equity	19,182,999	15,512,405	16,142,531

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our securities. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Financial Position and Capital Requirements

We have a history of operating losses and we may never achieve or maintain profitability.

We have a limited operating history and a history of losses from operations. As of December 31, 2023, and June 30, 2024, we had an accumulated deficit of $90,750,457, and $106,471,597. Our existing cash and cash equivalents will be insufficient to fully fund our business plan. Our ability to achieve profitability will depend on whether we can obtain additional capital when we need it, complete the development of our technology, obtain required regulatory approvals and continue to develop arrangements with channel partners. There can be no assurance that we will ever achieve profitability.

Our independent registered public accounting firm, in its report on our financial statements for the year ended December 31, 2023, concurs with management representation that raises substantial doubt about our ability to continue as a going concern.

We may require additional capital to fund our business and support our growth, and our inability to generate and obtain such capital on acceptable terms, or at all, could harm our business, operating results, financial condition and prospects.

We intend to continue to make substantial investments to fund our business and support our growth. In addition, we may require additional funds to respond to business challenges, including the need to develop new features or enhance our solutions, improve our operating infrastructure or acquire or develop complementary businesses and technologies. As a result, in addition to the revenues we generate from our business, we may need to engage in additional equity or debt financings to provide the funds required for these and other business endeavors. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Common Shares. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain such additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be adversely impacted. In addition, our inability to generate or obtain the financial resources needed may require us to delay, scale back, or eliminate some or all of our operations, which may have a significant adverse impact on our business, operating results and financial condition.

Our independent registered public accountants have noted that we may not survive as a going concern.

Our independent registered public accountants have included a “going concern” explanatory paragraph in its report on our consolidated financial statements for the fiscal year ended December 31, 2023, concurring with management representation of expressing substantial doubt about our ability to continue as an ongoing business for the next twelve months. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we cannot secure the financing needed to continue as a viable business, our shareholders may lose some or all of their investment in us.

Our independent registered public accountants have identified material weaknesses in our internal controls over financial reporting in 2023, 2022 and 2021. If we are unable to remediate these material weaknesses, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in a timely manner.

In connection with the audit of our consolidated financial statements for the years ended December 31, 2023, 2022 and 2021, our independent registered public accountants identified several material weaknesses in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

In 2023, our independent registered public accountants identified the following material weaknesses in our internal control over financial reporting. The first material weakness related to our revenue recognition practices where we do not sufficiently determine for specific transactions the correct timing in which the revenue should be recorded after title transfer terms were met. The second material weakness related to insufficient documentation of inventory controls relating to our inventory balances, transfer between sites and off-site inventory tracking is limited. The third material weakness related to internal control weaknesses in the capitalization and coordination of development costs to prevent excess payments and erroneously recorded invoices.

For the material weaknesses identified in our 2023 audit, we have taken steps to remediate these material weaknesses, and to further strengthen our accounting staff and internal controls, as detailed below:

●	With respect to the revenue recognition weakness, management has implemented a process that will scrutinize the delivery date for each sale that occurs to ensure that the revenue recognition for each period is calculated properly. This will ensure proper matching of revenues in the period incurred.

●	With respect to the inventory transfers, management has implemented manual processes as a back up to ensure all inventory transfers are recorded properly so that the inventory valuation is correct.

With respect to the research and development process, our research and development team will be required to approve all invoices from the research and development subcontractor and ensure they fall within the budget and to ensure that new contracts and agreements are made to extend and expand the previous contract once total payments reached the sum in the agreement to ensure the amounts capitalized are not in excess of the original budget with its discounted cash flows. Once the research and development team has approved the invoice based on the above criteria, the Company’s Chief Executive Officer will review the documentation and, once approved, will forward the documentation to the Company’s Chief Financial Officer in Canada for wire initiation.

In 2022, our independent registered public accountants identified the following material weaknesses in our internal control over financial reporting. The first material weakness related to our revenue recognition practices where we do not sufficiently review (i) product returns in relation to product sales and (ii) for title transfer terms to determine when revenue should be recorded. The second material weakness related to insufficient documentation of inventory controls relating to our inventory balances, advances to suppliers, and off-site inventory tracking is limited. The third material weakness related to internal control weaknesses in the capitalization and coordination of development costs to prevent excess payments and erroneously recorded invoices.

For the material weaknesses identified in our 2022 audit, we have taken steps to remediate these material weaknesses, and to further strengthen our accounting staff and internal controls, as detailed below:

●	With respect to the revenue recognition practices, management will consistently apply of IFRS15 with respect to the five criterion for revenue recognition, In addition, management will institute peer review of North American sales by the Israeli subsidiary’s chief financial officer and peer review by Company’s Chief Financial Officer of Israeli sales recognition policy on a quarterly basis and engage in dialogue on new customers to ensure the revenue recognition policy and the customer contracts are consistently applied.

●	With respect to the inventory control weaknesses, management will institute the following remediation procedures:

●	Monthly comparison of inventory first and last cost in USD$ between periods to note any changes and to investigate the reason for these discrepancies to provide a more accurate quantum of write downs and consistent costing.

●	The implementation of an IT system to track the inventory movements in North America;

●	Monthly comparison of inventory units between periods to note any changes and to investigate the reason for any inconsistencies.

●	Obtain confirmation of goods in transit with external vendors and consignment customers on a more timely basis.

●	With respect to the development cost weaknesses, the research and development team will be required to approve all invoices from the R&D sub-contractor and ensure they fall within the budget to ensure the amounts capitalized are not in excess of the original budget with its discounted cash flows. Once the R&D team has approved the invoice based on the above criteria, the Company’s Chief Executive Officer will review the documentation and once approved, will forward said documentation to the Company’s Chief Financial Officer in Canada for wire initiation.

In 2021, our independent registered public accountants identified the following material weaknesses in our internal control over financial reporting. The first material weakness related to the insufficient review of inventory balances for products which are slow-moving. The second material weakness related to the insufficient review of advances to suppliers on products that are no longer selling, the third material weakness relates to insufficient controls surrounding off-site inventory tracking. The fourth material weakness related to insufficient review whether product returns relate to sales recorded in the fiscal year. The fifth material weakness relates to insufficient review of title transfer terms to determine the period in which revenue should be recorded.

For the material weaknesses identified in our 2021 audit, we have taken steps to remediate these material weaknesses, and to further strengthen our accounting staff and internal controls, as detailed below:

●	On a quarterly basis, the Company now reviews inventory on hand for slow moving merchandise and reviews inventory on hand regularly. For the year ended 2021, it was determined that $4,659,648 (2020- $1,571,649) of the inventory was impaired due to slow movement. The accessories and spare parts related to these products amounted to $839,693 (2020 - $316,000), which was also impaired.

●	The Company now reviews quantities on hand before approving purchase orders.

●	As of April 1, 2022, the Company signed a lease for their own exclusive warehouse space so that outside contract warehouses will not be required.

●	The Company now reviews product returns to compare and ensure that they occur in the same fiscal year.

●	The Company’s controller scrutinizes all revenues earned in the period to ensure compliance with IFRS15.

●	The Company’s controller and CFO in Canada coordinates full scheduling of the year end process to ensure timely close off of accounting periods.

To date, we have only partially remediated the material weaknesses identified in 2022 and 2021 above. We cannot be certain that other material weaknesses and control deficiencies will not be discovered in the future. If our efforts are not successful or other material weaknesses or control deficiencies occur in the future, we may be unable to report our financial results accurately on a timely basis or help prevent fraud, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause the market price of our Common Shares to decline.

We began to take steps to remediate these material weaknesses and strengthen our internal control over financial reporting, including the following:

(i)	documenting and formally assessing our accounting and financial reporting policies and procedures; and

(ii)	increasing the use of third-party consultants in assessing significant accounting transactions and other technical accounting and financial reporting issues, preparing accounting memoranda addressing these issues and maintaining these memoranda in our corporate records.

While we believe that these efforts will improve our internal control over financial reporting, the implementation of these measures is ongoing and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles. We cannot assure you that the measures we have taken to date, and are continuing to implement, will be sufficient to maintain effective internal control over financial reporting. Accordingly, there could continue to be a reasonable possibility that a misstatement of our accounts or disclosures that would result in a material misstatement of our financial statements that would not be prevented or detected on a timely basis.

Risks Related to Our Business and Industry

We rely on our channel partners to generate a substantial majority of our revenues. If these channel partners fail to perform or if we cannot enter into agreements with channel partners on favorable terms, our operating results could be significantly harmed.

More than 60%, 50%, and 63% of our revenues for the years ended December 31, 2023 and 2022, and for the six months ended June 30, 2024, were generated through sales by our channel partners, which are primarily wireless carriers who sell our devices through their sales channels. To the extent our channel partners are unsuccessful in selling or do not promote our products, or we are unable to obtain and retain a sufficient number of high-quality channel partners, our business and operating results could be significantly harmed. Our channel partners are wireless carriers who have direct and indirect sales channels which we are leveraging to get to their customers. Our wireless carrier channel partners currently include:

●	AT&T, in the United States;

●	FirstNet, in the United States;

●	Verizon, in the United States;

●	T-Mobile, in the United States;

●	Bell Mobility, in Canada;

●	Rogers, in Canada; and

●	a leading global land mobile radio, or LMR, vendor and distributor in North America and international markets.

While these arrangements are typically long term, they generally do not contain any firm purchase volume commitments. As a result, our channel partners are not contractually obligated to purchase from us any minimum number of products. We are generally required to satisfy any and all purchase orders delivered to us within specified delivery windows, with limited exceptions (such as orders significantly in excess of forecasts). If we are unable to efficiently manage our supply and satisfy purchase orders on a timely basis to our channel partners, we may be in breach of our sales arrangements and lose potential sales. If a technical issue with any of our covered products exceeds certain present failure thresholds for the relevant performance standard or standards, the channel partner typically has the right to cease selling the product, cancel open purchase orders and levy certain monetary penalties. If our products suffer technical issues or failures following sales to our channel partners, we may be subject to significant monetary penalties and our channel partners may cease making purchase orders, which would significantly harm our business and results of operations. In addition, our channel partners retain sole discretion in which of their stocked products to offer their customers. While we may offer limited customer incentives, we generally have limited to no control over which products our channel partners decide to offer or promote, which directly impacts the number of products that our partners will purchase from us.

In addition, our channel partners may be unsuccessful in marketing, selling and supporting our solutions. They may also market, sell and support solutions that are somewhat competitive with ours, and may devote more resources to the marketing, sales and support of such products. They may have incentives to promote our competitors’ products in lieu of our products, particularly for our bigger competitors with larger volumes of orders, more diverse product offerings and a longer relationship with our generally large-scale channel partners. As a result, our channel partners may stop selling our products completely. While we employ a small direct sales force, our channel partners have significantly larger sales teams who are not contractually obligated to promote any of our devices and often have multiple competing devices in stock to offer their customers. In addition, downstream sales by our channel partners often succeed due to attractive device prices and monthly rate plans, which we do not control. In certain cases, we may promote our own devices through customer incentives, however, there can be no assurance that any such incentives would contribute to increased purchases of our products. Further, given the impact of attractive pricing on ultimate sales, we generally must offer increased promotional funding or price reductions for our more expensive products. This promotional funding or price reductions operate to reduce our margins and significantly impact our profitability.

New sales channel partners may take several months or more to achieve significant sales. Our channel partner sales structure could subject us to lawsuits, potential liability and reputational harm if, for example, any of our channel partners misrepresents the functionality of our products or services to their customers, or violate laws or our corporate policies.

If we fail to effectively manage our existing or future sales channel partners, our channel partners fail to promote our products effectively, we are unable to meet our obligations under our sales arrangements or future agreements that we may enter into with wireless carrier customers have terms that are more favorable to the customer, our business and results of operations would be harmed.

We are materially dependent on the adoption of our solutions by both the industrial enterprise and public sector markets, and if end customers in those markets do not purchase our solutions, our revenues will be adversely impacted, and we may not be able to expand into other markets.

Our revenues have been primarily in the industrial enterprise market, and we are materially dependent on the adoption of our solutions by both the industrial enterprise and public sector markets. End customers in the public sector market may remain, for reasons outside our control, tied to LMR solutions or other competitive alternatives to our devices. Sales of our products to these buyers may also be delayed or limited by these competitive conditions. If our products are not widely accepted by buyers in those markets, we may not be able to expand sales of our products into new markets, and our business, results of operations and financial condition may be adversely impacted.

We participate in a competitive industry, which may become more competitive. Competitors with greater resources and significant experience in high-volume product manufacturing may be able to respond more quickly and cost-effectively than we can to new or emerging technologies and changes in customer requirements.

We face significant competition in developing and selling our solutions. Our primary competitors in the non-rugged mobile device market include LG Corporation, Apple Inc. and Samsung Electronics Co. Ltd. Our primary competitors in the rugged mobile device market include Sonim Technologies Inc., Bullitt Mobile Ltd., and Kyocera Corporation. We also face competition from large system integrators and manufacturers of private and public wireless network equipment and devices. Competitors in this space include Harris Corporation, JVC KENWOOD Corporation, Motorola, and Tait International Limited. Within the Cellular Booster category, we have several direct competitors, including Wilson Electronics, LLC, or Wilson Electronics, Nextivity, Inc. and SureCall Company.

We cannot assure you that we will be able to compete successfully against current or future competitors. Increased competition in mobile computing platforms, data capture products, or related accessories and software developments may result in price reductions, lower gross profit margins, and loss of market share, and could require increased spending on research and development, sales and marketing, and customer support. Some competitors may make strategic acquisitions or establish cooperative relationships with suppliers or companies that produce complementary products, which may create additional pressures on our competitive position in the marketplace.

Most of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources and experience than we do. In addition, because of the higher volume of components that many of our competitors purchase from their suppliers, they are able to keep their supply costs relatively low and, as a result, may be able to recognize higher margins on their product sales than we do. Many of our competitors may also have existing relationships with the channel partners who we use to sell our products, or with our potential customers. This competition may result in reduced prices, reduced margins and longer sales cycles for our products. Our competitors may also be able to more quickly and cost-effectively respond to new or emerging technologies and changes in customer requirements. The combination of brand strength, extensive distribution channels and financial resources of the larger vendors could cause us to lose market share and could reduce our margins on our products. If any of our larger competitors were to commit greater technical, sales, marketing and other resources to our markets, our ability to compete would be adversely impacted. If we are unable to successfully compete with our competitors, our sales would suffer and as a result our financial condition will be adversely impacted.

Defects in our products could reduce demand for our products and result in a loss of sales, delay in market acceptance and injury to our reputation, which would adversely impact our business.

Complex software, as well as multiple components, displays, plastics and assemblies used in our products may contain undetected defects that are subsequently discovered at any point in the life of the product. Defects in our products may result in a loss of sales, product malfunction, delay in market acceptance and potential injuries to our customers which can bring to injury in our reputation and increased warranty costs.

Additionally, our software may contain undetected errors, defects or bugs. Although we have not suffered significant harm from any errors, defects or bugs to date, we may discover significant errors, defects, or bugs in the future that we may not be able to correct or correct in a timely manner. It is possible that errors, defects or bugs will be found in our existing or future software and/or hardware products and related services with the potential for delays in, or loss of market acceptance of, our products and services, diversion of our resources, injury to our reputation, increased service and warranty expenses, and payment of damages.

Further, errors, defects or bugs in our solutions could be exploited by hackers or could otherwise result in an actual or perceived breach of our information systems. Alleviating any of these problems could require significant expense and could cause interruptions, delays or cessation of our product licensing, which would reduce demand for our products and result in a loss of sales, delay in market acceptance and injure our reputation and could adversely impact our business, results of operations and financial condition.

If our business does not grow as we expect, or if we fail to manage our growth effectively, our operating results and business would suffer.

Our ability to successfully grow our business depends on a number of factors including our ability to:

●	accelerate the adoption of our solutions by new end customers;

●	expand into new vertical markets;

●	develop and deliver new products and services;

●	increase awareness of the benefits that our solutions offer; and

●	expand our domestic and international footprint.

As usage of our solutions grows, we will need to continue to make investments to develop and implement new or updated solutions, software, technologies, security features and cloud-based infrastructure operations. In addition, we will need to appropriately scale our internal business systems and our services organization, including the suppliers of our products and customer support services, to serve our growing customer base. Any failure of, or delay in, these efforts could impair the performance of our solutions and reduce customer satisfaction.

Further, our growth could increase quickly and place a strain on our managerial, operational, financial and other resources, and our future operating results depend to a large extent on our ability to successfully manage our anticipated expansion and growth. To manage our growth successfully, we will need to continue to invest in sales and marketing, research and development, and general and administrative functions and other areas. We are likely to recognize the costs associated with these investments earlier than receiving some of the anticipated benefits, and the return on these investments may be lower, or may develop more slowly, than we expect, which could adversely impact our operating results.

If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities or develop new solutions or upgrades to our existing solutions, satisfy customer requirements, maintain the quality and security of our solutions or execute on our business plan, any of which could harm our business, operating results and financial condition.

We may not be able to continue to develop solutions to address user needs effectively in an industry characterized by ongoing change and rapid technological advances.

To be successful, we must adapt to rapidly changing technological and application needs by continually improving our products, as well as introducing new products and services, to address user demands.

Our industry is characterized by:

●	evolving industry standards;

●	frequent new product and service introductions;

●	increasing demand for customized product and software solutions;

●	rapid competitive developments;

●	changing customer demands; and

●	evolving distribution channels.

Future success will depend on our ability to effectively and economically adapt in this evolving environment. We could incur substantial costs if we must modify our business to adapt to these changes and may even be unable to adapt to these changes.

The markets for our devices and related accessories may not develop as quickly as we expect, or may not develop at all. Our dependence on our cellular carrier channel partners and their success in promoting Push to Talk over Cellular to their client base is key for the success of the business.

Our future success is substantially dependent upon continued adoption of devices and related accessories in the industrial enterprise and public sector markets, including the transition from LMR to Push to Talk over Cellular and LTE networks. These market developments and transitions may take longer than we expect or may not occur at all, and may not be as widespread as we expect. If the market does not develop as we expect, our business, operating results and financial condition would be significantly harmed.

Our future success is dependent on our ability to create independent brand awareness for our company and products with end customers, and our inability to achieve such brand awareness could limit our prospects.

We depend on wireless carriers to promote and distribute our products. While we intend to ramp up direct marketing and end-customer brand awareness initiatives in the future, our sales and marketing efforts have historically been predominantly focused on channel partners. To increase end-customer brand awareness, we intend to develop sales tools for key verticals within our target markets, increase usage of social media and expand product training efforts, among other things. As a result, we expect our sales and marketing expenses to increase in the future, primarily from increased sales personnel expenses, which will require us to cost-efficiently ramp up our sales and marketing capabilities and effectively target end customers. However, there can be no assurance that we will successfully increase our brand awareness or do so in a cost-efficient manner while maintaining market share within our existing sales channels. Our failure to establish stand-alone brand awareness with end customers of our products will leave us vulnerable to the marketing and selling success of others, including our channel partners, and these developments could have an adverse impact on our prospects. If we are unable to significantly increase the awareness of our brand and solutions with end customers in a cost-efficient manner, we will remain significantly dependent on our channel partners for sales of our products, and our business, financial condition and results of operations could be adversely impacted.

We are dependent on the continued services and performance of a concentrated group of senior management and other key personnel, the loss of any of whom could adversely impact our business.

Our future success depends in large part on the continued contributions of a concentrated group of senior management and other key personnel. In particular, the leadership of key management personnel is critical to the successful management of our company, the development of our solutions and our strategic direction. We also depend on the contributions of key technical personnel. Our senior management and key personnel are all employed on an at-will basis, which means that they could terminate their employment with us at any time, for any reason and without notice. The loss of any of our key personnel could significantly delay or prevent the achievement of our development and strategic objectives and harm our business.

We compete in a rapidly evolving market, and the failure to respond quickly and effectively to changing market requirements could cause our business and operating results to decline.

The mobile device market is characterized by rapidly changing technology, changing customer needs, evolving industry standards and frequent introductions of new products and services. In order to deliver a competitive mobile device, our solutions must be capable of operating in an increasingly complex network environment. As new wireless phones are introduced and standards in the mobile device market evolve, we may be required to modify our phones and services to make them compatible with these new products and standards. Likewise, if our competitors introduce new devices and services that compete with ours, we may be required to reposition our solutions or introduce new phones and solutions in response to such competitive pressure. We may not be successful in modifying our current devices or introducing new ones in a timely or appropriately responsive manner, or at all. If we fail to address these changes successfully, our business and operating results could be significantly harmed.

If we are unable to sell our solutions into new markets, our revenues may not grow.

Any new market into which we attempt to sell our solutions may not be receptive. Our ability to penetrate new markets depends on the quality of our solutions, the continued adoption of our public safety solution by first responders, the perceived value of our solutions as a risk management tool and our ability to design our solutions to meet the demands of our customers. If the markets for our solutions do not develop as we expect, our revenues may not grow.

Our ability to successfully face these challenges depends on several factors, including increasing the awareness of our solutions and their benefits, the effectiveness of our marketing programs, the costs of our solutions, our ability to attract, retain and effectively train sales and marketing personnel, and our ability to develop relationships with wireless carriers and other partners. If we are unsuccessful in developing and marketing our solutions into new markets, new markets for our solutions might not develop or might develop more slowly than we expect, either of which would harm our revenues and growth prospects.

If we are unable to attract, integrate and retain additional qualified personnel, including top technical talent, our business could be adversely impacted.

Our future success depends in part on our ability to identify, attract, integrate and retain highly skilled technical, managerial, sales and other personnel. We face intense competition for qualified individuals from numerous other companies, including other software and technology companies, many of whom have greater financial and other resources than we do. Some of these characteristics may be more appealing to high-quality candidates than those we have to offer. In addition, new hires often require significant training and, in many cases, take significant time before they achieve full productivity. We may incur significant costs to attract and retain qualified personnel, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. Moreover, new employees may not be or become as productive as we expect, as we may face challenges in adequately or appropriately integrating them into our workforce and culture. If we are unable to attract, integrate and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements on a timely basis or at all, our business will be adversely impacted.

Volatility or lack of positive performance in our stock price may also affect our ability to attract and retain our key employees. Many of our senior management personnel and other key employees have become, or will soon become, vested in a substantial amount of stock or stock options. Employees may be more likely to leave us if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the options, or, conversely, if the exercise prices of the options that they hold are significantly above the market price of our Common Shares. If we are unable to appropriately incentivize and retain our employees through equity compensation, or if we need to increase our compensation expenses in order to appropriately incentivize and retain our employees, our business, operating results and financial condition would be adversely impacted.

A security breach or other significant disruption of our IT systems or those of our partners, suppliers or manufacturers, caused by cyberattacks or other means, could have a negative impact on our operations, sales, and operating results.

All IT systems are potentially vulnerable to damage, unauthorized access or interruption from a variety of sources, including but not limited to, cyberattacks, cyber intrusions, computer viruses, security breaches, energy blackouts, natural disasters, terrorism, sabotage, war, insider trading and telecommunication failures. A cyberattack or other significant disruption involving our IT systems or those of our outsource partners, suppliers or manufacturers could result in the unauthorized release of proprietary, confidential or sensitive information of ours or result in virus and malware installation on our devices. Such unauthorized access to, or release of, this information or other security breaches could: (i) allow others to unfairly compete with us, (ii) compromise safety or security, (iii) subject us to claims for breach of contract, tort, and other civil claims, and (iv) damage our reputation. Any or all of the foregoing could have a negative impact on our business, financial condition and results of operations.

We experience lengthy sales cycles for our products and the delay of an expected large order could result in a significant unexpected revenue shortfall.

The purchase of our products is often an enterprise-wide decision for prospective customers, which requires us to engage in sales efforts over an extended period of time and provide a significant level of education to prospective customers regarding the uses and benefits of such devices. Prospective customers, especially the wireless carriers that sell our products, often undertake a prolonged evaluation process that may take from several months to several years in certain cases. Consequently, if our forecasted sales from a specific customer are not realized, we may not be able to generate revenues from alternative sources in time to compensate for the shortfall. The loss or delay of an expected large order could also result in a significant unexpected revenue shortfall. Moreover, to the extent we enter into and deliver our products pursuant to significant contracts earlier than we expected, our operating results for subsequent periods may fall below expectations. We may spend substantial time, effort and money on our sales and marketing efforts without any assurance that our efforts will produce any sales. If we are unable to succeed in closing sales with new and existing customers, our business, operating results and financial condition will be harmed.

We have a limited history of contracting with third party manufacturers in Asia for the high-volume commercial production of our devices, and we may face manufacturing capacity constraints.

We have limited history and experience in contracting with third party manufacturers in Asia for the high-volume commercial production of our devices. Because of this limited production history, we face challenges in predicting our business and evaluating its prospects, which may result in breakdowns of our ability to timely supply our devices to our customers. Moreover, we face manufacturing capacity constraints that present further risks to our business. If overall demand of our devices increases in the future, we will need to expand our third party manufacturing capacity in a cost-efficient manner. Failing to meet customer demand due to our failure to successfully address these risks and challenges could adversely impact our reputation and future sales, which would significantly harm our business, results of operations and financial condition.

Our financial condition and results of operations as well as those of potential customers could be adversely affected by the Middle East War, which may cause a material adverse effect on the level of economic activity around the world, including in the markets we serve.

In October 2023, war broke out in the Middle East between Israel and Hamas and possibly with other regional powers. As a result of this war, various nations, including the United States, have been monitoring the situation closely. While we currently have customers, assets, liabilities, employees and suppliers in the region we have not experienced any supply disruptions directly related to this war. As this war continues or possibly escalates, this may lead to further disruption, instability and volatility in global markets and industries that could negatively impact our customers, operations and our supply chain. The impact of the conflict and related sanctions on the world economy are subject to rapid change and are difficult to predict. The war could create disruptions in the supply chain for certain of our products which, to date, has not had a substantive impact on our operations. None of our critical raw materials are sourced from, and none of our finished products are manufactured in, the Middle East region. We have no operations or other projects in that region.

We are monitoring any broader economic impact from the Middle East war, including heightened risk of cyberattacks, property damage, employee inaccessibility to the workplace, increased prices of fuel and other commodities, and potential impacts to our partners’ supply chains. Our financial condition, results of operations, and cash flows may be materially adversely affected, but the specific impact on our financial condition, results of operations, and cash flows is currently difficult to determine.

Our financial condition and results of operations as well as those of potential customers could be adversely affected by the Russian invasion of Ukraine, which has caused a material adverse effect on the level of economic activity around the world, including in the markets we serve.

In February 2022, the Russian Federation invaded Ukraine. As a result of the invasion, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus and certain of their citizens. While we currently have no customers or suppliers located in Belarus, the Russian Federation or Ukraine, nor have we experienced any supply disruptions directly related to the Russian invasion of Ukraine as we do not knowingly source any materials originating from Belarus, the Russian Federation or Ukraine, as the war in Ukraine continues or possibly escalates, this may lead to further disruption, instability and volatility in global markets and industries that could negatively impact our customers, operations and our supply chain. The impact of the conflict and related sanctions on the world economy are subject to rapid change and are difficult to predict. The war has created disruptions in the supply chain for certain of our products which, to date, has not had a substantive impact on our operations. None of our critical raw materials are sourced from, and none of our finished products are manufactured in, the sanctioned regions. We have no operations or other projects in that region.

We are monitoring any broader economic impact from Russia’s invasion of Ukraine and the ongoing war between the two nations, including heightened risk of cyberattacks, increased prices of fuel and other commodities, and potential impacts to our partners’ supply chains. Our financial condition, results of operations, and cash flows may be materially adversely affected, but the specific impact on our financial condition, results of operations, and cash flows is currently difficult to determine.

We rely on industry data and projections which may prove to be inaccurate.

We obtained statistical data, market data and other industry data and forecasts used in this prospectus from market research, publicly available information and industry publications. These industry data, including the vehicle communications industry, include projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The vehicle communications industry may not grow at the rate projected by industry data, or at all. The failure of the industry to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Common Shares. In addition, the rapidly changing nature of the vehicle communications industry subjects any projections or estimates relating to the growth prospects or future condition of our industries to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions. While we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data.

Risks Related to our Reliance on Third Parties

As we work with multiple vendors for our components, if we fail to adequately forecast demand for our inventory and supply needs, we could incur additional costs or experience manufacturing delays, which could reduce our gross margin or cause us to delay or even lose sales.

Because our production volumes are based on a forecast of channel partner demand rather than purchase commitments from our major customers, there is a risk that our forecasts could be inaccurate and that we will be unable to sell our products at the volumes and prices we expect, which may result in excess inventory. We provide, and will continue to provide, forecasts of our demand to our third-party suppliers prior to the scheduled delivery of products to our channel partners. If we overestimate our requirements, our contract manufacturers may have excess component inventory, which could increase our costs. If we underestimate our requirements, our contract manufacturers may have inadequate component inventory, which could interrupt the manufacturing of our products and result in delays in shipments and revenues or even lost sales, or could incur unplanned overtime costs to meet our requirements, resulting in significant cost increases. For example, certain materials and components used to manufacture our products may reach end of life during any of our product’s life cycles, following which suppliers no longer provide such expired materials and components. This would require us to either source and qualify an alternative component, which could require a re-certification of the device by the wireless carriers and/or regulatory agencies, or forecast product demand for a final purchase of such materials and components that may reach end of life to ensure that we have sufficient product inventory through a product’s life cycle. If we overestimate forecasted demand, we would hold excess end-of-life materials and components resulting in increased costs. If we underestimate forecasted demand, we could experience delays in shipments and loss of revenues.

In addition, if we underestimate our requirements and the applicable supplier becomes insolvent or is no longer able to timely supply our needs in a cost-efficient manner or at all, we may be required to acquire components, which may need to be customized for our products, from alternative suppliers, including at significantly higher costs. If we cannot source alternative suppliers and/or alternative components, we may suffer delays in shipments or lost sales. Similarly, credit constraints at our suppliers could require us to accelerate payment of our accounts payable, impacting our cash flow. Further, lead times for materials and components that we order vary significantly and depend on factors such as the specific supplier, contract terms, customization needed for any particular component and demand for each component at a given time. Any such failure to accurately forecast demand and manufacturing and supply requirements, and any need to obtain alternative supply sources, could materially harm our business, results of operations and financial condition.

Our dependence on third-party suppliers for key components of our products could delay shipment of our products and reduce our sales.

We depend on certain suppliers for the delivery of components used in the assembly of our products. Our reliance on third-party suppliers creates risks related to our potential inability to obtain an adequate supply of components and reduced control over pricing and timing of delivery of components. In particular, we have little to no control over the prices at which our suppliers sell materials and components to us. Certain supplies of our components are available only from a single source or limited sources and we may not be able to diversify sources in a timely manner. We have experienced shortages in the past that have negatively impacted our results of operations and may experience such shortages in the future.

We also do not have long-term supply agreements with any of our suppliers. Our current contracts with certain suppliers may be cancelled or not extended by such suppliers and, therefore, do not afford us with sufficient protection against a reduction or interruption in supplies. Moreover, in the event any of these suppliers breach their contracts with us, our legal remedies associated with such a breach may be insufficient to compensate us for any damages we may suffer.

Any interruption of supply for any material components of our products, or inability to obtain required components from our third-party suppliers, could significantly delay the production and shipment of our products and harm our revenues, profitability and financial condition.

Because we rely on a small number of channel partners/customers for a large portion of our revenue, the loss of any of these customers would have a material adverse effect on our operating results and cash flows.

For our fiscal years ended December 31, 2023 and 2022, and for the six-months ended June 30, 2024, we derived 52%, 49%, and 61% of our revenue, respectively, from five customers/channel partners. Any termination of a business relationship with, or a significant sustained reduction in business from, one or more of these channel partners/customers could have a material adverse effect on our operating results and cash flows.

If dedicated public safety LTE networks are not deployed at the rate we anticipate or at all, demand for our solutions may not grow as expected.

A key part of our strategy is to further expand the use of our solutions over dedicated LTE networks in the public safety market. If the deployment of dedicated LTE networks is delayed or such networks are not adopted at the rate we anticipate, demand for our solutions may not develop as we anticipate, which would have a negative effect on our revenues.

The application development ecosystem supporting our devices and related accessories is new and evolving.

The application development ecosystem supporting our devices and related accessories is new and evolving. Specifically, the number of application developers in the ecosystem supporting our devices and accessories is small. If the market or the application development ecosystem does not develop, timely or at all, demand for our products may be limited, and our business and results of operations will be significantly harmed.

Failure of our suppliers, subcontractors, distributors, resellers, and representatives to use acceptable legal or ethical business practices, or to fail for any other reason, could negatively impact our business.

We do not control the labor and other business practices of our suppliers, subcontractors, distributors, resellers and third-party sales representatives, or TPSRs, and cannot provide assurance that they will operate in compliance with applicable rules, and regulations regarding working conditions, employment practices, environmental compliance, anti-corruption, and trademark a copyright and patent licensing. If one of our suppliers, subcontractors, distributors, resellers, or TPSRs violates labor or other laws or implements labor or other business practices that are regarded as unethical, the shipment of finished products to us could be interrupted, orders could be cancelled, relationships could be terminated, and our reputation could be damaged. If one of our suppliers or subcontractors fails to procure the necessary license rights to trademarks, copyrights or patents, legal action could be taken against us that could impact the saleability of our products and expose us to financial obligations to a third party. Any of these events could have a negative impact on our sales and results of operations.

Moreover, any failure of our suppliers, subcontractors, distributors, resellers and TPSRs, for any reason, including bankruptcy or other business disruption, could disrupt our supply or distribution efforts and could have a negative impact on our sales and results of operations.

Our products are subject to risks associated with sourcing and manufacturing.

We do not own or operate any of the manufacturing facilities for our products and rely on a concentrated number of independent suppliers to manufacture all of the products we sell. For our business to be successful, our suppliers must provide us with quality products in substantial quantities, in compliance with regulatory requirements, at acceptable costs and on a timely basis. Our ability to obtain a sufficient selection or volume of merchandise on a timely basis at competitive prices could suffer as a result of any deterioration or change in our supplier relationships or events that adversely affect our suppliers.

There can be no assurance we will be able to detect, prevent or fix all defects that may affect our products manufactured by our suppliers. Failure to detect, prevent or fix defects, or the occurrence of real or perceived quality or safety problems or material defects in our current and future products, could result in a variety of consequences, including a greater number of product returns than expected from customers and our wholesale partners, litigation, product recalls and credit, warranty or other claims, among others, which could harm our brand, results of operations and financial condition. Such problems could hurt our brand image, which is critical to maintaining and expanding our business. Any negative publicity or lawsuits filed against us related to the perceived quality and safety of our products could harm our brand and decrease demand for our products.

If one or more of our significant suppliers were to sever their relationship with us or significantly alter the terms of our relationship, including due to changes in applicable trade policies, we may not be able to obtain replacement products in a timely manner, which could have a material adverse effect on our business, results of operations and financial condition.

In addition, if any of our primary suppliers fail to make timely shipments, do not meet our quality standards or otherwise fail to deliver us product in accordance with our plans, there could be a material adverse effect on our results of operations.

Our contractors and suppliers buy raw materials and are subject to wage rates that are oftentimes regulated by the governments of the countries in which our products are manufactured. The raw materials used to manufacture our products are subject to availability constraints and price volatility. There could be a significant disruption in the supply of raw materials from current sources or, in the event of a disruption, our suppliers might not be able to locate alternative suppliers of materials of comparable quality at an acceptable price or at all. Our business is dependent upon the ability of our unaffiliated suppliers to locate, train, employ and retain adequate personnel. Our unaffiliated suppliers have experienced, and may continue to experience in the future, unexpected increases in work wages, whether government-mandated or otherwise. Our suppliers may increase their pricing if their raw materials became more expensive. Our suppliers may pass the increase in sourcing costs to us through price increases, thereby impacting our margins. Material changes in the pricing practices of our suppliers could negatively impact our profitability.

In addition, we cannot be certain that our unaffiliated suppliers will be able to fill our orders in a timely manner. If we experience significant increases in demand, or reductions in the availability of materials, or need to replace an existing supplier, there can be no assurance additional supplies of raw materials or additional manufacturing capacity will be available when required on terms acceptable to us, or at all, or that any supplier would allocate sufficient capacity to us in order to meet our requirements. In addition, even if we are able to expand existing or find new manufacturing or sources of materials, we may encounter delays in production and added costs as a result of the time it takes to train suppliers in our methods, products, quality control standards and labor, health and safety standards. Any delays, interruption or increased costs in labor or wages, or the supply of materials or manufacture of our products, could have an adverse effect on our ability to meet wholesale partner and customer and consumer demand for our products and result in lower revenue and net income both in the short and long term.

Events that adversely impact our suppliers could impair our ability to obtain adequate and timely supplies. Such events include, among others, difficulties or problems associated with our suppliers’ business, the financial instability and labor problems of suppliers, merchandise quality and safety issues, natural or man-made disasters, inclement weather conditions, war, acts of terrorism and other political instability, economic conditions, transportation delays and shipment issues. Our suppliers may be forced to reduce their production, shut down their operations or file for bankruptcy. Our suppliers may consolidate, increasing their market power. The occurrence of one or more of these events could impact our ability to get products to our customers and/or wholesale partners, result in disruptions to our operations, increase our costs and decrease our profitability.

Global sourcing and foreign trade involve numerous factors and uncertainties beyond our control, including:

●	increased shipping costs;

●	the imposition of additional import or trade restrictions;

●	legal or economic restrictions on overseas suppliers’ ability to produce and deliver products;

●	increased custom duties and tariffs;

●	unforeseen delays in customs clearance of goods;

●	more restrictive quotas;

●	loss of a most favored nation trading status;

●	currency exchange rates;

●	transportation delays;

●	port of entry issues; and

●	foreign government regulations, political instability and economic uncertainties in the countries from which we or our suppliers source our products.

Our sourcing operations may also be hurt by health concerns regarding the outbreak of viruses, widespread illness, infectious diseases, contagions and the occurrence of unforeseen epidemics (including the outbreak of the novel Coronavirus (Covid-19) and its potential impact on our financial results) in countries in which our merchandise is produced. Moreover, negative press or reports about internationally manufactured products may sway public opinion, and thus customer confidence, away from our products. Furthermore, changes in U.S. trade policies, including new restrictions, tariffs or other changes could lead to additional costs, delays in shipments, embargos and other uncertainties that could negatively impact our relationships with our international suppliers and materially adversely affect our business. These and other issues affecting our international suppliers or internationally manufactured merchandise could have a material adverse effect on our business, results of operations and financial condition.

In addition, some of our suppliers may not have the capacity to supply us with sufficient merchandise to keep pace with our growth plans, especially if we need significantly greater amounts of inventory. In such cases, our ability to pursue our growth strategy will depend in part upon our ability to develop new supplier relationships.

The nature of our business may result in undesirable press coverage or other negative publicity, which would adversely impact our brand identity, future sales and results of operations.

Our solutions are used to assist law enforcement and other public safety personnel in situations involving public safety. The incidents in which our solutions are deployed may involve injury, loss of life and other negative outcomes, and such events are likely to receive negative publicity. Such negative publicity could have an adverse impact on new sales or renewals or expansions of coverage areas by existing customers, which would adversely impact our financial results and business.

Changes in the availability of federal funding to support local public safety or other public sector efforts could impact our opportunities with public sector end customers.

Many of our public sector end customers rely to some extent on funds from the U.S. federal government in order to purchase and pay for our solutions. Any reduction in federal funding for local public safety or other public sector efforts could result in our end customers having less access to funds required to continue, renew, expand or pay for our solutions. For example, changes in policies with respect to “sanctuary cities” may result in a reduction in federal funds available to our current or potential end customers. Additionally, any future U.S. government shutdowns could result in delayed public safety spending or re-allocation of funding into other areas of public safety. If federal funding is reduced or eliminated and our end customers cannot find alternative sources of funding to purchase our solutions, our business will be harmed.

Economic uncertainties or downturns, or political changes, could limit the availability of funds available to our customers and potential customers, which could significantly adversely impact our business.

Current or future economic uncertainties or downturns could adversely impact our business and operating results. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, inflation, changes in general interest rates, decisions of central banks, financial and credit market fluctuations, political deadlock, natural catastrophes, warfare and terrorist attacks in North America, Europe, the Asia Pacific region or elsewhere, could cause a decrease in funds available to our customers and potential customers and negatively affect the growth rate of our business.

These economic conditions may make it extremely difficult for our customers and us to forecast and plan future budgetary decisions or business activities accurately, and they could cause our customers to re-evaluate their decisions to purchase our solutions, which could delay and lengthen our sales cycles or result in cancellations of planned purchases. Furthermore, during challenging economic times or as a result of political changes, our customers may tighten their budgets and face constraints in gaining timely access to sufficient funding or other credit, which could result in an impairment of their ability to make timely payments to us. In turn, we may be required to increase our allowance for doubtful accounts, which would adversely impact our financial results.

We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry, or the impact of political changes. If the economic conditions of the general economy or industries in which we operate worsen from present levels, or if recent political changes result in less funding being available to purchase our solutions, our business, operating results and financial condition could be adversely impacted.

Natural or man-made disasters and other similar events may significantly disrupt our business, and negatively impact our operating results and financial condition.

Any of our facilities may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, tornadoes, hurricanes, wildfires, floods, nuclear disasters, acts of terrorism or other criminal activities, infectious disease outbreaks, and power outages, which may render it difficult or impossible for us to operate our business for some period of time. Our facilities would likely be costly to repair or replace, and any such efforts would likely require substantial time. Any disruptions in our operations could negatively impact our business and operating results, and harm our reputation. In addition, we may not carry business insurance or may not carry sufficient business insurance to compensate for losses that may occur. Any such losses or damages could have a significant adverse impact on our business, operating results and financial condition. In addition, the facilities of significant vendors may be harmed or rendered inoperable by such natural or man-made disasters, which may cause disruptions, difficulties or significant adverse impact on our business.

We are exposed to risks associated with strategic acquisitions and investments.

We may consider strategic acquisitions of companies with complementary technologies or intellectual property in the future. Acquisitions hold special challenges in terms of successful integration of technologies, products, services and employees. We may not realize the anticipated benefits of these acquisitions or the benefits of any other acquisitions we have completed or may complete in the future, and we may not be able to incorporate any acquired services, products or technologies with our existing operations, or integrate personnel from the acquired businesses, in which case our business could be harmed.

Acquisitions and other strategic decisions involve numerous risks, including:

●	problems integrating and divesting the operations, technologies, personnel, services or products over geographically disparate locations;

●	unanticipated costs, taxes, litigation and other contingent liabilities;

●	continued liability for discontinued businesses and pre-closing activities of divested businesses or certain post-closing liabilities which we may agree to assume as part of the transaction in which a particular business is divested;

●	adverse impacts on existing business relationships with suppliers and customers;

●	cannibalization of revenues as customers may seek multi-product discounts;

●	risks associated with entering into markets in which we have no, or limited, prior experience;

●	incurrence of significant restructuring charges if acquired products or technologies are unsuccessful;

●	significant diversion of management’s attention from our core business and diversion of key employees’ time and resources;

●	licensing, indemnity or other conflicts between existing businesses and acquired businesses;

●	inability to retain key customers, distributors, suppliers, vendors and other business relations of the acquired business; and

●	potential loss of our key employees or the key employees of an acquired organization or as a result of discontinued businesses.

Financing for future acquisitions may not be available on favorable terms, or at all. If we identify an appropriate acquisition candidate for any of our businesses, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition or integrate the acquired business, products, service offerings, technologies or employees into our existing business and operations. Future acquisitions and divestitures may not be well-received by the investment community, which may cause the value of our stock to fall. We cannot ensure that we will be able to identify or complete any acquisition, divestiture or discontinued business in the future. Further, the terms of our indebtedness constrain our ability to make and finance additional acquisitions or divestitures.

If we acquire businesses, new products, service offerings or technologies in the future, we may incur significant acquisition-related costs. In addition, we may be required to amortize significant amounts of finite-lived intangible assets and we may record significant amounts of goodwill or indefinite-lived intangible assets that would be subject to testing for impairment. We have in the past and may in the future be required to write off all or part of the intangible assets or goodwill associated with these investments that could harm our operating results. If we consummate one or more significant future acquisitions in which the consideration consists of stock or other securities, our existing stockholders’ ownership could be significantly diluted. If we were to proceed with one or more significant future acquisitions in which the consideration included cash, we could be required to use a substantial portion of our cash and investments. Acquisitions could also cause operating margins to fall depending on the businesses acquired.

Our strategic investments may involve joint development, joint marketing, or entry into new business ventures, or new technology licensing. Any joint development efforts may not result in the successful introduction of any new products or services by us or a third party, and any joint marketing efforts may not result in increased demand for our products or services. Further, any current or future strategic acquisitions and investments by us may not allow us to enter and compete effectively in new markets or enhance our business in our existing markets and we may have to impair the carrying amount of our investments.

We could be adversely impacted by changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters.

International Financial Reporting Standards and related accounting pronouncements, implementation guidelines, and interpretations with regard to a wide range of matters that are relevant to our businesses, including, but not limited to, revenue recognition, asset impairment, inventories, customer rebates and other customer consideration, tax matters, and litigation and other contingent liabilities are highly complex and involve many subjective assumptions, estimates and judgments. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments could significantly change our reported or expected financial performance or financial condition. New accounting guidance may also require systems and other changes that could increase our operating costs and/or change our financial statements. For example, implementing future accounting guidance related to revenue, accounting for leases and other areas could require us to make significant changes to our accounting systems, impact existing debt agreements and result in adverse changes to our financial statements.

Risks Related to Government Regulation

The impact of potential changes in customs, tariffs, and trade policies in the United States and the potential corresponding actions by other countries, including recent trade initiatives announced by the U.S. presidential administration against China, in which we do business could adversely impact our financial performance.

The U.S. government has made proposals that are intended to address trade imbalances, which include encouraging increased production in the United States. These proposals could result in increased customs duties and tariffs, and the renegotiation of some U.S. trade agreements. We import a significant percentage of our products into the United States, and an increase in customs duties and tariffs with respect to these imports could negatively impact our financial performance. If such customs duties and tariffs are implemented, it also may cause U.S. trading partners to take actions with respect to U.S. imports or U.S. investment activities in their respective countries. Any potential changes in trade policies in the United States and the potential corresponding actions by other countries in which we do business could adversely impact our financial performance. Given the level of uncertainty over which provisions will be enacted, we cannot predict with certainty the impact of the proposals.

For example, in 2018, the U.S. presidential administration and Chinese government imposed significant tariffs on exports between the two countries. This evolving policy dispute between China and the United States is likely to have significant impact on the industries in which we participate, directly and indirectly, and no assurance can be given that any individual customer or significant groups of companies or a particular industry, will not be adversely impacted by any governmental actions taken by either China or the United States. In addition, we manufacture our mobile phones at our facility in Shenzhen, China, which could result in significant additional costs to us when shipping our products to various customers in the United States. It is not possible to predict with any certainty the outcome of the trade dispute between the United States and China, and prolonged or increased tariffs on imports from China to the United States would adversely impact our business, results of operations and financial condition.

In 2020, a Phase One trade agreement was signed imposing specific targets for Chinese purchases of various exports from the United States. These ambitious commitments specified numerical targets in U.S. goods and services exports to China for increases of $77 billion in 2020 and $123 billion in 2021 from the 2017 baseline. The Phase One agreement also imposed numerous tariffs on a variety of goods including but not limited to imports from China along with steel and aluminum imports from across the world, creating an upward pressure on prices in the United States. These tariffs currently impact over $350 billion of imports and exports and increase consumer costs by roughly $51 billion annually based on 2021 import levels. The uncertainty of the Phase One deal, unilaterally imposed in 2020 and substantially still in effect today, lie in their conditions. For instance, Section 301 enables the president to impose tariffs or quotas wherever the United States Trade Representative (USTR) finds that other nations are engaging in unfair trade practices and Section 232 allows the president to impose trade barriers if the Department of Commerce finds that imports threaten U.S. national security. The Company will be unable to pre-empt decisions of this nature, and as such, the risks and consequences which accompany them.

In 2021, the U.S. presidential administration signed Executive Order 14017 into order, assessing vulnerabilities in four priority product areas: semiconductors, large capacity batteries, critical minerals and materials, and pharmaceuticals and active pharmaceutical ingredients. Executive Order 14017 established an interagency Supply Chain Trade Task Force led by USTR. This task force was directed to identify foreign trade practices that the U.S. deemed unfair or otherwise determined to cause erosion to U.S. critical supply chains. The impact and decisions of this task force may cause consequential action from other trading partners, potentially impacting the Company’s financial performance.

Later in 2021 and into 2022, the U.S. Administration replaced the Section 232 tariffs on steel and aluminum imports from the EU with a tariff rate quota system (TRQ), replaced the Section 232 tariffs on steel imports from Japan with a TRQ (the Section 232 aluminum imports from Japan are still in effect) and, as of March 2022, replaced the Section 232 tariffs on steel and aluminum imports from the UK with a TRQ. To date, the US Administration has kept in place all of the Section 301 tariffs on Chinese imports, which might influence importers to shift away from China and reorganize supply chains or otherwise cause decreased trade altogether – both imports and exports – raising prices and reducing options for consumers and businesses in the U.S. While a number of exclusions and extensions to these tariffs exist and evolve within the current administration, retaliatory actions by other nations remain a possibility.

In 2022, five nations had levied retaliatory tariffs up to 70 percent on approximately $73.2 billion of U.S. exports. These tariffs do not include retaliation by Canada and Mexico; following the reversal of U.S. steel and aluminum tariffs, both Canada and Mexico withdrew their retaliatory tariffs of 7 percent to 25 percent on approximately $20 billion of U.S. exports. These tariffs also no longer include retaliation by the EU, as it cancelled its retaliatory tariffs in exchange for the United States replacing the aluminum and steel tariffs with a TRQ for EU imports.

The invasion of Ukraine by Russia has resulted increased sanctions on trade with Russia which could reverberate to other countries, other economies and other markets. On February 24, 2023, the United States, in coordination with allies and G7 partners, announced a new set of sanctions, export controls and tariffs targeting key, revenue-generating sectors of the Russian economy and restricting trade with over 200 persons, including both Russian and third-country actors across Europe, Asia and the Middle East. These new measures, taken by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or OFAC, US Department of Commerce’s Bureau of Industry and Security, or BIS, Office of the US Trade Representative, or USTR and U.S. Department of State, mark the one-year anniversary of Russia’s war against Ukraine. These measures include the following:

●	OFAC: (i) announced a new determination targeting the metals and mining sector of the Russian Federation economy under Executive Order 14024; (ii) added 83 entities and 22 individuals to the Specially Designated Nationals and Blocked Persons List, including over 30 third-country individuals and entities, resulting in the freezing of their assets within U.S. jurisdiction and prohibitions on transactions by U,S, persons or within the U.S. that involve such persons and their 50 percent or more owned entities; and (iii) made additions and revisions to several existing general licenses.

●	BIS: (i) announced four new rules targeting Russia’s defense-industrial base and military and third countries supporting Russia; (ii) expanded export controls under the Export Administration Regulations, including licensing requirements on several commercial and industrial items; and (iii) added 86 entities to the Entity List determined to have engaged in sanctions evasion and backfill activities in support of Russia’s defense-industrial sector, prohibiting the targeted companies from purchasing items, such as semiconductors, whether made in the US or with certain US technology or software abroad.

●	USTR announced additional tariff increases, primarily targeting metals, minerals and chemical products.

These sanctions, export controls and tariffs are part of the U.S.’s ongoing to impose economic costs on Russia in response to its actions in Ukraine.

We are subject to anti-corruption, anti-bribery, anti-money laundering, economic sanctions, export control, and similar laws. Non-compliance with such laws can subject us to criminal or civil liability and harm our business, revenues, financial condition and results of operations.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute, the U.S. Travel Act, and other anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies and their employees and third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. As we increase our international presence, we may engage with distributors and third-party intermediaries to market our solutions and to obtain necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities.

The United States has imposed economic sanctions that affect transactions with designated foreign countries, nationals and others. In particular, the United States prohibits U.S. persons from engaging with individuals and entities identified as “Specially Designated Nationals,” such as terrorists and narcotics traffickers. These prohibitions are administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control. OFAC rules prohibit U.S. persons from engaging in, or facilitating a foreign person’s engagement in, transactions with or relating to the prohibited individual, entity or country, and require the blocking of assets in which the individual, entity or country has an interest. Blocked assets (e.g., property or bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Other countries in which we operate, including Canada and the United Kingdom, also maintain economic and financial sanctions regimes.

Some of our solutions, including software updates and third-party accessories, may be subject to U.S. export control laws, including the Export Administration Regulations; however, the vast majority of our products are non-U.S.-origin items, developed and manufactured outside of the United States, and therefore not subject to these laws. For third-party accessories, we rely on manufactures to supply the appropriate export control classification numbers that determine our obligations under these laws.

We cannot assure you that our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we increase our international presence, our risks under these laws, rules, and regulations may increase. Further, any change in the applicability or enforcement of these laws, rules, and regulations could adversely impact our business operations and financial results.

Detecting, investigating and resolving actual or alleged violations can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery, anti-money laundering, or economic sanctions laws, rules, and regulations could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, revenues, financial condition, and results of operations would be significantly harmed. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our business, financial condition and results of operations.

We are subject to a wide range of product regulatory and safety, consumer, worker safety and environmental laws and regulations.

Our operations and the products we manufacture and/or sell are subject to a wide range of product regulatory and safety, consumer, worker safety and environmental laws and regulations. Compliance with such existing or future laws and regulations could subject us to future costs or liabilities, impact our production capabilities, constrict our ability to sell, expand or acquire facilities, restrict what solutions we can offer and generally impact our financial performance. Our products are designed for use in potentially explosive or hazardous environments. If our product design fails for any reason in such environments, we may be subject to product liabilities and future costs. In addition, some of these laws are environmental and relate to the use, disposal, remediation, emission and discharge of, and exposure to hazardous substances. These laws often impose liability and can require parties to fund remedial studies or actions regardless of fault. Environmental laws have tended to become more stringent over time and any new obligations under these laws could have a negative impact on our operations or financial performance.

Laws focused on the energy efficiency of electronic products and accessories, recycling of both electronic products and packaging, reducing or eliminating certain hazardous substances in electronic products, and the transportation of batteries continue to expand significantly. Laws pertaining to accessibility features of electronic products, standardization of connectors and power supplies, the transportation of lithium-ion batteries, and other aspects are also proliferating. There are also demanding and rapidly changing laws around the globe related to issues such as product safety, radio interference, radio frequency radiation exposure, medical related functionality, and consumer and social mandates pertaining to use of wireless or electronic equipment. These laws, and changes to these laws, could have a substantial impact on whether we can offer certain products, solutions, and services, and on what capabilities and characteristics our products or services can or must include.

These laws and regulations impact our products and could negatively impact our ability to manufacture and sell products competitively. In addition, we anticipate that we will see increased demand to meet voluntary criteria related to reduction or elimination of certain constituents from products, increasing energy efficiency and providing additional accessibility.

Changes in laws and regulations concerning the use of telecommunication bandwidth could increase our costs and adversely impact our business.

Our business depends on our ability to sell devices that use telecommunication bandwidth allocated to licensed and unlicensed wireless services, and that use of that bandwidth is subject to laws and regulations that are subject to change over time. Changes in the permitted uses of telecommunication bandwidth, reallocation of such bandwidth to different uses, and new or increased regulation of the capabilities, manufacture, importation, and use of devices that depend on such bandwidth could increase our costs, require costly modifications to our products before they are sold, or limit our ability to sell those products into our target markets. In addition, we are subject to regulatory requirements for certification and testing of our products before they can be marketed or sold. Those requirements may be onerous and expensive. Changes to those requirements could result in significant additional costs and could adversely impact our ability to bring new products to market in a timely fashion.

We are subject to a wide range of privacy and data security laws, regulations and other legal obligations.

Personal privacy and information security are significant issues in the United States and the other jurisdictions in which we operate or make our products and applications available. The legislative and regulatory framework for privacy and security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Our handling of data is subject to a variety of laws and regulations, including regulation by various government agencies, including the U.S. Federal Trade Commission, or FTC, and various state, local and foreign agencies. We may collect personally identifiable information, or PII, and other data from our customers. We use this information to provide services to our customers and to support, expand and improve our business. We may also share customers’ PII with third parties as allowed by applicable law and agreements and authorized by the customer or as described in our privacy policy.

The U.S. federal and various state and foreign governments have adopted or proposed limitations on the collection, distribution, transfer, use and storage of PII. In the United States, the FTC and many state attorneys general are applying federal and state consumer protection laws as imposing standards for the online collection, use and dissemination of data. Many foreign countries and governmental bodies, including Canada, the European Union and other relevant jurisdictions, have laws and regulations concerning the collection and use of PII obtained from their residents or by businesses operating within their jurisdiction. These laws and regulations often are more restrictive than those in the United States. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of data that identifies or may be used to identify or locate an individual, such as names, email addresses and, in some jurisdictions, Internet Protocol, or IP, addresses. Within the European Union, legislators have adopted the General Data Protection Regulation, or GDPR, effective May 2018 which may impose additional obligations and risk upon our business, and which may increase substantially the penalties to which we could be subject in the event of any non-compliance. We may incur substantial expense in complying with the obligations imposed by the governments of the foreign jurisdictions in which we do business or seek to do business and we may be required to make significant changes in our business operations, all of which may adversely impact our revenues and our business overall.

Although we are working to comply with those federal, state, and foreign laws and regulations, industry standards, contractual obligations and other legal obligations that apply to us, those laws, regulations, standards and obligations are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another, other requirements or legal obligations, our practices or the features of our products or applications. At state level, lawmakers continue to pass new laws concerning privacy and data security. Particularly notable in this regard is the California Consumer Privacy Act, or CCPA, which became effective on January 1, 2020. The CCPA will introduce significant new disclosure obligations and provide California consumers with significant new privacy rights. Any failure or perceived failure by us to comply with federal, state or foreign laws or regulations, industry standards, contractual obligations or other legal obligations, or any actual or suspected security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of PII or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause our customers to lose trust in us, which could have an adverse impact on our reputation and business. Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable laws, regulations, policies, industry standards, contractual obligations, or other legal obligations could result in additional cost and liability to us, damage our reputation, inhibit sales and adversely impact our business.

We also expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in the United States, the European Union and other jurisdictions, and we cannot yet determine the impact such future laws, regulations and standards may have on our business. New laws, amendments to or re-interpretations of existing laws and regulations, industry standards, contractual obligations and other obligations may require us to incur additional costs and restrict our business operations. Such laws and regulations may require companies to implement privacy and security policies, permit users to access, correct and delete personal information stored or maintained by such companies, inform individuals of security breaches that affect their personal information, and, in some cases, obtain individuals’ consent to use PII for certain purposes. In addition, a foreign government could require that any PII collected in a country not be disseminated outside of that country, and we are not currently equipped to comply with such a requirement.

Risks Related to Our Intellectual Property

If we are unable to successfully protect our intellectual property, our competitive position may be harmed.

Our ability to compete is heavily affected by our ability to protect our intellectual property. We rely on a combination of patent licenses, confidentiality procedures and contractual provisions to protect our proprietary rights. We also enter, and plan to continue to enter, into confidentiality, invention assignment or license agreements with our employees, consultants and other parties with whom we contract, and control access to and distribution of our software, documentation and other proprietary information. The steps we take to protect our intellectual property may be inadequate, and it is possible that some or all of our confidentiality agreements will not be honored and certain contractual provisions may not be enforceable. Existing trade secret, trademark and copyright laws offer only limited protection. Unauthorized parties may attempt to copy aspects of our products or obtain and use information which we regard as proprietary. Policing unauthorized use of our products is difficult, time consuming and costly, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology, the effect of either of which would harm our competitive position in the market. Furthermore, disputes can arise with our strategic partners, customers or others concerning the ownership of intellectual property.

Others may claim that we infringe on their intellectual property rights, which may result in costly and time-consuming litigation and could delay or otherwise impair the development and commercialization of our products.

In recent years, there has been a significant increase in litigation in the United States involving patents and other intellectual property rights, and because our products are comprised of complex technology, we are often involved in or impacted by assertions, including both requests to take licenses and litigation, regarding infringement of patent and other intellectual property rights of third parties. Third parties have asserted, and in the future may assert, intellectual property infringement claims against us and against our channel partners, end customers and suppliers. For example, we had been approached by Wilson Electronics about potential infringement of several of their patents involving cellphone boosters. As a result, the Company entered into a product technology licensing agreement with Wilson Electronics that resolved their claim whereby Wilson is entitled to a 4.5% licensing fee on the revenues earned by the Company for every booster product sold Many of these assertions are brought by non-practicing entities whose principal business model is to secure patent licensing revenues from product manufacturing companies. Claims for alleged infringement and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our intellectual property rights. Defending any such claims, with or without merit, including pursuant to indemnity obligations, could be time consuming, expensive, cause product shipment delays or require us to enter into a royalty or licensing agreement, any of which could delay the development and commercialization of our products or reduce our margins. If we are unable to obtain a required license, our ability to sell or use certain products may be impaired. In addition, if we fail to obtain a license, or if the terms of the license are burdensome to us, our operations could be significantly harmed.

Our use of open-source software could subject us to possible litigation or otherwise impair the development of our products.

A portion of our technologies incorporates open-source software, including open-source operating systems such as Android, and we expect to continue to incorporate open-source software into our platform in the future. Few of the licenses applicable to open-source software have been interpreted by courts, and their application to the open-source software integrated into our proprietary technology platform may be uncertain. If we fail to comply with these licenses, then pursuant to the terms of these licenses, we may be subject to certain requirements, including requirements that we make available the source code for our software that incorporates the open-source software. We cannot assure you that we have not incorporated open-source software in our software in a manner that is inconsistent with the terms of the applicable licenses or our current policies and procedures. If an author or other third party that distributes such open-source software were to allege that we had not complied with the conditions of one or more of these licenses, we could incur significant legal expenses defending against such allegations. Litigation could be costly for us to defend, have a negative effect on our operating results and financial condition or require us to devote additional research and development resources to change our technology platform.

With respect to open-source operating systems, if third parties cease continued development of such operating systems or restrict our access to such operating system, our business and financial results could be adversely impacted. We are dependent on third parties’ continued development of operating systems, software application ecosystem infrastructures, and such third parties’ approval of our implementations of their operating and system and associated applications. If such parties cease to continue development or support of such operating systems or restrict our access to such operating systems, we would be required to change our strategy for our devices. As a result, our financial results could be negatively impacted because a resulting shift away from the operating systems we currently use, and the associated applications ecosystem could be costly and difficult.

Our inability to obtain and maintain any third-party license required to develop new products and product enhancements could seriously harm our business, financial condition and results of operations.

From time to time, we are required to license technology from third parties to develop new products or product enhancements. Third-party licenses may not be available to us on commercially reasonable terms, or at all. If we fail to renew any intellectual property license agreements on commercially reasonable terms, or any such license agreements otherwise expire or terminate, we may not be able to use the patents and technologies of these third parties in our products, which are critical to our success. We cannot assure you that we will be able to effectively control the level of licensing and royalty fees paid to third parties, and significant increase in such fees could have a significant and adverse impact on our future profitability. Seeking alternative patents and technologies may be difficult and time-consuming, and we may not be successful in finding alternative technologies or incorporating them into our products. Our inability to obtain any third-party license necessary to develop new products or product enhancements could require us to obtain substitute technology of lower quality or performance standards, or at greater cost, which could seriously harm our business, financial condition and results of operations.

Risks Relating to our Locations in Israel and Canada and our International Operations

We also conduct our operations in Israel. Conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them, may affect our operations.

Since 2015, we operate a cellular technology company in Israel and a number of our officers, directors and employees are residents of Israel, and because of this our business and operations are directly affected by economic, political, geopolitical and military conditions in Israel.

Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which have negatively affected business conditions in Israel.

During the summer of 2006, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party. In December 2008 and January 2009 there was an escalation in violence among Israel, Hamas, the Palestinian Authority and other groups, as well as extensive hostilities along Israel’s border with the Gaza Strip, which resulted in missiles being fired from the Gaza Strip into Southern Israel. During November 2012 and from July through August 2014, Israel was engaged in an armed conflict with a militia group and political party who controls the Gaza Strip, which resulted in missiles being fired from the Gaza Strip into Southern Israel, as well as at areas more centrally located near Tel Aviv and at areas surrounding Jerusalem. In October 7, 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. Moreover, the clash between Israel and Hezbollah in Lebanon, may escalate in the future into a grater regional conflict.

Any hostilities involving Israel, or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our operations and results of operations and could make it more difficult for us to raise capital. Parties and our employees/contractors with whom we may do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary. The conflict situation in Israel could cause situations where our operational/functional or auditing bodies could not be able to function adequately, thus possibly leading to temporary suspensions or even cancellations of our product deliveries, our work-flow clearance or other certifications.

The conflict situation in Israel could cause disruptions in our supply chain and international trade, including the import of inputs and the export of our products, The conflict situation in Israel could also result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

There have been travel advisories imposed as related to travel to Israel, and restriction on travel, or delays and disruptions as related to imports and exports may be imposed in the future. Additionally, members of our management and employees are located and reside in Israel. Shelter-in-place and work-from-home measures, government-imposed restrictions on movement and travel and other precautions taken to address the ongoing conflict may temporarily disrupt our management and employees’ ability to effectively perform their daily tasks.

The Israel Defense Force (the “IDF”), the national military of Israel, is a conscripted military service, subject to certain exceptions. Several of our employees are or now may be subject to military service in the IDF and have been and may be called to serve. It is possible that there will be further military reserve duty call-ups in the future, which may affect our business due to a shortage of skilled labor and loss of institutional knowledge, and necessary mitigation measures we may take to respond to a decrease in labor availability, such as overtime and third-party outsourcing, for example, which may have unintended negative effects and adversely impact our results of operations, liquidity or cash flows.

It is currently not possible to predict the duration or severity of the ongoing conflict or its effects on our business, operations and financial conditions. The ongoing conflict is rapidly evolving and developing, and could disrupt our business and operations, interrupt our sources and availability of supply and hamper our ability to raise additional funds or sell our securities, among others.

Conditions in Israel could materially and adversely affect our business.

A number of our officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries, as well as terrorist acts committed within Israel by hostile elements. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. During the summer of 2006, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party. In December 2008 and January 2009 there was an escalation in violence among Israel, Hamas, the Palestinian Authority and other groups, as well as extensive hostilities along Israel’s border with the Gaza Strip, which resulted in missiles being fired from the Gaza Strip into Southern Israel. During November 2012 and from July through August 2014, Israel was engaged in an armed conflict with a militia group and political party who controls the Gaza Strip, which resulted in missiles being fired from the Gaza Strip into Southern Israel, as well as at areas more centrally located near Tel Aviv and at areas surrounding Jerusalem. These conflicts involved missile strikes against civilian targets in various parts of Israel, including areas in which our employees and some of our consultants are located, and negatively affected business conditions in Israel. This pattern of activity erupts from time to time with varying degrees of intensity and for varying periods of time and typically ends with a cease fire until hostilities flare up again.

Since February 2011, Egypt has experienced political turbulence and an increase in terrorist activity in the Sinai Peninsula. Such political turbulence and violence may damage peaceful and diplomatic relations between Israel and Egypt, and could affect the region as a whole. Similar civil unrest and political turbulence has occurred in other countries in the region, including Syria, which shares a common border with Israel, and is affecting the political stability of those countries. Since April 2011, internal conflict in Syria has escalated and chemical weapons have been used in the region. Foreign actors have intervened and may continue to intervene in Syria. This instability and any intervention may lead to deterioration of the political and economic relationships that exist between the State of Israel and some of these countries and may lead to additional conflicts in the region. In addition, Iran has threatened to attack Israel and may be developing nuclear weapons. Iran also has a strong influence among extremist groups in the region, including Hamas in Gaza, Hezbollah in Lebanon and various rebel militia groups in Syria. These situations have escalated at various points in recent years and may escalate in the future to more violent events, which may affect Israel and us. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions and could harm our results of operations and could make it more difficult for us to raise capital. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business. A campaign of boycotts, divestment and sanctions has been undertaken against Israel, which could also adversely impact our business.

In addition, many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, which may include the call-up of members of our management. Such disruption could materially adversely affect our business, prospects, financial condition and results of operations.

It may be difficult to enforce a U.S. judgment against us, our officers and directors named in this annual report on Form 20-F in Israel or the United States, or to assert U.S. securities laws claims in Israel or serve process on our officers and directors.

Not all of our directors or officers are residents of the United States and most of their and our assets are located outside the United States. Service of process upon us or our non-U.S. resident directors and officers may be difficult to obtain within the United States. We have been informed by our legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against us or our non-U.S. officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Additionally, Israeli courts might not enforce judgments obtained in the United States against us or our non-U.S. our directors and executive officers, which may make it difficult to collect on judgments rendered against us or our non-U.S. officers and directors.

Moreover, an Israeli court will not enforce a non-Israeli judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases), if its enforcement is likely to prejudice the sovereignty or security of the State of Israel, if it was obtained by fraud or in the absence of due process, if it is at variance with another valid judgment that was given in the same matter between the same parties, or if a suit in the same matter between the same parties was pending before a court or tribunal in Israel at the time the foreign action was brought. For more information, see “Enforceability of Civil Liabilities.”

Because we are a corporation incorporated in British Columbia and some of our directors and officers are resident in Canada, it may be difficult for investors in the United States to enforce civil liabilities against us based solely upon the federal securities laws of the United States. Similarly, it may be difficult for Canadian investors to enforce civil liabilities against our directors and officers residing outside of Canada.

We are a corporation incorporated under the laws of British Columbia with our principal place of business in Montreal, Canada. Some of our directors and officers and the auditors or other experts named herein are residents of Canada and all or a substantial portion of our assets and those of such persons are located outside the United States. Consequently, it may be difficult for U.S. investors to effect service of process within the United States upon us or our directors or officers or such auditors who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the Securities Act. Investors should not assume that Canadian courts: (i) would enforce judgments of U.S. courts obtained in actions against us or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or blue-sky laws of any state within the United States or (ii) would enforce, in original actions, liabilities against us or such persons predicated upon the U.S. federal securities laws or any such state securities or blue-sky laws.

Similarly, some of our directors and officers are residents of countries other than Canada and all or a substantial portion of the assets of such persons are located outside Canada. As a result, it may be difficult for Canadian investors to initiate a lawsuit within Canada against these non-Canadian residents. In addition, it may not be possible for Canadian investors to collect from these non-Canadian residents’ judgments obtained in courts in Canada predicated on the civil liability provisions of securities legislation of certain of the provinces and territories of Canada. It may also be difficult for Canadian investors to succeed in a lawsuit in the United States, based solely on violations of Canadian securities laws.

We have operations in China, which exposes us to risks inherent in doing business there.

We use multiple third-party suppliers and manufacturers based primarily in China. With the rapid development of the Chinese economy, the cost of labor has increased and may continue to increase in the future. Furthermore, pursuant to Chinese labor laws, employers in China are subject to various requirements when signing labor contracts, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. Our results of operations will be materially and adversely affected if the labor costs of our third-party suppliers and manufacturers increase significantly. In addition, we and our manufacturers and suppliers may not be able to find a sufficient number of qualified workers due to the intensely competitive and fluid market for skilled labor in China.

Operating in China exposes us to political, legal and economic risks. In particular, the political, legal and economic climate in China, both nationally and regionally, is fluid and unpredictable. Our ability to utilize parties that operate in China may be adversely affected by changes in U.S. and Chinese laws and regulations such as those related to, among other things, taxation, import and export tariffs, environmental regulations, land use rights, intellectual property, currency controls, network security, employee benefits, hygiene supervision and other matters. In addition, we may not obtain or retain the requisite legal permits to continue utilizing third-parties that operate in China, and costs or operational limitations may be imposed in connection with obtaining and complying with such permits. In addition, Chinese trade regulations are in a state of flux, and we may potentially become subject to other forms of taxation, tariffs and duties in China. Furthermore, the third parties we rely on in China may disclose our confidential information or intellectual property to competitors or third parties, which could result in the illegal distribution and sale of counterfeit versions of our products. If any of these events occur, our business, financial condition and results of operations could be materially and adversely affected.

Operating outside of the United States presents specific risks to our business, and we have substantial operations outside of the United States.

Most of our employee base and operations are located outside the United States, primarily in Canada and Israel. Most of our software development, third-party contract manufacturing, and product assembly operations are conducted outside the United States.

Risks associated with operations outside the United States include:

●	effectively managing and overseeing operations that are distant and remote from corporate headquarters may be difficult and may impose increased operating costs;

●	fluctuating foreign currency rates could restrict sales, increase costs of purchasing, and impact collection of receivables outside of the United States;

●	volatility in foreign credit markets may affect the financial well-being of our customers and suppliers;

●	violations of anti-corruption laws, including the Foreign Corrupt Practices Act and the U.K. Bribery Act could result in large fines and penalties;

●	violations of privacy and data security laws could result in large fines and penalties; and

●	tax disputes with foreign taxing authorities, and any resultant taxation in foreign jurisdictions associated with operations in such jurisdictions, including with respect to transfer pricing practices associated with such operations.

Foreign currency fluctuations may reduce our competitiveness and sales in foreign markets.

The relative change in currency values creates fluctuations in product pricing for international customers. These changes in foreign end-customer costs may result in lost orders and reduce the competitiveness of our products in certain foreign markets. These changes may also negatively impact the financial condition of some foreign customers and reduce or eliminate their future orders of our products. We also face adverse changes in, or uncertainty of, local business laws or practices, including the following:

●	foreign governments may impose burdensome tariffs, quotas, taxes, trade barriers, or capital flow restrictions;

●	restrictions on the export or import of technology may reduce or eliminate the ability to sell in or purchase from certain markets;

●	political and economic instability, including deterioration of political relations between the United States and other countries, may reduce demand for our solutions or put our non-U.S. assets at risk;

●	potentially limited intellectual property protection in certain countries may limit recourse against infringing on our solutions or cause us to refrain from selling in certain geographic territories;

●	staffing may be difficult along with higher turnover at international operations;

●	a government-controlled exchange rate and limitations on the convertibility of currencies, including the Chinese yuan;

●	transportation delays and customs related delays that may affect production and distribution of our products; and

●	integration and enforcement of laws vary significantly among jurisdictions and may change significantly over time.

Our failure to manage any of these risks successfully could harm our international operations and adversely impact our business, operating results and financial condition.

Risks Related to This Offering and Ownership of Our Securities

It is not possible to predict the actual number of ELOC Shares, if any, we will sell under the ELOC Purchase Agreement to the Investor, or the actual gross proceeds resulting from those sales.

Effective as of October 21, 2024, we entered into the ELOC Purchase Agreement with the Investor, pursuant to which the Investor has committed to purchase up to $7,000,000 of shares of the Company’s Common Shares, subject to certain limitations and conditions set forth in the ELOC Purchase Agreement. The Company’s Common Shares that may be issued under the ELOC Purchase Agreement may be sold by us to the Investor at our discretion from time to time.

We generally have the right to control the timing and amount of any sales of our Common Shares to the Investor under the ELOC Purchase Agreement. Sales of the Company’s Common Shares, if any, to the Investor under the ELOC Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Investor all, some or none of the Company’s Common Shares that may be available for us to sell to the Investor pursuant to the ELOC Purchase Agreement.

Because the purchase price per share to be paid by the Investor for the Company’s Common Shares that we may elect to sell to the Investor under the ELOC Purchase Agreement, if any, will fluctuate based on the market prices of the Company’s Common Shares prior to each issuance made pursuant to the ELOC Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of the Company’s Common Shares that we will sell to the Investor under the ELOC Purchase Agreement, the purchase price per share that the Investor will pay for shares purchased from us under the ELOC Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Investor under the ELOC Purchase Agreement, if any.

Moreover, although the ELOC Purchase Agreement provides that we may sell up to an aggregate of $7,000,000 of shares of the Company’s Common Shares to the Investor, only 5,594,616 shares of the Company’s Common Shares are being registered for resale under the registration statement that includes this prospectus. If we elect to sell to the Investor all of the 5,594,616 shares of the Company’s Common Shares being registered for resale under this prospectus, depending on the market price of the Company’s Common Shares prior to each advance made pursuant to ELOC Purchase Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the $7,000,000 available to us under the ELOC Purchase Agreement, which could materially adversely affect our liquidity.

If it becomes necessary for us to issue and sell to the Investor under the ELOC Purchase Agreement more than the 5,594,616 shares of the Company’s Common Shares being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $7,000,000 under the ELOC Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Investor of any such additional shares of the Company’s Common Shares we wish to sell from time to time under the ELOC Purchase Agreement, which the SEC must declare effective. Any issuance and sale by us under the ELOC Purchase Agreement of the Company’s Common Shares in addition to the 5,594,616 shares of the Company’s Common Shares being registered for resale by the Investor under the registration statement that includes this prospectus could cause additional dilution to our stockholders.

We are not required or permitted to issue any shares of the Company’s Common Shares under the ELOC Purchase Agreement if such issuance would breach our obligations under the rules or regulations of Nasdaq. In addition, the Investor will not be required to purchase any shares of the Company’s Common Shares if such sale would result in the Investor’s beneficial ownership exceeding 4.99% of the then issued and outstanding shares of the Company’s Common Shares. Our inability to access a part or all of the amount available under the ELOC Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

Investors who buy ELOC Shares from the Investor at different times will likely pay different prices.

Pursuant to the ELOC Purchase Agreement, we will have discretion, to vary the timing, price and number of shares sold to the Investor. If and when we elect to sell the ELOC Shares to the Investor pursuant to the ELOC Purchase Agreement, after the Investor has acquired such ELOC Shares, the Investor may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from the Investor in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Investor in this offering as a result of future sales made by us to Investor at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Investor under the ELOC Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Investor may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Rule 144 sales in the future may have a depressive effect on our share price.

All of the outstanding common shares held by the present officers, directors, and affiliate shareholders are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who is an affiliate or officer or director who has held restricted securities for six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a company’s outstanding common shares. There is no limitation on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of six months if our company is a current reporting company under the Exchange Act. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to subsequent registration of common shares of present shareholders, may have a depressive effect upon the price of the common shares in any market that may develop.

The sale of a substantial amount of ELOC Shares and Shares in the public market could adversely affect the prevailing market price of our Common Shares.

We are registering for resale an aggregate of up to $7 million of ELOC Shares, together with 210,000 common shares convertible upon the conversion of the Commitment Shares. Sales of substantial amounts of our Common Shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Shares. We cannot predict if and when the Investor may sell such shares in the public markets. Furthermore, in the future, we may issue additional Common Shares or other equity or debt securities convertible into Common Shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

Outstanding warrants and future sales of our Securities may further dilute the Common Shares and adversely impact the price of our Common Shares.

As of October 28, 2024, we had 3,992,359 Common Shares issued and outstanding. As of October 28, 2024, we have outstanding unexercised warrants to purchase 1,597 Common Shares as of October 28, 2024 that expire between September 25, 2025 until infinity (as 557 warrants have no expiry date). If the holder of our free trading shares wanted to sell these shares, there might not be enough purchasers to maintain the market price of our Common Shares on the date of such sales. Any such sales, or the fear of such sales, could substantially decrease the market price of our Common Shares and the value of your investment.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional Common Shares or other securities convertible into or exchangeable for our Common Shares that could result in further dilution to the investor purchasing our Common Shares in this offering or result in downward pressure on the price of our Common Shares. We may sell our Common Shares or other securities in any other offering at prices that are higher or lower than the prices paid by the investor in this offering, and the investor purchasing shares or other securities in the future could have rights superior to existing shareholders. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, our Common Shares in the future and those options, warrants or other securities are exercised, converted or exchanged, stockholders may experience further dilution.

The market for our Common Shares may not provide investors with adequate liquidity.

Liquidity of the market for our Common Shares depends on a number of factors, including our financial condition and operating results, the number of holders of our Common Shares, the market for similar securities and the interest of securities dealers in making a market in the securities. We cannot predict the extent to which investor interest in the Company will maintain a trading market in our Common Shares, or how liquid that market will be. If an active market is not maintained, investors may have difficulty selling Common Shares that they hold.

Since we do not expect to pay any cash dividends for the foreseeable future, investors may be forced to sell their stock in order to obtain a return on their investment.

We do not anticipate declaring or paying in the foreseeable future any cash dividends on our capital stock. Instead, we plan to retain any earnings to finance our operations and growth plans discussed elsewhere or incorporated by reference in this prospectus. Accordingly, investors must rely on sales of their Common Shares after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase our Common Shares.

The trading price of our Common Shares has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

Our share price is highly volatile. During the period from January 1, 2024 to October 28, 2024, the closing price of our Common Shares ranged from a high of $87.30 per share to a low of $0.80 per share. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your Common Shares at or above the public offering price and you may lose some or all of your investment.

Our management will have broad discretion over the use of the proceeds we receive from the sale of the ELOC Shares made pursuant to the ELOC Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of the ELOC Shares made pursuant to the ELOC Purchase Agreement, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. However, we have not determined the specific allocation of any net proceeds among these potential uses, and the ultimate use of the net proceeds may vary from the currently intended uses. The net proceeds may be used for corporate purposes that do not enhance our operating results or the value of our Common Shares.

If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, Nasdaq could delist our Common Shares and Prior Warrants.

In order to maintain the listing of our Common Shares and Prior Warrants on the Nasdaq Capital Market, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with such applicable listing standards.

In addition, pursuant to Nasdaq Listing Rule 5810(c)(3)(A)(iii), if the Company’s Common Shares trade below $0.10 per share for 10 consecutive trading days, the Company could be subject to a Nasdaq delisting notification which could result in the delisting of the Company’s Common Shares from the Nasdaq Capital Market immediately unless appealed or unless the Nasdaq provides a compliance period in which to cure such bid price deficiency.

If the Common Shares are not listed on Nasdaq at any time after this offering, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity;

●	a determination that the Common Shares are a “penny stock” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the Common Shares;

●	a limited amount of news and analyst coverage for our Company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Upon delisting from the Nasdaq Capital Market, our Common Shares would be traded over-the-counter inter-dealer quotation system, more commonly known as the OTC. OTC transactions involve risks in addition to those associated with transactions in securities traded on the securities exchanges, such as the Nasdaq Capital Market, or Exchange-listed Stocks. Many OTC stocks trade less frequently and in smaller volumes than Exchange-listed Stocks. Accordingly, our stock would be less liquid than it would be otherwise. Also, the values of OTC stocks are often more volatile than Exchange-listed Stocks. Additionally, institutional investors are usually prohibited from investing in OTC stocks, and it might be more challenging to raise capital when needed.

In addition, if our Common Shares are delisted, your ability to transfer or sell your Common Shares may be limited and the value of those securities will be materially adversely affected.

If our Common Shares become subject to the penny stock rules, it may be more difficult to sell our Common Shares.

The Securities and Exchange Commission (“SEC” or the “Commission”) has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The OTC Bulletin Board does not meet such requirements and if the price of our Common Shares is less than $5.00 and our Common Shares are no longer listed on a national securities exchange such as Nasdaq, our stock may be deemed a penny stock. The penny stock rules require a broker-dealer, at least two business days prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver to the customer a standardized risk disclosure document containing specified information and to obtain from the customer a signed and dated acknowledgment of receipt of that document. In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive: (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Shares, and therefore shareholders may have difficulty selling their shares.

Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

Nasdaq Listing Rules require listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we may follow home country practice in lieu of the above requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of the Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our company may decrease as a result. In addition, Nasdaq Listing Rules also require foreign private issuers to have a compensation committee, a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, are not subject to these requirements. Nasdaq Listing Rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, and certain Common Share issuances. We intend to comply with the requirements of Nasdaq Listing Rules in determining whether shareholder approval is required on such matters and to appoint a nominating and corporate governance committee. We may, however, consider following home country practice in lieu of the requirements under Nasdaq Listing Rules with respect to certain corporate governance standards which may afford less protection to investors.

We may issue additional debt and equity securities, which are senior to our Common Shares as to distributions and in liquidation, which could materially adversely affect the market price of our Common Shares.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our shareholders.

Any additional preferred securities, if issued by our company, may have a preference with respect to distributions and upon liquidation, which could further limit our ability to make distributions to our common shareholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing.

Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your common shares and diluting your interest in us. In addition, we can change our leverage strategy from time to time without approval of holders of our common shares, which could materially adversely affect the market share price of our common shares.

We are governed by the corporate laws of British Columbia, Canada which in some cases have a different effect on shareholders than the corporate laws of the United States.

We are governed by the Business Corporations Act (British Columbia) (the “Business Corporations Act”) and other relevant laws, which may affect the rights of shareholders differently than those of a company governed by the laws of a U.S. jurisdiction, and may, together with our charter documents, have the effect of delaying, deferring or discouraging another party from acquiring control of our company by means of a tender offer, a proxy contest or otherwise, or may affect the price an acquiring party would be willing to offer in such an instance. The material differences between the Business Corporations Act and Delaware General Corporation Law (the “DGCL”) that may have the greatest such effect include, but are not limited to, the following: (i) for certain corporate transactions (such as mergers and amalgamations or amendments to our articles) the Business Corporations Act generally requires the voting threshold to be a special resolution approved by 662∕3% of shareholders, or as set out in the articles, as applicable, whereas DGCL generally only requires a majority vote; and (ii) under the Business Corporations Act a holder of 5% or more of our common shares can requisition a special meeting of shareholders, whereas such right does not exist under the DGCL. We cannot predict whether investors will find our company and our common shares less attractive because we are governed by foreign laws.

U.S. holders of the Company’s shares may suffer adverse tax consequences if we are characterized as a passive foreign investment company.

The rules governing “passive foreign investment companies” (“PFICs”) can have adverse effects on U.S. Holders (as defined below in “Material U.S. Federal Income Tax Considerations”) for U.S. federal income tax purposes. Generally, if, for any taxable year, at least 75% of our gross income is passive income, or at least 50% of the value of our assets (generally, using a quarterly average) is attributable to assets that produce passive income or are held for the production of passive income (including cash), we would be characterized as a PFIC for U.S. federal income tax purposes. The determination of whether we are a PFIC, which must be made annually after the close of each taxable year, depends on the particular facts and circumstances and may also be affected by the application of the PFIC rules, which are subject to differing interpretations. Our status as a PFIC will depend on the composition of our income and the composition and value of our assets (including goodwill and other intangible assets), which will be affected by how, and how quickly, we spend any cash that is raised in this offering or in any other subsequent financing transaction.

If we are a PFIC, a U.S. Holder would be subject to adverse U.S. federal income tax consequences, such as ineligibility for certain preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. A U.S. Holder may in certain circumstances mitigate adverse tax consequences of the PFIC rules by filing an election to treat the PFIC as a qualified electing fund, or QEF, or, if shares of the PFIC are “marketable stock,” which such term includes the Common Shares, for purposes of the PFIC rules, by making a mark-to-market election with respect to the shares of the PFIC. U.S. Holders should be aware that, for each tax year, if any, that we are a PFIC, we can provide no assurances that we will satisfy the record keeping requirements of a PFIC, or that we will make available to U.S. Holders the information such U.S. Holders require to make a QEF election with respect to us, and as a result, a QEF election may not be available to U.S. Holders. For more information, see the discussion below under “Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Considerations.” You should consult your own tax advisors regarding the potential consequences to you if we were or were to become a PFIC, including the availability, and advisability, of, and procedure for making, QEF elections and mark-to-market elections.

The unfavorable outcome of any future litigation, arbitration or administrative action could have a significant adverse impact on our financial condition or results of operations.

From time to time, we are a party to litigation, arbitration, or administrative actions. Our financial results and reputation could be negatively impacted by unfavorable outcomes to any future litigation or administrative actions, including those related to the Foreign Corrupt Practices Act, the U.K. Bribery Act, or other anti-corruption laws. There can be no assurances as to the favorable outcome of any litigation or administrative proceedings. In addition, it can be very costly to defend litigation or administrative proceedings and these costs could negatively impact our financial results.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our securities will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our securities would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our securities could decrease, which might cause our stock price and trading volume to decline.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In the future, we would lose our foreign private issuer status if (i) more than 50% of our outstanding voting securities are owned by U.S. residents and (ii) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the Nasdaq Capital Market. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

We are an “emerging growth company,” and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common shares less attractive to investors.

We are an “emerging growth company,” as defined in the federal securities laws. For as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We can remain an “emerging growth company” for up to five fiscal years from the completion of our initial public offering in September 2020, although, if we have more than US$1.235 billion in annual revenue, if the market value of our common shares held by non-affiliates exceeds US$700 million as of June 30 of any year, or we issue more than US$1.0 billion of non-convertible debt over a three-year period before the end of that five-year period, we would cease to be an “emerging growth company” as of the following December 31. Investors could find our common shares less attractive if we choose to rely on these exemptions. If some investors find our common shares less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common shares and our share price may be more volatile. We have elected not to take advantage of the extended transition period allowed for emerging growth companies for complying with new or revised accounting guidance as allowed by Section 7(a)(2)(B) of the Securities Act.

We incur significant increased costs as a result of operating as a public company in the United States, and our management is required to devote substantial time to new compliance initiatives.

As a public company in the United States, we incur significant legal, accounting and other expenses that we did not incur previously. We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, which requires, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive-compensation-related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas. Recent legislation permits emerging growth companies to implement many of these requirements over a longer period and up to five years from the pricing of their initial public offering. We intend to take advantage of this new legislation but cannot assure you that we will not be required to implement these requirements sooner than planned and thereby incur unexpected expenses. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

We expect the rules and regulations applicable to public companies to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. The increased costs will decrease our net income or increase our consolidated net loss and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with International Financial Reporting Standards.

In connection with the audit of our consolidated financial statements for the years ended December 31, 2023, 2022 and 2021, our independent registered public accountants identified 3, 4 and 5 material weaknesses, respectively, in our internal control over financial reporting.

We have taken steps to remediate these material weaknesses, and to further strengthen our accounting staff and internal controls, as described above. These measures have only partially remediated the material weaknesses identified in 2023 and 2022 as discussed above. We cannot be certain that other material weaknesses and control deficiencies will not be discovered in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If our efforts are not successful or other material weaknesses or control deficiencies occur in the future, we may be unable to report our financial results accurately on a timely basis or help prevent fraud, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting, cause the market price of our Common Shares to decline, and we could be subject to sanctions or investigations by Nasdaq, the Securities and Exchange Commission, or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “likely,” and similar expressions and variations thereof are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Those statements appear in this prospectus and the documents incorporated herein by reference, particularly in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Forward-looking statements include, but are not limited to, statements about:

●	the size and growth potential of the markets for our products, and our ability to serve those markets;

●	the rate and degree of market acceptance of our products;

●	our ability to expand our sales organization to address effectively existing and new markets that we intend to target;

●	impact from future regulatory, judicial, and legislative changes or developments in the U.S. and foreign countries;

●	our ability to compete effectively in a competitive industry;

●	our ability to obtain funding for our operations and effectively utilize the capital raised therefrom;

●	our ability to attract collaborators and strategic partnerships;

●	our ability to meet the continued listing requirements and standards of the Nasdaq Capital Market, or Nasdaq;

●	our ability to meet our financial operating objectives;

●	the availability of, and our ability to attract, qualified employees for our business operations;

●	general business and economic conditions;

●	our ability to meet our financial obligations as they become due;

●	positive cash flows and financial viability of our operations and any new business opportunities;

●	our ability to secure intellectual property rights over our proprietary products or enter into license agreements to secure the legal use of certain patents and intellectual property;

●	our ability to be successful in new markets;

●	our ability to avoid infringement of intellectual property rights;

●	security, political and economic instability in the Middle East that could harm our business, including due to the current war between Israel and Hamas; and

●	the effects of the global COVID-19 pandemic and the war in Ukraine.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

Any sales of ELOC Shares by the Investor pursuant to this prospectus will be solely for the Investor’s account. We will not receive any proceeds from any such sales. However, we may receive up to $7 million in aggregate gross proceeds from the Investor under the ELOC Purchase Agreement in connection with sales of our ELOC Shares to the Investor pursuant to the ELOC Purchase Agreement after the date of this prospectus. However, the actual proceeds may be less than this amount depending on the number of the ELOC Shares sold and the price at which the ELOC Shares are sold by us under the ELOC Purchase Agreement. The use of the Facility under the ELOC Purchase Agreement is subject to certain conditions, including the effectiveness of the registration statement of which this prospectus forms a part. Therefore, funds from the $7 million gross purchase price will not be immediately available, if at all, to us, and there can be no assurances that the Facility will be available to us at all times during its term or that such purchase price will ever become available. See “Plan of Distribution” and elsewhere in this prospectus for more information.

We intend to use any proceeds from the Facility for working capital and general corporate purposes. We will have broad discretion in the way we use these proceeds. See “Risk Factors.”

The Investor will pay or assume any discounts, commissions or concessions received by them except as set forth in the ELOC Purchase Agreement. We will bear all other costs, fees and expenses incurred in effecting the registration of the ELOC Shares and the Commitment Shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of counsel and independent registered public accountants.

We cannot currently determine the price or prices at which the ELOC Shares may be sold by the Investor under this prospectus.

DIVIDEND POLICY

We have not, since the date of our incorporation, declared or paid any dividends or other distributions on our Common Shares, and do not currently have a policy with respect to the payment of dividends or other distributions. We do not currently pay dividends and do not intend to pay dividends in the foreseeable future. The declaration and payment of any dividends in the future is at the discretion of the Board and will depend on numerous factors, including compliance with applicable laws, financial performance, working capital requirements of the Company and its subsidiaries, as applicable and such other factors as its directors consider appropriate.

MANAGEMENT

Directors and Executive Officers

Set forth below is information concerning our directors, executive officers, and other key employees.

Name	Age	Position(s)
Marc Seelenfreund	55	Director; Chief Executive Officer
Gerald Bernstein	61	Chief Financial Officer
Glenn Kennedy	58	Vice President of Sales
Gidi Bracha	49	Vice President of Technology and Product Development
Gary Herman	60	Director and Chairman of the Board of Directors
Lourdes Felix	56	Director
Campbell Becher	54	Director

Marc Seelenfreund

Marc Seelenfreund is the founder and chief executive officer (CEO) of the Company since July 2015. Marc Seelenfreund has over 20 years’ experience in the telecom and cellular arena as founder of a leading telecom distribution company representing multiple global telecom vendors. From August 2004 to July 2015, he was the CEO of Accel Telecom Inc. (TASE: ACCL) representing multiple global vendors in the Israeli telecom market. Marc was an officer in the Israeli Defense Forces (IDF), received a law degree from Bar Ilan University and is the Chairman of Ono Academic College. He presently sits on the boards of Advent Technologies Holdings, Inc. (NASDAQ: AND, ADNWW).

Gerald Bernstein

Gerald Bernstein has been chief financial officer (CFO) of the Company since July 2016. Mr. Bernstein was previously the VP Finance from July 2015 until June 2016 of Pazazz Printing Inc. a printing and fulfillment service to ensure a seamless flow throughout projects including printing, graphic design, direct marketing, fulfillment and logistics. Previously, Mr. Bernstein served as the VP Finance from July 2013 until February 2015 of Amcor Holdings Inc., an international real estate development and management company. From September 2003 until July 2015, Mr. Bernstein was a self-employed certified public accountant consultant, working on various mandates in mortgage financing, tax planning, turnaround, process re-engineering and private equity due diligence. Mr. Bernstein holds a Bachelor of Commerce Degree and a Graduate Diploma in Public Accountancy from McGill University. Mr. Bernstein has been a member of the Canadian Institute of Chartered Professional Accountants since 1987.

Glenn Kennedy

Glenn Kennedy has over 25 years of sales experience in the telecommunications industry where he has managed sales nationally for Motorola Canada, HTC Communications Canada and Sonim Technologies; Glenn Kennedy is the VP Sales of Siyata Mobile Inc. since January 2017 including product certification, sales training and education to the marketplace. Previously Mr. Kennedy severed as the Director of Carrier Sales for Sonim Technologies working exclusively on the Rogers Wireless account from October 2015 until December 2016. Mr. Kennedy was the National Account Manager for HTC Communications Canada, working exclusively on the Bell Mobility account from August 2011 until August 2015. From April 2003 until May 2011, Mr. Kennedy was the National Account Manager for Motorola Mobility, working specifically on the Telus account. Mr. Kennedy has earned a Bachelor of Arts with Honors in Business Administration from the Richard Ivey School of Business at the University of Western Ontario.

Gidi Bracha

Gidi Bracha served as a VP of Technology since 2011 and has spearheaded the development of Siyata’s various cellular products. Mr. Bracha has over 15 years of technological experience in the telecommunications industry. Mr. Bracha has served in various key positions at Cellcom, Israel’s leading cellular provider, including Head of Car Mobility Products and as a Director of Type Approvals. Mr. Bracha has served as an engineer in the Anti-Aircraft division of the air force in the IDF. Mr. Bracha holds a bachelor’s degree in Engineering and Business Management from the University of Derby.

Gary Herman

Mr. Herman has been a member of the Board since August 10, 2023, and became Chairman of the Board effective May 15, 2024. Mr. Herman is a seasoned investor with many years of investment and business experience. From 2005 to 2020 he co-managed the Strategic Turnaround Equity Partners, LP (Cayman) fund and its affiliates. From January 2011 to August 2013, he was a managing member of Abacoa Capital Management, LLC, which managed Abacoa Capital Master Fund, Ltd., focused on a Global-Macro investment strategy. From 2005 to 2020, Mr. Herman was affiliated with Arcadia Securities LLC, a New York-based broker-dealer. From 1997 to 2002, he was an investment banker with Burnham Securities, Inc. From 1993 to 1997, he was a managing partner of Kingshill Group, Inc., a merchant banking and financial firm with offices in New York and Tokyo. Mr. Herman has a B.S. from the University at Albany with a major in Political Science and minors in Business and Music. Mr. Herman has many years of experience serving on the boards of public and private companies. He presently sits on the boards of Advent Technologies Holdings, Inc. (NASDAQ: AND, ADNWW), Virpax Pharmaceuticals, Inc. (NASDAQ: VRPX), SRM Entertainment, Inc. (NASDAQ: SRM), LQR House, Inc. (NASDAQ: LQR), SusGlobal Energy Corp. (OTCQB: SNRG) and XS Financial, Inc. (CSE: XS), and serves as the Interim Chief Executive Officer of the Advent Technologies Holdings, Inc.

Lourdes Felix

Lourdes Felix is a corporate finance executive offering over fifteen years of combined experience in public accounting and in the private sector in building, leading, and advising corporations through complex restructurings. Ms. Felix has been instrumental in assisting in capital procurement and implementing an audit committee. She is thoroughly experienced in guiding troubled companies to greater efficiency and profitability. Ms. Felix has acquired expertise in securities laws and knowledge of SOX requirements. She has worked with private and public SEC reporting companies. Ms. Felix was previously the controller for a mid-size public accounting firm for over seven years and was responsible for the operations and financial management of regional offices. Her experience includes a wide variety of industries including advertising, marketing, non-profit organizations, medical practices, mortgage banking, manufacturing and SEC reporting companies. She has assisted companies with documented contributions leading to improved financial performance, heightened productivity, and enhanced internal controls. Ms. Felix has been a Director of BioCorRx Inc. since March 7, 2013. Ms. Felix was appointed Chief Executive Officer of BioCorRx on November 9, 2020 and became Chief Financial Officer of BioCorRx on October 1, 2012. Ms. Felix was President of BioCorRx from February 26, 2020 until she resigned upon her appointment as CEO on November 9, 2020. Ms. Felix is active in the Hispanic community and speaks fluent Spanish. Ms. Felix holds a Bachelor of Science degree in Business Management and Accounting from University of Phoenix.

Campbell Becher

Campbell Becher is the Chief Executive Officer of IberAmerican Lithium, and has held that position since September 2023. Mr. Becher has also been president of Orchid Capital Partners Corp. since 2014 and has over 20 years of experience in investment banking, including the founding of Byron Capital Markets, an investment bank focused on the electric metals sector. Mr. Becher served as Byron’s CEO from 2008 to 2014 and led its sponsorship of the Electric Metals Conference for several years as well as sponsoring the Industrial Minerals World Lithium Conference. Mr. Becher currently serves as a board member at Royal Helium Ltd. and Strategic Minerals Europe Corp. and previously served as a Managing Director at Haywood Securities Inc. Mr. Becher attended both Lakehead University and Brock University studying Business Administration.

Board Diversity Matrix

Board Diversity (As of October 28, 2024)
Country of Principal Executive Offices:	Canada
Foreign Private Issuer:	Yes
Disclosure Prohibited Under Home Country Law:	No
Total Number of Directors:	4
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	3
Part II: Demographic Background
Underrepresented Individual in Home Country Jurisdiction	1	3
LGBTQ+				4
Did Not Disclose Demographic Background	1	3

Family Relationships

None of our directors or executive officers has a family relationship.

Involvement in Certain Legal Proceedings

To the best of our knowledge, except as described below, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. § 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. § 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

Board of Directors Structure

Our board of directors currently consists of five directors of which three of our directors have been determined to be “independent” within the meaning of Section 5605(a)(2) of the NASDAQ Listing Rules and meet the criteria for independence set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Our articles provide that, so long as we are a public company, the board of directors must be composed of the greater of three members and the number set by ordinary resolution of our shareholders, which was set at five members. Our directors serve until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for re-election.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for re-election. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Insider Participation Concerning Executive Compensation

No executive officer of the Company is involved in determinations regarding executive officer compensation.

Committees of the Board of Directors

We have established three committees under the board of directors: an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which acts pursuant to a charter governing the authority and responsibility of each committee. We have determined that Campbell Becher, Gary Herman and Lourdes Felix will satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Exchange Act. Each committee’s members and functions are described below.

Audit Committee. Our audit committee consists of Gary Herman, Campbell Becher, and Lourdes Felix. Lourdes Felix is the chairperson of our audit committee. Our board also has determined that Gary Herman qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. We follow home country rules with respect to the composition and responsibilities of our compensation committee. Our compensation committee consists of Lourdes Felix, Campbell Becher and Gary Herman. Gary Herman is the chairperson of our compensation committee. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

●	reviewing and approving the total compensation package for our most senior executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to the board with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	reviewing programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. We follow home country rules with respect to the composition and responsibilities of our nominating and corporate governance committee. Our nominating and corporate governance committee consists of Campbell Becher, Gary Herman, and Lourdes Felix. Gary Herman is the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee are responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics

Our board of directors has adopted a “Code of Ethical Conduct”. See Item 16B. The Siyata Code of Ethical Conduct establishes standards of desired behaviors that apply to directors, senior management, all employees and contract workers, including the responsibility to be truthful, respect others, comply with laws, regulations and our policies, and engage in sales practices that are fair and not misleading.

The board annually reviews the Code of Ethical Conduct and closely collaborates with management to set the tone from above and promote a strong governance culture that influences Siyata at every level and across our business. Our Code of Ethical Conduct sets out fundamental principles that guide the board in its deliberations. It creates a frame of reference for properly addressing sensitive and complex issues, requiring directors, senior management, and all employees and contract workers to report misconduct. Siyata encourages an open and transparent environment where team members can speak up and raise concerns without any form of retaliation.

EXECUTIVE COMPENSATION

Summary Compensation Table - Years Ended December 31, 2023 and 2022

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary	Bonus		Option Award (1)	Total
Gerald Bernstein	2023	$211,592		$-	$97,698	$309,290
	2022	$253,038		$50,000	$212,836	$515,893
Marc Seelenfreund (2)	2023	$350,345		$120,000	$510,426	$980,771
	2022	$329,904		$100,000	$1,229,033	$1,658,937
Gidi Bracha	2023	$220,671	$		$75,431	$296,102
	2022	$218,500		$20,800	$156,203	$395,505
Glenn Kennedy	2023	$147,080	$		$29,959	$177,039
	2022	$133,712		$8,895	$38,636	$181,343
Total	2023	$929,688		$120,000	$713,514	$1,763,202
	2022	935,154		$179,695	$1,636,730	$2,771,579

(1)	Represents the aggregate grant date fair value computed in accordance with IFRS 2 Share-based payments. The price for each amount is based on the closing price of the trading price of our shares on the NASDAQ on the date of grant.

(2)	Includes 143 restricted share units that vest over three years that were issued on March 9, 2022.

Employment Agreements

Marc Seelenfreund, Chief Executive Officer

Effective July 1, 2018, the Company entered into a consulting agreement with BSD Ltd. and Marc Seelenfreund, or the Seelenfreund Consulting Agreement, pursuant to which Marc Seelenfreund, as Chief Executive Officer, will be paid an initial base salary approximately $300,000. The Seelenfreund Consulting Agreement also contains change of control provisions such that if the Seelenfreund Consulting Agreement is terminated by us without good cause or Marc Seelenfreund is constructively dismissed within six months of a change of control, Marc Seelenfreund will receive a lump-sum payment equal to 36 months’ worth of salary in addition to the continuing payment of a quarterly bonus equal to 5% of the Company’s EBITDA for three years following the termination or constructive dismissal, as applicable. In the event of a hostile change of control, Marc Seelenfreund will be entitled to elect to terminate the Seelenfreund Consulting Agreement and will thereafter be entitled to receive a lump-sum payment equal to 36 months’ worth of salary in addition to the continuing payment of a quarterly bonus equal to 5% of the Company’s EBITDA for three years following the election. In July 2019, the Seelenfreund Consulting Agreement was assigned to BASAD Partners Ltd.

Effective November 1, 2020, the Company entered into a consulting agreement with Mr. Seelenfreund, or the Seelenfreund Director Service Agreement, pursuant to which Mr. Seelenfreund, as a member of the Board of Directors, will be paid an initial base salary of approximately $40,000 and granted eight (8) Common Share options that vest quarterly over a two year period. The Seelenfreund Director Service Agreement also contains change of control provisions such that if there is a change of control, Mr. Seelenfreund’s stock option vesting will be accelerated.

Effective March 9, 2022, the Company granted 143 restricted stock units (RSUs) to Marc Seelenfreund that vest quarterly over three years with the first vesting as at the date of the grant.

Effective November 1, 2022, the Company amended the consulting agreement with Marc Seelenfreund pursuant to which Marc Seelenfreund, as an officer of the Company will be paid an annual fee of $360,000. The term of the amended agreement is effective November 1, 2022 and expires on January 1, 2025. The consulting agreement has been assigned to BSD Capital Partners Ltd.

Gerald Bernstein, Chief Financial Officer

Effective July 1, 2018, we entered into an amended and restated employment agreement with Gerald Bernstein, or the Bernstein Employment Agreement, pursuant to which Gerald Bernstein, as CFO, will be paid an initial base salary of $102,790 (CAD$140,000) per year. The Bernstein Employment Agreement also contains change of control provisions such that if the Bernstein Employment Agreement is terminated without good cause by us or Gerald Bernstein is constructively dismissed within six months of a change of control, Gerald Bernstein will receive a lump-sum payment equal to two years’ worth of salary.

Effective November 1, 2020, we entered into an amended and restated employment agreement with Mr. Bernstein, or the Bernstein Employment Agreement, pursuant to which Mr. Bernstein, as Chief Financial Officer, will be paid an initial base salary of $225,000 per year on a three- year term. The Bernstein Employment Agreement also contains change of control provisions such that if the Bernstein Employment Agreement is terminated without good cause by us or Mr. Bernstein is constructively dismissed within six months of a change of control, Mr. Bernstein will receive a lump-sum payment equal to two years’ worth of salary. Effective November 1, 2020, the Company entered into a two-year employment with Gerald Bernstein, pursuant to which Gerald will continue to be the Chief Financial Officer and will be paid an annual base salary of CAD$300,000. Additionally, Gerald Bernstein was granted 2 stock options, to vest over 24-month period in 8 equal tranches beginning on the date of the grant, at $75,600 per share with an expiry date of 5 years from the date of granting.

Effective April 13, 2022, Gerald was granted 24 RSUs that vest quarterly over three years with the first vesting as at the date of the grant. Gerald’s contract is automatically renewed on the same terms and conditions.

Glenn Kennedy, Vice President of Sales (North America)

Effective November 26, 2018, we entered into a consulting agreement with Glenn Kennedy, or the Kennedy Consulting Agreement, pursuant to which Glenn Kennedy, as Vice President of Sales, North America, will be paid an annual fee of CAD$150,000. According to the terms of the Kennedy Consulting Agreement, Mr. Kennedy received commission of 1.5% on all North American sales of our products exceeding CAD$5,000,000 but less than CAD$18,500,000, and commission of 0.75% on sales exceeding CAD$18,500,000. Effective January 1, 2021, the Kennedy Consulting Agreement was amended to update the commission rates to be paid to Mr. Kennedy in connection with the sales of our products. Pursuant to the amendment, Mr. Kennedy will receive commission of 1.5% of the gross sales of the UV350 and CP250 devices in Canada, in international markets other than the U.S. and Israel, and to MSI, other than in Israel. Mr. Kennedy will also receive commission of 1.5% of the gross sales of boosters to Canadian carriers, International Carriers and Motorola worldwide, and 0.25% of gross sales of boosters, UV350 and CP250 devices to U.S. carriers. The Kennedy Consulting Agreement can be terminated without good cause by either us or Mr. Kennedy upon 90 days’ notice.

Effective January 1, 2021, we entered into an addendum # 1 to the consulting agreement of Glenn Kennedy dated November 18, 2018, whereby the agreement is renewed for a further term of two years commencing on January 1, 2021 and expiring on December 31, 2022. The base fee will remain at $150,000 CAD per annum. The commission will be all of (i) 1.5% of gross sales of the UV350 and the CP250 in any of Canada, international markets, outside of the USA and Israel, and to Motorola worldwide (other than Motorola Israel). (ii) 1.5% of the gross sales of Boosters sold to Canadian Carriers, International carriers and Motorola worldwide, (iii) 0.25% of gross sales of boosters to the US carrier and UV350 and CP250 devices to U.S. carriers.

Effective April 13, 2022, Glenn Kennedy was granted 7 stock options with a $13,860 exercise price that vest quarterly over three years with the first vesting as at the date of the grant.

Effective July 12, 2022, 2022, Glenn Kennedy was granted 7 stock options with a $13,860 exercise price that vest quarterly over three years with the first vesting as at the date of the grant.

Effective January 1, 2023, we entered into an addendum # 2 to the consulting agreement of Glenn Kennedy dated November 18, 2018, whereby the agreement is renewed for a further term of three years commencing on January 1, 2023 and expiring on December 31, 2025. The base fee will remain at $165,000 CAD per annum. The commission will be all of (i) 1.5% of gross sales of the UV350, CP250, SD7, SD7+, SD8 and VK7 Devices (in any of Canada, international markets, outside of the USA and Israel, and to Motorola worldwide (other than Motorola Israel). (ii) 1.5% of the gross sales of Boosters sold to Canadian Carriers, International carriers and Motorola worldwide, (iii) 0.25% of gross sales of boosters to the US carrier and UV350, CP250, SD7, SD7+, SD8 and VK7 devices to U.S. carriers.

Gidi Bracha, Vice President of Technology and Product Development

Effective January 1, 2020, we entered into a consulting agreement with Gidi Bracha, or the Bracha Consulting Agreement, pursuant to which Gidi Bracha, as Vice President of Technology and Product Development, will be paid an annual fee of $194,000. Additionally, Mr. Bracha will receive a car allowance of $20,000. The Bracha Consulting Agreement can be terminated without good cause by either us or Mr. Bracha upon 90 days’ notice.

Effective July 12, 2022, Gidi Bracha was granted 12 stock options with a $13,860 exercise price that vest quarterly over three years with the first vesting as at the date of the grant.

Effective July 12, 2022, Gidi Bracha was granted 12 RSUs that vest quarterly over three years with the first vesting as at the date of the grant.

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan, nonqualified deferred compensation plan or other retirement benefits.

Outstanding Equity Awards at Fiscal Year-End

2023 Outstanding Option Awards at Fiscal Year Ended December 31, 2023

Name	Number of securities underlying unexercised options (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price $USD	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Marc Seelenfreund	8	0	$4,200.00	15-Nov-25	0	0	0	0
	1	0	$741,888	21-Mar-24	0	0	0	0
	143	0	N/A	N/A	0	0	0	0
	152	0			0	0	0	0
Gerald Bernstein	24	0	N/A	N/A	0	0	0	0
	2	0	$75,600	15-Nov-25	0	0	0	0
	26	0			0	0	0	0
Glenn Kennedy	7	0	$13,860	12-Jul-27	0	0	0	0
	7	0	$13,860	13-Apr-27	0	0	0	0
	1	0	$75,600	15-Nov-25	0	0	0	0
	1	0	$144,900	18-Jan-26	0	0	0	0
	18	0			0	0	0	0
Stephen Ospalak**
	2	0	$75,600	15-Nov-25	-	-	-	-
	7	0	N/A	N/A	0	0	0	0
	9	0			0	0	0	0
Gidi Bracha					-	-	-	-
	12	0	N/A	N/A	0	0	0	0
	12	0	$13,860	13-Apr-27	0	0	0	0
	2	0	$75,600	15-Nov-25	0	0	0	0
	26	0			0	0	0	0
Lourdes Felix	2	0	$50,400	15-Nov-25	0	0	0	0
	7	0	N/A	N/A	0	0	0	0
	9	0			0	0	0	0
Campbell Becher***	0	0	N/A	N/A	0	0	0	0
	0	0	N/A	N/A	0	0	0	0
	0	0			0	0	0	0

*	Resigned effective May 15, 2024.
**	Resigned effective August 29, 2024.

*** Appointed effective September 1, 2024.

Non-Employee Director Compensation

The table below sets forth the compensation paid to our non-employee directors during the fiscal year ended December 31, 2023.

Name	Salary	Bonus	Option Awards	Total
Steve Ospalak*	$101,496		$-	$101,496
Gary Herman	41,250		-	41,250
Peter Goldstein**	97,008		-	97,008
Lourdes Felix	98,083		-	98,083
Campbell Becher***	0		-	0
Total	$337,837		$-	$337,837

*	Resigned effective August 29, 2024.
**	Resigned effective May 15, 2024.
***	Appointed effective September 1, 2024.

Stephen Ospalak, Director (Independent) - Resigned

Effective November 1, 2020, Siyata entered into a two-year consulting agreement with Stephen Ospalak, or, the Ospalak Consulting Agreement, pursuant to which Stephen Ospalak, as a member of the then Board of Directors, was paid an annual fee of $37,000. Additionally, Stephen Ospalak was granted 29 stock options, to vest over 24-month period in 8 equal tranches beginning on the date of the grant, at $4,200 per share with an expiry date of 5 years from the date of granting.

Effective March 9, 2022, the Company amended the consulting agreement with Stephen Ospalak, or, the Amended Ospalak Consulting Agreement, pursuant to which Stephen Ospalak, as a then member of the Board of Directors, was paid an annual fee of $97,000. Additionally, Stephen Ospalak was granted seven (7) RSUs to vest immediately. The term of the amended agreement was effective from March 9, 2022 and expired on March 8, 2024.

Effective August 3, 2023 Steve Ospalak compensation was amended to $99,000 on an annual basis, and terminated with their resignation from the Board of Directors of the Company, dated August 29, 2024.

Lourdes Felix, Director (Independent)

Effective October 29, 2021, the Company entered into a two-year consulting agreement with Lourdes Felix, pursuant to which Lourdes Felix, as a member of the Board of Directors, will be paid an annual fee of $43,200. Additionally, Lourdes Felix was granted 29 stock options, to vest over a 24-month period in eight equal tranches beginning on the date of the grant, at $50,400 exercise price, with an expiry date of 5 years from the date of granting.

Effective August 3, 2023 Lourdes Felix compensation was amended to $99,000 on an annual basis.

Effective March 9, 2022, Siyata amended the consulting agreement with Lourdes Felix, pursuant to which Lourdes Felix, as a member of the Board of Directors, will be paid an annual fee of $98,000. Additionally, Lourdes Felix was granted seven (7) RSUs, to vest immediately. The term of the amended agreement is effective March 9, 2022 and expires on March 8, 2024.

Gary Herman, Director (Independent)

Effective August 10, 2023, the Company entered into a consulting agreement with Gary Herman, pursuant to which as a member of the Board of Directors, will be paid an annual fee of $99,000.

Effective May 15, 2024, the Company appointed Mr. Herman as the Chairman of the Board, further to the resignation of Mr. Peter Goldstein from the Board.

Campbell Becher, Director (Independent)

Effective September 1, 2024, the Company appointed Mr. Becher as a member of the Board, further to the resignation of Mr. Stephen Ospalak from the Board. The consulting agreement with Mr. Becher, pursuant to which Mr. Becher, as a member of the Board of Directors, will be paid an annual fee of $99,000.

Equity Incentive Plan

On January 6, 2022, our board of directors approved an amended and restated equity incentive plan (the “Plan”), which has replaced our previous stock option plan in its entirety. The shareholders of the Company subsequently approved a further amended Plan on February 14, 2022. The Plan permits the Corporation to issue stock options and RSUs to eligible directors, officers, employees, and consultants of the Company. The maximum number of Common shares issued under the Plan, together with any other securities-based compensation, may not exceed 15% of the number of the issued and outstanding Common shares on a fully diluted basis.

Stock options are exercisable for Common shares. The exercise price of each stock option shall not be less than the market price of the Common shares at the date of grant. Options can have a maximum term of ten years and typically terminate 30 days following the termination of the optionee’s employment or engagement, except in the case of retirement or death. Vesting of options is at the discretion of our board of directors at the time the options are granted.

RSUs are redeemable for Common shares, a cash amount in lieu thereof, or a combination of Common shares and cash. RSUs typically terminate on the termination of the RSU holder’s employment or engagement, except in the case of retirement or death. Vesting of options is at the discretion of the Corporation’s board of directors at the time the options are granted. In the event of a change of control, RSUs will immediately vest and be settled for Common shares, a cash amount in lieu thereof, or a combination of Common shares and cash.

As of September 12, 2024, the number of Common Shares reserved for the exercise of awards granted under the Plan was 4,149. In addition, as of September 12, 2024, options to purchase 118 Common Shares were issued and outstanding, out of which options to purchase 96 Common Shares were vested as of that date, with an average exercise price of $32,130. Exercise prices in CAD$ are translated into U.S. dollars at the rate of CAD$1.37 = U.S. $1.00, based on the closing rate of exchange between the CAD$ and the U.S. dollar as reported by Bank of Canada on June 30, 2024 addition, restricted share units to purchase 243 Common Shares were issued and outstanding at September 12, 2024 out of which restricted share units to purchase 227 common Shares were vested as of that date

Under the Plan, the maximum number of Common Shares reserved for issuance may not exceed 15% of the total number of issued and outstanding Common Shares on a fully diluted basis at the time of granting.

Our Plan was adopted by our board of directors on January 6, 2022 and was approved by our shareholders at our annual general and special meeting on February 14, 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than as disclosed below, and except for the regular salary and bonus payments made to our directors and officers in the ordinary course of business as described in “Executive Compensation,” there have been no transactions since January 1, 2021, or any currently proposed transaction or series of similar transactions to which the Company was or is to be a party, in which the amount involved exceeds USD$120,000 and in which any current or former director or officer of the Company, any 5% or greater shareholder of the Company or any member of the immediate family of any such persons had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Purchase of Units by Marc Seelenfreund

Marc Seelenfreund, the CEO and director of the Company, purchased an aggregate of 138 common shares in a private placement in Canada that closed in August 2020 in for aggregate consideration of CDN$36,000 in connection with the Company’s August 2020 financing.

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale by the selling shareholder indicated below (the “Selling Shareholder”) of (i) 5,384,616 ELOC Shares that we may, in our discretion, elect to issue and sell to the Investor, from time to time after the date of this prospectus, pursuant to the ELOC Purchase Agreement; and (ii) 210,000 Common Shares issuable upon the conversion of the 210 Commitment Shares issued to the Selling Shareholder under the ELOC Purchase Agreement. We are registering the Common Shares pursuant to the provisions of the Registration Rights Agreement we entered into with the Investor on October 21, 2024, in order to permit it to offer the shares for resale from time to time. Except for the transactions contemplated by the ELOC Purchase Agreement and the Registration Rights Agreement or as otherwise disclosed in this prospectus, the Investor has not had any material relationship with us within the past three years, except for certain prior investments in our Class C Preferred Shares discussed elsewhere in this prospectus. As used in this prospectus, the term “Selling Shareholder” means the Investor.

The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership of the of Common Shares by the Selling Shareholder. The second column lists the number of Common Shares beneficially owned by the Selling Shareholder, based on its ownership of the Common Shares, as of October 28, 2024, without regard to any limitations on exercises or conversion, as applicable. The third column lists the Common Shares being offered by this prospectus by the Selling Shareholder.

This prospectus generally covers the resale of the sum of the maximum number of Common Shares issuable upon conversion of Commitment Shares. The fourth column assumes the sale of all of the shares offered by the Selling Shareholder pursuant to this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Shareholder pursuant to this prospectus.

Under the terms of the warrants and other warrants held by Selling Shareholders, a Selling Shareholder may not exercise any such warrants to the extent such exercise would cause such Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of Common Shares which would exceed 4.99%, of our then outstanding Common Shares following such exercise, excluding for purposes of such determination Common Shares issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Shares Owned Prior to Offering	Maximum Number of Shares to Be Sold Pursuant to this Prospectus(1)		Number of Shares Owned After Offering	Percentage of Beneficial Ownership After Offering(2)(3)

Hudson Global Ventures, LLC(4)	0	5,594,616	(5)	5,594,616	57.87%

(1)	This number assumes the sale of the maximum amount of the Selling Shareholder’s shares to be sold pursuant to this prospectus.

(2)	Number indicated is on a fully diluted basis, rounded to the nearest hundredth digit.

(3)	Percentage ownership indicated is on a fully diluted basis.

(4)	Sepas Ahdoot and Soheil Ahdoot are the joint- owners of Hudson Global Ventures, LLC (“Hudson”) and have the voting control and investment discretion over the securities reported herein that are held by Hudson. As a result, Sepas Ahdoot and Soheil Ahdoot may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of the securities reported herein that are held by Hudson.

(5)	The shares include: (i) 210,000 shares of Common Stock issuable upon the conversion of the 210 Commitment Shares; and (ii) 5,384,616 ELOC Shares.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our Common Shares as of October 28, 2024 for (i) the Selling Shareholder; (ii) each of our named executive officers and directors; (iii) all of our named executive officers and directors as a group; and (iv) each other shareholder known by us to be the beneficial owner of more than 5% of our outstanding Common Shares, assuming the maximum number of Common Shares being offered.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or any member of such group has the right to acquire within sixty (60) days. For purposes of computing the percentage of outstanding shares of our Common Shares held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of October 28, 2024 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person. The share ownership numbers after the offering for the beneficial owners indicated below exclude any potential purchases that may be made by such persons in this offering.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Siyata Mobile Inc., 7404 King George Blvd., Suite 200, King’s Cross, Surrey, British Columbia V3W 1N6, Canada, 514-500-1181.

	Common Shares Beneficially Owned Prior to this Offering(1)				Common Shares Beneficially Owned After this Offering(2)
Name of Beneficial Owner	Shares		%		Shares	%
Marc Seelenfreund, CEO and Director	152	(3)	*	%	152	*
Gerald Bernstein, Chief Financial Officer	26	(4)	*		26	*
Glenn Kennedy, VP of Sales	18	(5)	**		18	*
Gidi Bracha, VP of Technology and Product Development	26	(6)			26	*
Gary Herman, Chairman of the Board and Director	0		*		0	*
Lourdes Felix***	9	(7)	*		9	*
Campbell Becher	0		*		0	*
All executive officers and directors (8 persons above)	240		0.006%		240	0.002%
5% or Greater Shareholders:
N/A

*	Less than 1%.

**	Peter Goldstein resigned effective May 15, 2024.

***	Lourdes Felix became a Director effective October 29, 2021.

(1)	Based on 3,992,359 Common Shares issued and outstanding as of October 28, 2024.

(2)	Based on 3,992,359 Common Shares issued and outstanding after this offering assuming that we sell the maximum number of Common Shares being offered.

(3)	Represents 9 options convertible to Common Shares and 143 RSUs convertible to Common Shares and 2 Common Shares held by Mr. Seelenfreund.

(4)	Represents 3 options and 24 Restricted Share Units both convertible to Common Shares all held by Mr. Bernstein.

(5)	Represents 15 options convertible to Common Shares held by Mr. Kennedy.

(6)	Represents 14 options and 12 RSUs both convertible to Common Shares held by Gidi Bracha.

(7)	Represents 2 options and 7 RSUs both convertible to Common Shares held by Ms. Felix.

We do not currently have any arrangements which if consummated may result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

The following description of our share capital and provisions of our articles are summaries and do not purport to be complete. Reference is made to our articles, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as the “articles”).

Securities Sold in this Offering

This is an offering of our Common Shares. Our Common Shares are listed on the Nasdaq Capital Market and currently trade under the symbols “SYTA.”

All of our issued and outstanding Common Shares are fully paid and non-assessable. Our Common Shares are issued in registered form and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Common Shares will not receive a certificate in respect of such Common Shares. Our shareholders who are non-residents of British Columbia may freely hold and vote their Common Shares.

We are authorized to issue an unlimited number of Common Shares with no par value per share. Subject to the provisions of the Business Corporations Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Common Shares. No share may be issued at a discount except in accordance with the provisions of the Business Corporations Act. The directors may refuse to accept any application for shares and may accept any application in whole or in part, for any reason or for no reason.

On September 20, 2020, the Company completed a reverse-share split of our issued and outstanding Common Shares on a 145-to-1 basis.

On August 9, 2023, the Company completed a reverse-share split of our issued and outstanding Common Shares on a 100-to-1 basis.

On December 4, 2023, the Company completed a reverse-share split of our issued and outstanding Common Shares on a 100-to-1 basis.

On August 2, 202,4 the Company completed a reverse-share split of our issued and outstanding Common Shares on a 18-to-1 basis.

Except where otherwise indicated, all share and per share data in this prospectus have been retroactively restated to reflect the Reverse Split.

Prior Warrants

Overview. Our Prior Warrants were listed on the Nasdaq Capital Market and currently trade under the symbols “SYTAW.” The Prior Warrants are not a part of this offering.

The following summary of certain terms and provisions of the Prior Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agency agreement between us and the Warrant Agent, and the form of Prior Warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the warrant agency agreement, including the annexes thereto, and form of Prior Warrant.

The Prior Warrants entitle the registered holder to purchase Common Shares at a price equal to $86,310 per share, subject to adjustment as discussed below, immediately following the issuance of such warrant and terminating at 5:00 p.m., New York City time, five years after the closing of the public offering in September, 2020.

The exercise price and number of Common Shares issuable upon exercise of the Prior Warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation. However, the Prior Warrants will not be adjusted for issuances of Common Shares at prices below its exercise price.

Exercisability. The Prior Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The Prior Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Prior Warrants being exercised. Under the terms of the Warrant Agreement, we must use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to Common Shares issuable upon exercise of the Prior Warrants until the expiration of the warrants. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the Common Shares issuable upon exercise of the Prior Warrants, the holders of the Prior Warrants shall have the right to exercise the Prior Warrants solely via a cashless exercise feature provided for in the Prior Warrants, until such time as there is an effective registration statement and current prospectus.

Exercise Limitation. A holder may not exercise any portion of a Prior Warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding Common Shares after exercise, as such percentage ownership is determined in accordance with the terms of the warrant, except that upon prior notice from the holder to us, the holder may waive such limitation up to a percentage not in excess of 9.99%.

Exercise Price. The exercise price per whole Common Share purchasable upon exercise of the Prior Warrants is no less than 100% of public offering price of the units that were previously offered by the Company. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Shares and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Fractional Shares. No fractional Common Shares will be issued upon exercise of the Prior Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the Company will round up or down, as applicable, to the nearest whole share.

Transferability. Subject to applicable laws, the Prior Warrants may be offered for sale, sold, transferred or assigned without our consent.

Warrant Agent; Global Certificate. The Prior Warrants were issued in registered form under a warrant agency agreement between the Warrant Agent and us. The Prior Warrants were initially represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Prior Warrants and generally including any reorganization, recapitalization or reclassification of our Common Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Shares, the holders of the Prior Warrants will be entitled to receive the kind and amount of securities, cash or other property that the holders would have received had they exercised the Prior Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. The Prior Warrant holders do not have the rights or privileges of holders of Common Shares or any voting rights until they exercise their warrants and receive Common Shares. After the issuance of Common Shares upon exercise of the Prior Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Governing Law. The Prior Warrants and the warrant agency agreement are governed by New York law.

Other Securities

On October 27, 2021, we entered into a securities purchase agreement with Lind Global Partners II, LP, an investment fund managed by The Lind Partners, a New York City-based institutional fund manager (“Lind”), relating to the purchase and sale of a senior secured convertible note (the “Lind Partners Note”) for gross proceeds of $6,000,000 (the “Securities Purchase Agreement”). While the Lind Partners Note was repaid in full on November 14, 2022, the Securities Purchase Agreement pursuant to which Lind Partners acquired the Lind Notes prohibited the Company from entering into any Prohibited Transactions (as defined) without Lind Partner’s prior written consent until thirty days after such time as the Lind Note had been repaid in full and/or had been converted into Common Shares. Because the Company issued Common Shares and pre-funded warrants in a registered offering and issued Common Share purchase warrants in a concurrent private offering, both of which closed on October 12, 2022, Lind Partners waived such Prohibited Transaction provision in consideration of participating in that offering and receiving without payment therefore Common Share purchase warrants in the private placement to acquire up to 138 Common Shares at an exercise price of $2,898 per Common Share (the “Lind Waiver Warrants”). Lind did not exercise any of the said Lind Waiver Warrants pursuant to the Warrant Exercise Agreement. The Common Shares underlying the Lind Waiver Warrant have been registered on a registration statement of the Company on Form F-1, filed with the SEC on February 15, 2023, amended by Amendment No.1 to the registration statement on Form F-1/A, as filed with the SEC on March 27, 2023, and declared effective with the SEC on March 30, 2023.

On January 11, 2022, the Company completed an underwritten public offering of 690 Common Shares (or pre-funded warrants to purchase Common Shares in lieu thereof) and accompanying warrants to purchase up to 690 Common Shares. Each Common Share (or pre-funded warrant in lieu thereof) was sold together with one common warrant at a combined effective offering price of $28,980. In addition, the Company issued 117 pre-funded units (“2022 Pre-Funded Units”) at $28,854 per 2022 Pre-Funded Unit. Each 2022 Pre-Funded Unit is comprised of a one-pre-funded warrant (a “2022 Pre-Funded Warrant”) to purchase one Common Share, and one warrant to purchase one Common Share. The 2022 Pre-Funded Warrant allows the holder to acquire one Common Share of the Company at an exercise price of $126.00 per Common Share, and a warrant to purchase a Common Share at an exercise price of $28,980 per share. The Company also issued warrants to the placement agents to purchase 35 Common Shares at an exercise price of $31,878 per share (the “Placement Agent Warrants”), which are exercisable 180 days from January 11, 2022, with a term of five years. The fair value of the Placement Agent Warrants was determined to be $307,189 using the Black-Scholes model with the following assumptions: initial stock price $21,798, strike rate $31,878, dividend yield 0%, term 5 years, volatility 60.0% and risk-free rate 0.50%.

On October 13, 2022, the Company closed a $4.0 million underwritten registered direct offering. The Company previously entered into a securities purchase agreement with certain institutional investors to purchase approximately 1,255 Common Shares and 126 pre-funded warrants. In a private placement, which was consummated concurrently with the offering, the Company issued warrants to purchase up to an aggregate of 1,381 Common Shares. The warrants are immediately exercisable, expire 5 years from the date of issuance and have an exercise price of $2,898 per Common Share.

On January 19, 2023, the Company entered into warrant exercise agreements with fourteen existing accredited investors to exercise certain outstanding warrants to purchase up to an aggregate of 1,432 of the Company’s Common Shares. In consideration for the immediate exercise of the outstanding warrants for cash, the Company agreed to reduce the exercise price from $2,898 to $2,520 per share and issue new unregistered warrants to purchase up to an aggregate of 1,432 Common Shares with an exercise price of $2,520 per share. The gross proceeds to the Company from the exercise totaled approximately $3,608,571, prior to deducting warrant inducement agent fees and offering expenses. The new warrants are exercised immediately upon issuance at an exercise price of $2,520 per share and have a term of exercise equal to five years. In connection with the exercise, the Company will be required pursuant to the terms of 237 of its remaining unexercised common share purchase warrants, to reduce the exercise price of such warrants from $2,898 per Common Share to an exercise price of $2,520 per Common Share. The Company has registered for resale 1,432 Common Shares underlying these warrants on a registration statement of the Company on Form F-1, filed with the SEC on February 15, 2023, amended by Amendment No.1 to the registration statement on Form F-1/A, as filed with the SEC on March 27, 2023, and declared effective with the SEC on March 30, 2023.

In April 2023, cashless warrants were exercised in exchange for a total of 1,359 Common Shares issued by the Company. Since no cash was used for the exercise of such warrants, the Company received no proceeds from such exercise.

On June 27, 2023, the Company announced that it had entered into a Securities Purchase Agreement, dated as of June 26, 2023 with a certain institutional investor (the “Purchaser”), pursuant to which the Company agreed to issue and sell to the Purchaser and to certain additional institutional investors an aggregate of 3,968 of the Company’s Common Shares, at a purchase price of $567.00 per Common Share (the “June 2023 Offering”). The closing of the June 2023 Offering occurred on June 28, 2023. The June 2023 Offering resulted in gross proceeds to the Company of $2,250,000 before deducting the fees payable to Maxim Group LLC, as sole placement agent for the June 2023 Offering, and certain related June 2023 Offering expenses. The Common Shares were offered pursuant to a registration statement on Form F-1 (SEC File No. 333-272512), filed with the SEC on June 8, 2023, as amended, which was declared effective on June 26, 2023.

On July 11, 2023, the Company announced that it had entered into a Securities Purchase Agreement with certain institutional investors named therein (the “Purchasers”), pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “July 2023 Offering”) 4,083 of the Company’s Common Shares, at a purchase price of $567.00 per Common Share. The Purchase Agreement contained customary representations and warranties and agreements of the Company and the Purchasers and customary indemnification rights and obligations of the parties. The closing of the July 2023 Offering occurred on July 13, 2023. The July 2023 Offering resulted in gross proceeds to the Company of $2,315,250 before deducting the fees payable to Maxim Group LLC, as sole placement agent for the Offering, and certain related July 2023 Offering expenses. The Common Shares were offered pursuant to a prospectus supplement, filed with the SEC on July 13, 2023, to the Company’s effective shelf registration statement on Form F-3 (File No. 333-265998), which was filed with the SEC on July 1, 2022 and was declared effective on July 18, 2022.

On August 18, 2023, the Company filed a Notice of Alteration creating the Preferred Shares. The special rights and restrictions attached to the Class A Preferred Shares and Class B Preferred Shares are the same and are described below:

●	the holders of Preferred Shares (the “Preferred Shareholders”) are entitled to vote on the basis of one vote per Preferred Share, voting together as a single class with holders of Common Shares;

●	if the Board authorizes any of the Preferred Shares to be issued as convertible, each convertible Preferred Share will be convertible into only one Common Share;

●	the Preferred Shares shall, as to the payment of dividends and return of capital in the event of liquidation, dissolution or winding up of the Company, rank in priority to the Common Shares; and

●	the Preferred Shares may be issued with certain preferences over the Common Shares with respect to dividends or the power to approve the declaration of a dividend.

As of the date hereof, no Class A Preferred Shares and Class B Preferred Shares have been issued.

On January 29, 2024, the Company entered into a securities purchase agreement with an institutional investor, pursuant to which the Company issued to the investor an unsecured promissory note in the principal amount of $230,750 (the “Note”), with a stated maturity date of November 15, 2024. The gross proceeds to the Company from the exercise totaled approximately $195,000, prior to deducting investor’s legal and diligence expenses and agent fees/expenses.

On April 9, 2024, the Company entered into a securities purchase agreement with an institutional investor (the “Purchaser”), pursuant to which the Company sold, in a private placement, (i) 290 shares of the Company’s Class C Preferred Shares (the “Class C Preferred Shares”), stated value $1,000 per share (the “Stated Value”), at a price of $1,000 per share, convertible into shares (the “Conversion Shares”) of the Company’s common shares, no par value per share and (ii) a warrant (the “Warrant”) to purchase up to 6,556 shares of common shares. As additional consideration for entering into the securities purchase agreement, the Company issued to the Purchaser an additional 1,556 shares of common shares to be delivered to the Purchaser at the closing. The offering resulted in gross proceeds to the company of $250,000. The Warrant is immediately exercisable subject to certain beneficial ownership limitations, has an exercise price of $57.24 per share, and will expire on the fifth anniversary of its issue date.

On April 17, 2024, the Company entered into a Securities Purchase Agreement (the “Second April Purchase Agreement”) with another institutional investor (the “Purchaser”), pursuant to which the Company sold, in a private placement 290 shares of the Company’s Class C Preferred Shares, stated value $1,000 per share (the “Stated Value”), at a price of $1,000 per share, convertible into shares (the “Conversion Shares”) of the Company’s common shares, no par value per share. As additional consideration for entering into the Second April Purchase Agreement, the Company issued to the Purchaser an additional 1,556 shares of common shares to be delivered to the Purchaser at the closing. The offering resulted in gross proceeds to the company of $250,000. The terms of the Class C Preferred Shares is similar to the earlier April Purchase Agreement. The Purchaser redeemed for cash 97 Class C Preferred Shares of the Company, in furtherance to the completion of the below detailed May 2024 Offering.

On May 7, 2024, the Company completed an underwritten public offering of 170,940 Common Shares and/or pre-funded warrants to purchase Common Shares. Each Common Share, or pre-funded warrant in lieu thereof, was sold at an effective offering price of $23.40 for Common Shares or $23.22 for Pre-Funded Warrants, with an exercise price of $0.18 per share. The gross proceeds to the Company from the offering totaled approximately $3.9 million, prior to deducting legal and diligence expenses and agent fees/expenses.

On June 5, 2024, the Company entered into a Securities Purchase Agreement (the “June Purchase Agreement”) with an institutional investor, pursuant to which the Company sold, in the private placement, (i) 118 shares of the Company’s Class C Preferred Shares, stated value $1,000 per share, at a price of $1,000 per share, convertible into shares of the Company’s common shares, no par value per share (“Class C Preferred Shares”), (ii) a warrant to purchase up to 18,667 shares of common shares (“June Warrant”), and (iii) an amended and restated warrant to purchase up to 18,667 shares of common shares of the Company, replacing in their entirety the prior issued Warrant(s) from the April Purchase Agreement (“June A&R Warrant”, and together with “June Warrant 1”, hereinafter referred to as the “Warrants”). As additional consideration for entering into the June Purchase Agreement, the Company issued to the institutional investor an additional 8,444 shares of common shares to be delivered to the institutional investor at the closing (the “Commitment Shares,” and together with the Class C Preferred Shares and the Warrants, the “Securities”). The offering resulted in gross proceeds to the company of $105,000. The Warrants are immediately exercisable subject to certain beneficial ownership limitations, have an exercise price of $57.24 per share, and will expire on the fifth anniversary of their respective issue date(s).

Additionally, on June 5, 2024, the Company entered into a Securities Purchase Agreement (the “Second June Purchase Agreement”) with another institutional investor, pursuant to which the Company sold, in the private placement 256 shares of the Company’s Class C Preferred Shares, stated value $1,000 per share, at a price of $1,000 per share, convertible into shares of the Company’s common shares, no par value per share. As additional consideration for entering into the Second June Purchase Agreement, the Company issued to the investor an additional 1,556 common shares of the Company to be delivered to the investor at the closing. The offering resulted in gross proceeds to the company of $220,000.

On June 28, 2024, the Company completed a public offering of 584,372 Common Shares and/or pre-funded warrants to purchase Common Shares. Each Common Share, or pre-funded warrant in lieu thereof, was sold at an effective offering price of $10.44 for Common Shares or $10.26 for Pre-Funded Warrants, with an exercise price of $0.18 per share. The gross proceeds to the Company from the offering totaled approximately $5.9 million, prior to deducting legal and diligence expenses and agent fees/expenses.

On August 13, 2024, the Company completed a public offering of 2,352,940 Common Shares and/or pre-funded warrants to purchase Common Shares. Each Common Share, or pre-funded warrant in lieu thereof, was sold at an effective offering price of $1.70 for Common Shares or $1.69 for Pre-Funded Warrants, with an exercise price of $0.01 per share. The gross proceeds to the Company from the offering totaled approximately $3.9 million, prior to deducting legal and diligence expenses and agent fees/expenses.

On August 30, 2024, we entered into a securities purchase agreement with an institutional investor, pursuant to which we issued to the investor an unsecured promissory note in the principal amount of $236,900, with a stated maturity date of June 30, 2025. The gross proceeds to the Company were approximately $206,000, prior to deducting investor’s legal and diligence expenses and agent fees/expenses.

On October 31, 2024, the Company entered into a Securities Purchase Agreement (the “October Purchase Agreement”) with an institutional investor (the “Purchaser”), pursuant to which the Company sold, in a private placement 420 shares of the Company’s Class C Preferred Shares, stated value $1,000 per share (the “Stated Value”), at a price of $1,000 per share, convertible into shares (the “Conversion Shares”) of the Company’s common shares, no par value per share. As additional consideration for entering into the October Purchase Agreement, the Company issued to the Purchaser an additional 80,000 shares of common shares to be delivered to the Purchaser at the closing. The offering resulted in gross proceeds to the company of $360,000. The terms of the Class C Preferred Shares is similar to the earlier April Purchase Agreement.

Class C Preferred Shares

On April 9, 2024, the Company filed the Notice of Alteration with the State of British Columbia designating 1,000 shares (by amendment, now increased to 2,000 shares) out of the authorized but unissued shares of its preferred shares as Class C Preferred Shares with a stated value of $1,000 per share. The following is a summary of the principal terms of the Class C Preferred Shares as set forth in the Notice of Alteration. Capitalized terms not defined herein shall have the meaning assigned to them in the Notice of Alteration.

Dividends. Pursuant to the Notice of Alteration, the Class C Preferred Shares shall receive cumulative dividends of 0% per annum, payable quarterly. Further, each holder of Class C Preferred Shares shall be entitled to receive, and the Company shall pay, dividends on shares of Class C Preferred Shares equal to (on an as-if-converted-to-Common-Stock basis) and in the same form as dividends actually paid on shares of the Common Share when, as and if such dividends are paid on shares of the Common Share.

So long as any Class C Preferred Shares are outstanding, neither the Company nor any of its subsidiaries may redeem, purchase or otherwise acquire directly or indirectly any common share and all other common share equivalents ( “Junior Securities”) or securities pari passu with the Class C Preferred Shares (“Pari Passu Securities”) other than any Class C Preferred Shares purchased to the terms of the Notice of Alteration. So long as any Class C Preferred Shares are outstanding, neither the Company nor any of its subsidiaries may directly or indirectly pay or declare any dividend or make any distribution upon (subject to limited exceptions exceptions), nor shall any distribution be made in respect of, any Junior Securities or Pari Passu Securities as long as any dividends due on the Class C Preferred Shares remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or Pari Passu Securities.

Voting Rights. The Class C Preferred Shares will vote together with the Common Share on an as-converted basis subject to the Beneficial Ownership Limitation (as defined below). However, as long as any shares of Class C Preferred Shares are outstanding, the Company may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Class C Preferred Shares directly and/or indirectly (a) alter or change adversely the powers, preferences or rights given to the Class C Preferred Shares or alter or amend the Notice of Alteration, (b) authorize or create any class of stock ranking as to redemption or distribution of assets upon a Liquidation (as defined below) senior to, or otherwise pari passu with, the Class C Preferred Shares or, authorize or create any class of stock ranking as to dividends senior to, or otherwise pari passu with, the Class C Preferred Shares, or (c) enter into any agreement with respect to any of the foregoing.

Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of the Class C Preferred Shares shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under the Notice of Alteration, for each share of Class C Preferred Shares before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion. Each share of Class C Preferred Share shall be convertible, at any time and from time to time, at the option of the holder, into that number of shares of Common Share, subject to certain beneficial ownership limitations, determined by dividing the Stated Value of such share of Class C Preferred Share by the Conversion Price. The “Conversion Price” for the Class C Preferred Stock shall be the lower of (i) $57.24, or (ii) 85% of the lesser of (a) the average of the closing price for the Common Share during the ten (10) trading day period immediately prior to the closing of the Purchase Agreement, and (b) the average closing price for the Common Share on the ten (10) trading days immediately prior to the conversion price, subject to adjustment as provided in the Notice Of Second Alteration Of Articles of the Company (the “Notice of Alteration”). Following the occurrence of a Triggering Event (as defined in the Notice of Alteration), the conversion price shall be the lowest of (i) One Dollar ($1.00), (ii) the then applicable conversion price; or (iii) twenty-five percent (25%) of the lowest traded price for the Common Shares during the fifteen (15) Trading Days preceding the relevant conversion.

Beneficial Ownership Limitation. The Company shall not affect any conversion of the Class C Preferred Shares, and a holder shall not have the right to convert any portion of the Class C Preferred Shares, to the extent that, after giving effect to the conversion, such holder would beneficially own in excess of 4.99% of the number of shares of the Common Share outstanding immediately after giving effect to the issuance of shares of Common Share issuable upon conversion of Class C Preferred Shares held by the applicable holder (the “Beneficial Ownership Limitation”).

Most Favored Nation. Until the date when no shares of Class C Preferred Shares are outstanding, upon any issuance by the Company of Class C Preferred Shares for cash consideration, (a “Subsequent Financing”), the Holder may elect, in its sole discretion, to exchange (in lieu of conversion), if applicable, all or some of the shares of Class C Preferred Shares then held for any securities or units issued in a Subsequent Financing on a $1.00 for $1.00 basis. If in such Subsequent Financing there are any contractual provisions or side letters that provide terms more favorable to the investors than the terms provided for under the Notice of Alteration, then the Company shall specifically notify the holder of the Class C Preferred Shares of such additional or more favorable terms and such terms, at holder’s option, shall become a part of the transaction documents with the holder.

Redemption. The Company shall have the right to redeem (a “Corporation Redemption”), all (or part) of the Class C Preferred Shares issued and outstanding at any time after the Original Issue Date, at its discretion and upon three (3) trading days written notice to the holders, redeem all the Class C Preferred Shares at the following premium: (i) within the first ninety (90) calendar days from issuance, at a price equal to 1.25, multiplied by the sum of the Stated Value, all accrued but unpaid dividends and all other amounts due pursuant to the Notice of Alteration for all Class C Preferred Shares; and (ii) after ninety (90) calendar days but within one hundred eighty (180) calendar days from issuance, at a price equal to 1.35 multiplied by the sum of the Stated Value, all accrued but unpaid dividends and all other amounts due pursuant to the Notice of Alteration for all Class C Preferred Shares.

Upon the occurrence of a Triggering Event and following a five (5) trading day opportunity to cure following written notice, each holder shall have the right, exercisable at the sole option of such holder, to require the Company to redeem all of the Class C Preferred Shares then held by such holder for a redemption price, in cash, equal to the Triggering Redemption Amount, and increase the dividend rate on all of the outstanding Class C Preferred Shares held by such holder to 18% per annum thereafter. The Triggering Redemption Amount, whether payable in cash or in shares, shall be due and payable or issuable, as the case may be, within five (5) trading days of the date on which the notice for the payment therefor is provided by a holder. If the Corporation fails to pay in full the Triggering Redemption Amount hereunder on the date such amount is due (whether in cash or shares of Common Share), the Company will pay interest thereon at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law, accruing and compounding daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full. The Triggering Redemption Amount means for each share of Class C Preferred Shares, the sum of (x) 150% of the Stated Value, (y) all accrued but unpaid dividends thereon, and (z) all liquidated damages, Late Fees and other costs, expenses or amounts due in respect of the Class C Preferred Shares including, but not limited to legal fees and expenses of legal counsel to the holder in connection with, related to and/or arising out of a Triggering Event.

Trading Market. There is no established trading market for any of the Class C Preferred Shares, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Class C Preferred Shares on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Class C Preferred Shares will be limited.

Amendment to Class C Preferred Shares

On October 25, 2024, our Board approved amendments to the earlier filed Notice of Alteration, increasing the designated Class C Preferred Shares from 1,000 shares to 2,000 shares of Class C Preferred Shares, with a stated value of $1,000 per share. The said amendment to the Notice of Alteration was filed with the State of British Columbia on October 29, 2024.

Listing

Our Common Shares and Prior Warrants are listed on the Nasdaq Capital Market under the symbol “SYTA” and “SYTAW”, respectively. The Common Shares offered hereby will trade on the Nasdaq Capital Market under the symbol “SYTA.” The Class C Preferred Shares, or the Commitment Shares, are not listed on any stock exchange.

Transfer Agent

The transfer agent for the Common Shares is Computershare Inc., 510 Burrard Street, 2nd Floor, Vancouver, British Columbia V6C 3B9, Canada.

Dividends

Subject to the provisions of the Business Corporations Act and any rights attaching to any class or classes of shares under and in accordance with the articles:

a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

b)	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote per Common Shares. During a shareholder vote, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Business Corporations Act, the Company may, by ordinary resolution:

1)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

2)	increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

3)	or consolidate all or any of its unissued, or fully paid issued, shares;

4)	if the Company is authorized to issue shares of a class of shares with par value:

a)	decrease the par value of those shares; or

b)	if none of that class of shares are allotted or issued, increase the par value of those shares;

5)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

6)	alter the identifying name of any of its shares; or

7)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

General Meetings

Under the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that much hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors.

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders much, in any unanimous resolution, select as the Company’s annual reference date, a date that would be appropriate for the holding of the applicable annual general meeting.

The directors may also, whenever they think fit, call a meeting of the shareholders.

A general meeting of the Company may be held anywhere in North America, as determined by the directors.

The Company must send notice of the date, time and location of any meeting of shareholders in the manner provided in the Business Corporations Act to each shareholder entitled to attend the meeting and to each director of the Company if and for so long as the Company is a public company, twenty-one days, and otherwise ten days.

The directors may set a date as the record date for the purpose of determining shareholders entitled to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceeding at that meeting. Any persons entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

Accidental omission to send notice of any meeting of shareholder to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceeding at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

If a meeting of shareholders is to consider special business, as defined in the Company’s articles, the notice of meeting must:

1)	state the general nature of the special business;

2)	if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

a)	at the Company’s record office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

b)	during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

A shareholder may participate in a meeting of the shareholders in person or by telephone if all shareholders participate in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all shareholders who wish to participate in the meeting agree to such participation.

The quorum for the transaction of business at a meeting of shareholders is two persons, who are or representing by proxy, shareholders holding, in the aggregate, at least 33.33 percent of the issued shares entitled to be voted at the meeting. On a show of hands, every person present who is a shareholder or proxy holder entitled to vote on the matter has one vote.

Directors

Under the Business Corporations Act, as a publicly traded company, the Company must have at least three directors, and as many directors as set by ordinary resolution. The shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to the number of opened vacancies. A director is entitled to remuneration for acting as directors.

At every annual general meeting, the shareholder entitled to vote must elect, or in a unanimous resolution, appoint, a board of directors consisting of the number of directors for the time being.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Each director holds office for the term, if any, fixed by the terms of his appointment or until his earlier death, bankruptcy, insanity, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his earlier death, bankruptcy, insanity, resignation or removal.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

a)	he resigns his office by notice to us;

b)	he only held office as a director for a fixed term and such term expires;

c)	he dies; or

d)	he is removed pursuant to the articles of the Company.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members are independent within the meaning of Section 5605(a)(2) of the NASDAQ Listing Rules. The audit committee consists of at least three directors, all of whom are independent within the meaning of Section 5605(a)(2) of the NASDAQ Listing Rules and meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Business Corporations Act and our articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our articles of association. To the extent allowed by the Business Corporations Act, however, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any person to be the attorney of the Company.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest. However, a director who holds a disclosable interest in a contract or transaction win which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolutions to approve the contract or transaction, unless the directors have disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution. Such director who holds a disclosable interest that is present for a meeting of directors may be counted in the quorum at the meeting, whether or not the director votes on any or all of the resolutions considered at the meeting.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Subject to the limitations and qualifications stated herein, the following discussion sets forth the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition by U.S. Holders (as defined below) of Common Shares acquired pursuant to this offering. The discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect. This summary applies only to U.S. Holders and does not address tax consequences to a non-U.S. Holder (as defined below) investing in Common Shares.

This discussion of a U.S. Holder’s tax consequences addresses only those persons that hold Common Shares as capital assets and does not address the tax consequences to any special class of holders, including without limitation, holders (directly, indirectly or constructively) of 10% or more of the Company’s equity (based on value or voting power), dealers in securities or currencies, banks, tax-exempt organizations, insurance companies, financial institutions, broker-dealers, regulated investment companies, real estate investment trusts, traders in securities that elect the mark-to-market method of accounting for their securities holdings, persons that hold Common Shares that are a hedge or that are hedged against currency or interest rate risks or that are part of a straddle, conversion or “integrated” transaction, persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement, persons subject to the “base erosion and anti-avoidance” tax, U.S. expatriates or former long-term residents of the United States, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. Holders that acquire Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services and U.S. Holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar. This discussion does not address the effect of alternative minimum taxes, U.S. federal estate and gift tax, the 3.8% Medicare contribution tax on net investment income or any state, local or non-U.S. tax laws applicable to a holder of Common Shares. This discussion does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. state and local, U.S. federal estate and gift, alternative minimum, and non-U.S. tax consequences of the acquisition, ownership and disposition of Common Shares.

This discussion also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada); (b) persons that use or hold, will use or hold, or that are or will be deemed to use or hold securities in connection with carrying on a business in Canada; (c) persons whose securities constitute “taxable Canadian property” under the Income Tax Act (Canada); or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Common Shares acquired pursuant to this offering that is for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust (i) if a court within the United States can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. The term “non-U.S. Holder” means any beneficial owner of Common Shares acquired pursuant to this offering that is not a U.S. Holder, a partnership (or an entity or arrangement that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) or a person holding Common Shares through such an entity or arrangement.

If a partnership or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Common Shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships that hold Common Shares should consult their own tax advisors. You are urged to consult your own independent tax advisor regarding the specific U.S. federal, state, local and non-U.S. income and other tax considerations relating to the acquisition, ownership and disposition of Common Shares.

Cash Dividends and Other Distributions on the Common Shares

Subject to the rules described below under the heading “Passive Foreign Investment Company Considerations,” any distributions (including constructive distributions) made with respect to a Common Share, a U.S. Holder generally will be required to include the amount of such distribution in gross income (including the amount of Canadian taxes withheld, if any) as dividend income to the extent of the Company’s current and accumulated earnings and profits (computed using U.S. federal income tax principles). A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if the Company is a PFIC for the tax year of such distribution or the preceding tax year. To the extent that a distribution exceeds the Company’s current and accumulated “earnings and profits,” such distribution will be treated first as a non-taxable return of capital to the extent of the holder’s adjusted tax basis in such Common Shares and, thereafter, as gain from the sale or exchange of such Common Shares (see “Sale or Disposition” below). There can be no assurance that the Company will maintain calculations of the Company’s earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. Holders should therefore assume that any distribution with respect to the Common Shares will constitute ordinary dividend income. Dividends paid on such Common Shares generally will not be eligible for the dividends received deduction generally allowed to U.S. corporations.

Dividends paid to a non-corporate U.S. Holder by a “qualified foreign corporation” may be subject to reduced rates of taxation if certain holding period and other requirements are met. A qualified foreign corporation generally includes a foreign corporation (other than a foreign corporation that is a PFIC in the taxable year in which the dividend is paid or the preceding taxable year) if (i) its securities are readily tradable on an established securities market in the United States or (ii) it is eligible for benefits under a comprehensive U.S. income tax treaty that includes an exchange of information program and which the U.S. Treasury Department has determined is satisfactory for these purposes. The Common Shares are readily tradable on an established securities market in the United States, the Nasdaq. However, the Company may also be eligible for the benefits of the Canada-U.S. Tax Convention. Accordingly, subject to the PFIC rules discussed below, the Company expects that a non-corporate U.S. Holder should qualify for the reduced rate on dividends so long as the applicable holding period requirements are met. U.S. Holders should consult their own tax advisors regarding the availability of the reduced tax rate on dividends in light of their particular circumstances.

Non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us if the Company is a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

A U.S. Holder who pays (whether directly or through withholding) Canadian taxes with respect to dividends paid on the Common Shares (or with respect to any constructive dividend on the warrants) may be entitled to receive, at the election of such U.S. Holder, either a deduction or a foreign tax credit for such Canadian taxes paid. Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by us generally will constitute “foreign source” income and generally will be categorized as “passive category income.” However, if 50% or more of the Company’s equity (based on voting power or value) is treated as held by U.S. persons, the Company will be treated as a “United States-owned foreign corporation,” in which case dividends may be treated for foreign tax credit limitation purposes as “foreign source” income to the extent attributable to the Company’s non-U.S. source earnings and profits and as “U.S. source” income to the extent attributable to the Company’s U.S. source earnings and profits. Because the foreign tax credit rules are complex, each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Sale or Disposition on the Common Shares

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize gain or loss on the taxable sale or exchange of its Common Shares in an amount equal to the difference between the U.S. dollar amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in the Common Shares sold or otherwise disposed.

Assuming the Company is not a PFIC and has not been treated as a PFIC during your holding period for Common Shares, such gain or loss will be capital gain or loss and will be long-term gain or loss if the Common Shares have been held for more than one year. Under current law, long-term capital gains of non-corporate U.S. Holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. Consequently, a U.S. Holder may not be able to use the foreign tax credit arising from any Canadian tax imposed on the disposition of Common Shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are encouraged to consult their own tax advisors regarding the availability of the U.S. foreign tax credit in their particular circumstances.

Passive Foreign Investment Company Considerations

Status as a PFIC

The rules governing PFICs can have adverse tax effects on U.S. Holders. The Company generally will be classified as a PFIC for U.S. federal income tax purposes if, for any taxable year, either: (1) 75% or more of its gross income consists of certain types of passive income, or (2) the average value (determined on a quarterly basis), of its assets that produce, or are held for the production of, passive income is 50% or more of the value of all of its assets.

For purposes of the PFIC provisions, “gross income” generally means sales revenues less cost of goods sold, plus income from investments and from incidental or outside operations or sources. Passive income generally includes dividends, interest, rents and royalties (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as directly receiving its proportionate share of the other corporation’s income.

Additionally, if the Company is classified as a PFIC in any taxable year with respect to which a U.S. Holder owns Common Shares, the Company generally will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding taxable years, regardless of whether the Company continues to meet the tests described above, unless the U.S. Holder makes the “deemed sale election” described below.

The Company does not believe that it is currently a PFIC and does not anticipate becoming a PFIC in the foreseeable future. Notwithstanding the foregoing, the determination of whether the Company is a PFIC is made annually and depends on the particular facts and circumstances (such as the valuation of its assets, including goodwill and other intangible assets) and also may be affected by the application of the PFIC rules, which are subject to differing interpretations. The Company’s status as PFIC depends upon the composition of its income and assets, which will be affected by how, and how quickly, the Company spends any cash that is raised in any financing transaction, including this offering. In light of the foregoing, no assurance can be provided that the Company is not currently a PFIC or that it will not become a PFIC in any future taxable year. Prospective investors should consult their own tax advisors regarding the Company’s potential PFIC status.

U.S. Federal Income Tax Treatment of a Shareholder of a PFIC

If the Company is classified as a PFIC for any taxable year during which a U.S. Holder owns Common Shares, the U.S. Holder, absent certain elections (including the mark-to-market and QEF elections described below), generally will be subject to adverse rules (regardless of whether the Company continues to be classified as a PFIC) with respect to (i) any “excess distributions” (generally, any distributions received by the U.S. Holder on its Common Shares in a taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Common Shares) and (ii) any gain realized on the sale or other disposition, including a pledge, of Common Shares.

Under these adverse rules (a) the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which the Company is classified as a PFIC will be taxed as ordinary income, (c) the amount allocated to each other taxable year during the U.S. Holder’s holding period in which the Company was classified as a PFIC (i) will be subject to tax at the highest rate of tax in effect for the applicable category of taxpayer for that year and (ii) will be subject to an interest charge at a statutory rate with respect to the resulting tax attributable to each such other taxable year, and (d) loss recognized on the disposition of the Common Shares will not be deductible.

If the Company is classified as a PFIC, a U.S. Holder generally will be treated as owning a proportionate amount (by value) of stock or shares owned by the Company in any direct or indirect subsidiaries that are also PFICs and will be subject to similar adverse rules with respect to any distributions the Company receives from, and dispositions the Company makes of, the stock or shares of such subsidiaries. You are urged to consult your tax advisors about the application of the PFIC rules to any of the Company’s subsidiaries.

If the Company is classified as a PFIC and then cease to be so classified, a U.S. Holder may make an election (a “deemed sale election”) to be treated for U.S. federal income tax purposes as having sold such U.S. Holder’s Common Shares on the last day the Company’s taxable year during which the Company was a PFIC. A U.S. Holder that makes a deemed sale election with respect to its Common Shares would then cease to be treated as owning stock in a PFIC by reason of ownership of the Common Shares. However, gain recognized as a result of making the deemed sale election would be subject to the adverse rules described above and loss would not be recognized.

PFIC “Mark-to-Market” Election

In certain circumstances, a U.S. Holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its Common Shares, provided that such shares are “marketable.” The Common Shares generally will be marketable if they are “regularly traded” on certain U.S. stock exchanges or on a foreign stock exchange that meets certain conditions. For these purposes, the Common Shares will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. The Common Shares are listed on the Nasdaq, which is a qualified exchange for these purposes. Consequently, if the Common Shares remain listed on the Nasdaq and are regularly traded, and you are a holder of Common Shares, it is expected the mark-to-market election would be available to you if the Company is a PFIC. There can be no assurance that the shares will be “regularly traded” in subsequent calendar quarters. You should consult your own tax advisor as to the whether a mark-to-market election is available or advisable with respect to the Common Shares.

A U.S. Holder that makes a mark-to-market election must include in gross income, as ordinary income, for each taxable year that the Company is a PFIC an amount equal to the excess, if any, of the fair market value of the U.S. Holder’s Common Shares at the close of the taxable year over the U.S. Holder’s adjusted tax basis in such Common Shares. An electing U.S. Holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted tax basis in its Common Shares over the fair market value of such Common Shares at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains previously included in income. A U.S. Holder that makes a mark-to-market election generally will adjust such U.S. Holder’s tax basis in its Common Shares to reflect the amount included in gross income or allowed as a deduction because of such mark-to-market election. Gains from an actual sale or other disposition of Common Shares in a year in which the Company is a PFIC will be treated as ordinary income, and any losses incurred on a sale or other disposition of such Common Shares will be treated as ordinary losses to the extent of any net mark-to-market gains previously included in income.

If the Company is classified as a PFIC for any taxable year in which a U.S. Holder owns Common Shares but before a mark-to-market election is made, the adverse PFIC rules described above will apply to any mark-to-market gain recognized in the year the election is made. Otherwise, a mark-to-market election will be effective for the taxable year for which the election is made and all subsequent taxable years. The election cannot be revoked without the consent of the IRS, unless the Common Shares cease to be marketable, in which case the election is automatically terminated.

A U.S. Holder makes a mark-to-market election by attaching a completed IRS Form 8621 to a timely filed U.S. federal income tax return. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a mark-to-market election.

A mark-to-market election is not permitted for the shares of any of the Company’s subsidiaries that are also classified as PFICs. Prospective investors should consult their own tax advisors regarding the availability of, and the procedure for making, a mark-to-market election.

PFIC “QEF” Election

In some cases, a shareholder of a PFIC can avoid the interest charge and the other adverse PFIC consequences described above by obtaining certain information from such PFIC and by making a QEF election to be taxed currently on its share of the PFIC’s undistributed income. The Company does not, however, expect to provide the information regarding its income that would be necessary in order for a U.S. Holder to make a QEF election with respect to Common Shares if the Company is classified as a PFIC.

PFIC Information Reporting Requirements

If the Company is a PFIC in any year, a U.S. Holder will be required to file an annual information return on IRS Form 8621 regarding distributions received on its Common Shares and any gain realized on disposition of such Common Shares. In addition, if the Company is a PFIC, a U.S. Holder generally will be required to file an annual information return with the IRS (also on IRS Form 8621, which PFIC shareholders are required to file with their U.S. federal income tax or information return) relating to their ownership of Common Shares. This new filing requirement is in addition to the pre-existing reporting requirements described above that apply to a U.S. Holder’s interest in a PFIC (which this requirement does not affect).

NO ASSURANCE CAN BE GIVEN THAT THE COMPANY IS NOT CURRENTLY A PFIC OR THAT IT WILL NOT BECOME A PFIC IN THE FUTURE. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE OPERATION OF THE PFIC RULES AND RELATED REPORTING REQUIREMENTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE ADVISABILITY OF MAKING ANY ELECTION THAT MAY BE AVAILABLE.

Reporting Requirements and Backup Withholding

Under U.S. federal income tax law and applicable Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a non-U.S. corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person, and any interest in a non-U.S. entity. U.S. Holders may be subject to these reporting requirements unless such U.S. Holder’s Common Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial.

Payments made within the United States or by a U.S. payor or U.S. middleman of (a) distributions on the Common Shares, and (b) proceeds arising from the sale or other taxable disposition of Common Shares generally may be subject to information reporting and backup withholding, currently at the rate of 24%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Any amounts withheld under the U.S. backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. The information reporting and backup withholding rules may apply even if, under the Canada-U.S. Tax Convention, payments may be exempt from the dividend withholding tax rules or otherwise eligible for a reduced withholding rate. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

THE ABOVE DISCUSSION DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO YOU OF AN INVESTMENT IN THE COMMON SHARES.

CERTAIN CANADIAN FEDERAL INCOME TAX IMPLICATIONS

The following summary describes, as of the date hereof, the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder (the “Regulations”) generally applicable to an investor who acquires Common Shares pursuant to this offering. This summary applies only to an investor who is a beneficial owner of Common Shares and who, for the purposes of the Tax Act, and at all relevant times: (i) deals at arm’s length with the Company, (ii) is not affiliated with the Company; and (iii) acquires and holds the Common Shares as capital property (a “Holder”).

Common Shares will generally be considered to be capital property to a Holder unless they are held in the course of carrying on a business of trading or dealing in securities or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a Holder: (i) that is a “financial institution” for the purposes of the mark-to-market rules contained in the Tax Act, (ii) that is a “specified financial institution” (as defined in the Tax Act); (iii) an interest in which is a “tax shelter investment” for purposes of the Tax Act; (iv) that has made a functional currency reporting election under section 261 of the Tax Act to report its “Canadian tax results” as defined in the Tax Act in a currency other than Canadian currency; (v) that has entered into, or will enter into, a “derivative forward agreement” or “synthetic disposition arrangement” (each as defined in the Tax Act) with respect to the Common Shares; or (vi) that receives dividends on Common Shares under or as part of a “dividend rental arrangement” (as defined in the Tax Act). This summary does not address the deductibility of interest by a Holder who has borrowed money to acquire the Common Shares. Such Holders should consult their own tax advisors.

Additional considerations, not discussed herein, may apply to a Holder that is a corporation resident in Canada, and is or becomes (or does not deal at arm’s length for purposes of the Tax Act with a corporation resident in Canada that is or becomes), as part of a transaction or event or series of transactions or events that includes the acquisition of the Common Shares, controlled by a non-resident person or a group of non-resident persons that do not deal with each other at arm’s length for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Holders should consult their own tax advisors.

This summary is based on the facts set out herein, the provisions of the Tax Act and Regulations in force as of the date prior to the date hereof, counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing by the CRA prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that the Proposed Amendments will be enacted in the form proposed, although no assurance can be given that the Proposed Amendments will be enacted in their current form or at all. This summary does not take into account or anticipate any changes in the law or in the administrative practices or assessing policies of CRA, whether by legislative, governmental, administrative or judicial decision or action, nor does it take into account or consider other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from the Canadian federal income tax considerations discussed in this summary.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in Common Shares. The following description of income tax matters is of a general nature only and is not intended to be, nor should it be construed to be, legal or income tax advice to any particular Holder. Holders are urged to consult their own tax advisors with respect to the tax consequences applicable to them based on their own particular circumstances.

Taxation of Resident Holders

The following portion of this summary applies to a Holder who, for the purposes of the Tax Act, is or is deemed to be resident in Canada at all relevant times (a “Resident Holder”). A Resident Holder whose Common Shares might not otherwise qualify as capital property may be entitled to make an irrevocable election permitted by subsection 39(4) of the Tax Act to deem the Common Shares, and every other “Canadian security” (as defined in the Tax Act), held by such person, in the taxation year of the election and each subsequent taxation year to be capital property. Resident Holders should consult their own tax advisors regarding this election.

Dividends

Dividends received or deemed to be received on the Common Shares will be included in computing a Resident Holder’s income. In the case of an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules normally applicable in respect of “taxable dividends” received from “taxable Canadian corporations” (as such terms are defined in the Tax Act). An enhanced gross-up and dividend tax credit will be available to individuals in respect of “eligible dividends” designated by the Company to the Resident Holder in accordance with the provisions of the Tax Act. There may be limitations on the ability of the Company to designate dividends as eligible dividends.

Dividends received or deemed to be received on the Common Shares by a Resident Holder that is a corporation will be included in computing its income for the taxation year in which such dividends are received, but such dividends will generally be deductible in computing the corporation’s taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received or deemed to be received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations should consult their own tax advisors having regard to their own circumstances.

A Resident Holder that is a “private corporation” as defined in the Tax Act or a “subject corporation” as defined in subsection 186(3) of the Tax Act may be liable under Part IV of the Tax Act to pay a refundable tax on dividends received or deemed to be received on the Common Shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income for the taxation year. Such Resident Holders should consult their own tax advisors in this regard.

Disposition of Common Shares

A Resident Holder who disposes, or is deemed to dispose, of a Common Share (other than on a disposition to the Company that is not a sale in the open market in the manner in which shares would normally be purchased by any member of the public in an open market) generally will realize a capital gain (or capital loss) in the taxation year of the disposition equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base to the Resident Holder of such Common Share immediately before the disposition or deemed disposition. The taxation of capital gains and capital losses is generally described below under the heading “Capital Gains and Capital Losses”.

Capital Gains and Capital Losses

Generally, a Resident Holder is required to include in computing income for a taxation year two- thirds of the amount of any capital gain (a “taxable capital gain”) realized by the Resident Holder in such taxation year. Subject to and in accordance with the rules contained in the Tax Act, a Resident Holder is required to deduct two thirds of the amount of any capital loss (an “allowable capital loss”) realized in a particular taxation year against taxable capital gains realized by the Resident Holder in the year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition or deemed disposition of a Common Share may be reduced by the amount of any dividends received or deemed to have been received by such Resident Holder on such shares, to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a Resident Holder that is a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares, directly or indirectly, through a partnership or trust. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

Additional Refundable Tax

A Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) on certain investment income, including any dividends or deemed dividends that are not deductible in computing the Resident Holder’s taxable income and taxable capital gains. Proposed Amendments announced by the Minister of Finance (Canada) on April 7, 2022 are intended to extend this additional tax and refund mechanism in respect of such investment income to “substantive CCPCs” as defined in such Proposed Amendments and draft legislation implementing such Proposed Amendments that was released on August 9, 2022. Such Resident Holders should consult their own tax advisors.

Alternative Minimum Tax

Generally, a Resident Holder that is an individual (other than certain trusts) that receives or is deemed to have received taxable dividends on the Common Shares or realizes a capital gain on the disposition or deemed disposition of the Common Shares may be liable for alternative minimum tax under the Tax Act. Resident Holders should consult their own tax advisors with respect to the application of alternative minimum tax.

Taxation of Non-Resident Holders

The following portion of this summary is generally applicable to Holders who, for the purposes of the Tax Act and at all relevant times: (i) are not resident or deemed to be resident in Canada, and (ii) do not use or hold Common Shares in the course of a business carried on or deemed to be carried on in Canada (“Non-Resident Holders”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere or that is an “authorized foreign bank” (as defined in the Tax Act). Such Non-Resident Holders should consult their own tax advisors.

Dividends

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder on the Common Shares will generally be subject to Canadian withholding tax at the rate of 25% on the gross amount of the dividend, unless such rate is reduced by the terms of an applicable income tax treaty or convention. Under the Canada-United States Tax Convention (1980), as amended (the “Treaty”), the rate of withholding tax on dividends paid or credited to a Non-Resident Holder who is resident in the U.S. for purposes of the Treaty, is the beneficial owner of the dividends, and is fully entitled to benefits under the Treaty (a “Treaty Holder”) is generally reduced to 15% of the gross amount of the dividend. The rate of withholding tax is further reduced to 5% if the beneficial owner of such dividend is a Treaty Holder that is a company that owns, directly or indirectly, at least 10% of the voting stock of the Company. Non-Resident Holders should consult their own tax advisors regarding the application of the Treaty or any other tax treaty.

Disposition of Common Shares

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition or deemed disposition of a Common Shares, nor will capital losses arising therefrom be recognized under the Tax Act, unless the Common Shares constitute “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident.

Provided that the Common Shares are listed on a “designated stock exchange” for the purposes of the Tax Act (which currently includes the Nasdaq), at the time of disposition, the Common Shares generally will not constitute taxable Canadian property of a Non-Resident Holder at that time, unless at any time during the 60 month period immediately preceding the disposition, (i) 25% or more of the issued shares of any class or series of the capital stock of the Company were owned by, or belonged to, any combination of (a) the Non-Resident Holder, (b) persons with whom the Non-Resident Holder did not deal at arm’s length (for purposes of the Tax Act), and (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, and (ii) at such time, more than 50% of the fair market value of such shares was derived, directly or indirectly, from any combination of real or immovable property situated in Canada, “Canadian resource property” (as defined in the Tax Act), “timber resource property” (as defined in the Tax Act), or options in respect of, interests in, or for civil law rights in such properties, whether or not such property exists. Notwithstanding the foregoing, the Common Shares may also be deemed to be taxable Canadian property to a Non-Resident Holder for purposes of the Tax Act in certain other circumstances. Non-Resident Holders should consult their own tax advisors as to whether their Common Shares constitute “taxable Canadian property” in their own particular circumstances.

In the event that a Common Share constitutes taxable Canadian property of a Non-Resident Holder and any capital gain that would be realized on the disposition thereof is not exempt from tax under the Tax Act pursuant to an applicable income tax treaty or convention, the income tax consequences discussed above for Resident Holders under “Taxation of Resident Holders – Disposition of Common Shares” and “Capital Gains and Capital Losses” will generally apply to the Non-Resident Holder. Non-Resident Holders whose Common Shares are taxable Canadian property should consult their own tax advisors.

THE FOREGOING SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF COMMON SHARES AND IS NOT TAX OR LEGAL ADVICE. HOLDERS OF COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING AND DISPOSING OF THE COMMON SHARES.

PLAN OF DISTRIBUTION

The Selling Shareholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on Nasdaq or in private transactions. These sales may be at fixed or negotiated prices. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities. The Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our Common Shares;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

The Selling Shareholder may also sell securities under Rule 144 (“Rule 144”) or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Shares, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

As consideration for the Selling Shareholder’s commitment to purchase the ELOC Shares at our direction upon the terms and subject to the conditions set forth in the ELOC Purchase Agreement, we will pay the Selling Shareholder, a commitment fee through the issuance of 210 Class C Preferred Shares. We amended the original ELOC Purchase Agreement on October 28, 2024, amending the earlier stated Commitment Shares (i.e., the Class C preferred stock of the Company) to 210 shares of Class C Preferred Stock of the Company.

The Selling Shareholder and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We know of no existing arrangements between the Selling Shareholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Shares offered by this prospectus.

We have advised the Selling Shareholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

We will bear the costs incurred in connection with the registration of the Shares.

The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 or any other rule of similar effect. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Certain legal matters relating to the offering as to law of British Columbia, Canada will be passed upon for us by CC Corporate Counsel Professional Corporation. Certain matters as to U.S. federal law and the law of the State of New York in connection with this offering will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company incorporated in this prospectus by reference to our Annual Report on Form 20-F for the year ended December 31, 2023 have been audited by Barzily and Co., CPA’s, an independent registered public accounting firm, as set forth in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of British Columbia. Some of our directors and officers, and some of the experts named in this prospectus, are residents of Canada, Israel or otherwise reside outside of the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States. There can be no assurance that U.S. investors will be able to enforce against us, members of our board of directors, officers or certain experts named herein who are residents of Canada, Israel or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.

Service of process upon directors and officers which reside in Israel may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our Israeli directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our Israeli directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Naschitz Brandes Amir and Co., our legal counsel in Israel that it may be difficult to assert U.S. securities laws claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which is non- appealable, provided that, among other things:

●	the judgment was rendered by a court of competent jurisdiction, according to the laws of the state in which the judgment is given;

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted; and

●	the judgment is not contrary to public policy of Israel.

Even if such conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the prevailing law of the foreign state in which the judgment is rendered does not allow for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the defendant did not have a reasonable opportunity to be heard and to present his or her evidence, in the opinion of the Israeli court;

●	the enforcement of the civil liabilities set forth in the judgment is likely to impair the security or sovereignty of Israel

●	the judgment was obtained by fraud;

●	the judgment was rendered by a court not competent to render it according to the rules of private international law prevailing in Israel;

●	the judgment conflicts with any other valid judgment in the same matter between the same parties; or

●	an action between the same parties in the same matter was pending in any Israeli court or tribunal at the time at which the lawsuit was instituted in the foreign court

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

You may access the documents that we file with the SEC at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.siyatamobile.com. Information contained in or accessible through our website does not constitute a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement on Form F-1 we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities that are being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference in prospectus. We have not authorized anyone else to provide you with different information.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated, and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” to the SEC that is not deemed filed and not incorporated by reference into this prospectus (unless otherwise indicated below), until the termination of the offering of securities described in the applicable prospectus supplement or post-effective amendment:

●	our Annual Report on Form 20-F for the fiscal year ended on December 31, 2023, filed with the SEC on April 8, 2024 (hereinafter referred to as the “Form 20-F”); and

●	our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on January 16, 2024; January 22, 2024; January 29, 2024; February 1, 2024; February 6, 2024; February 13, 2024; February 15, 2024; February 22, 2024; February 23, 2024; March 11, 2024; March 22, 2024; April 4, 2024; April 5, 2024; April 5, 2024; April 8, 2024; April 15, 2024; May 9, 2024; May 10, 2024; May 13, 2024; May 14, 2024; May 16, 2024; May 22, 2024; May 23, 2024; May 28, 2024; May 30, 2024; June 5, 2024; July 2, 2024; July 10, 2024; July 10, 2024; July 15, 2024; July 18, 2024; July 23, 2024; July 25, 2024; July 26, 2024; July 30, 2024; July 31, 2024; August 12, 2024; August 13, 2024; August 16, 2024; August 16, 2024; August 19, 2024; August 23, 2024; September 3, 2024; September 9, 2024; September 19, 2024; October 1, 2024; October 21, 2024; October 22, 2024; October 25, 2024; October 30, 2024; November 4, 2024; and November 15, 2024;

●	the description of our securities registered under Section 12(b) of the Exchange Act contained in the Form 8-A, as filed with the SEC on September 24, 2020, including any amendment or report filed for the purpose of updating such description; and

●	any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act.

In addition, any reports on Form 6-K we submit to the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent Annual Reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC, or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates. Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Siyata Mobile Inc., Attn: Chief Financial Officer, 7404 King George Blvd., Suite 200, King’s Cross, Surrey, British Columbia V3W 1N6, Canada; telephone: 514-500-1181. You may also obtain information about us by visiting our website at https://www.siyatamobile.com. The information contained on or accessible through our website is not incorporated by reference and is not part of this prospectus.

5,594,616 Common Shares

PROSPECTUS

[●], 2024

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Section 160 of the Business Corporation Act authorizes companies to indemnify past and present directors, officers and certain other individuals for the liabilities incurred in connection with their services as such (including costs, expenses and settlement payments) unless such individual did not act honestly and in good faith with a view to the best interests of the company and, in the case of a proceeding other than a civil proceeding, if such individual did not have reasonable grounds for believing his or her conduct was lawful. In the case of a suit by or on behalf of the corporation, a court must approve the indemnification.

Our articles provide that we shall indemnify directors and officers to the extent required or permitted by law.

We have entered into agreements with our directors and certain officers (each an “Indemnitee” under such agreements) to indemnify the Indemnitee, to the fullest extent permitted by law and subject to certain limitations, against all liabilities, costs, charges and expenses reasonably incurred by an Indemnitee in an action or proceeding to which the Indemnitee was made a party by reason of the Indemnitee being an officer or director of (i) our company or (ii) an organization of which our company is a shareholder or creditor if the Indemnitee serves such organization at our request.

We maintain insurance policies relating to certain liabilities that our directors and officers may incur in such capacity.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

●	On October 31, 2024, we entered into a securities purchase agreement with an institutional investor, pursuant to which we sold, in a private placement 420 shares of the Company’s Class C Preferred Shares, stated value $1,000 per share, at a price of $1,000 per share, convertible into shares of the Company’s common shares, no par value per share. As additional consideration for entering into the purchase agreement, the Company issued to the investor an additional 80,000 shares of common shares to be delivered to the investor at the closing. The offering resulted in gross proceeds to the company of $360,000.

●	On August 30, 2024, we entered into a securities purchase agreement with an institutional investor, pursuant to which we issued to the investor an unsecured promissory note in the principal amount of $236,900, with a stated maturity date of June 30, 2025. The gross proceeds to the Company were approximately $206,000, prior to deducting investor’s legal and diligence expenses and agent fees/expenses.

●	On June 5, 2024, we entered into a securities purchase agreement with an institutional investor, pursuant to which we sold, in a private placement 256 shares of the Company’s Class C Preferred Shares, stated value $1,000 per share, at a price of $1,000 per share, convertible into shares of the Company’s common shares, no par value per share. As additional consideration for entering into the purchase agreement, the Company issued to the investor an additional 1,556 shares of common shares to be delivered to the purchaser at the closing. The offering resulted in gross proceeds to the company of $220,000.

●	On June 5, 2024, we entered into a securities purchase agreement with an institutional investor, pursuant to which we sold, in a private placement, (i) 118 shares of the Company’s Class C Preferred Shares, stated value $1,000 per share, at a price of $1,000 per share, convertible into shares of the Company’s common shares, no par value per share, (ii) a warrant to purchase up to 18,667 shares of common shares, and (iii) an amended and restated warrant to purchase up to 18,667 shares of common shares of the Company, replacing in their entirety the prior issued Warrant(s) from the April Purchase Agreement. As additional consideration for entering into the purchase agreement, the Company issued to the institutional investor an additional 8,444 shares of common shares to be delivered to the institutional investor at the closing. The offering resulted in gross proceeds to the company of $105,000. The warrants are immediately exercisable subject to certain beneficial ownership limitations, have an exercise price of $57.24 per share, and will expire on the fifth anniversary of their respective issue date(s).

●	On April 17, 2024, we entered into a securities purchase agreement with an institutional investor, pursuant to which we sold, in a private placement 290 shares of the Company’s Class C Preferred Shares, stated value $1,000 per share, at a price of $1,000 per share, convertible into shares of the Company’s common shares, no par value per share. As additional consideration for entering into the purchase agreement, the Company issued to the investor an additional 1,556 shares of common shares to be delivered to the investor at the closing. The offering resulted in gross proceeds to the company of $250,000.

●	On April 9, 2024, we entered into a securities purchase agreement with an institutional investor, pursuant to which we sold, in a private placement, (i) 290 shares of the Company’s Class C Preferred Shares, stated value $1,000 per share, at a price of $1,000 per share, convertible into shares of the Company’s common shares, no par value per share and (ii) a warrant to purchase up to 6,556 shares of common shares. As additional consideration for entering into the purchase agreement, the Company issued to the investor an additional 1,556 shares of common shares to be delivered to the investor at the closing. The offering resulted in gross proceeds to the company of $250,000. The warrant is immediately exercisable subject to certain beneficial ownership limitations, has an exercise price of $57.24 per share, and will expire on the fifth anniversary of its issue date.

●

On January 29, 2024, we entered into a securities purchase agreement with an institutional investor, pursuant to which we issued to the investor an unsecured promissory note in the principal amount of $230,750, with a stated maturity date of November 15, 2024. The gross proceeds to the Company from the exercise totaled approximately $195,000, prior to deducting investor’s legal and diligence expenses and agent fees/expenses.

●	On January 18, 2023, we entered into Warrant Exercise Agreements with fourteen existing accredited investors who exercised certain outstanding warrants (the “Existing Warrants”) to purchase up to an aggregate of 1,432 of the Company’s previously registered Common Shares (the “Exercise”). In consideration for the immediate exercise of the Existing Warrants for cash at an exercise price reduced from $2,898 to $2,520 per Common Share, the exercising holders received new unregistered warrants to purchase up to an aggregate of 1,432 Common Shares.

●	On October 12, 2022, the Company issued 1,255 common shares at $2,898 and 126 pre-funded warrants at $2,898 for total gross proceeds $3,987,100 before offering expenses.

●	On October 13, 2022, 2,271 pre-funded warrants were exercised for gross proceeds of $15,900.

●	On January 11, 2022, the Company issued 573 common shares at $2,898 and 117 pre-funded warrants at $28,854 for total gross proceeds $19,999,999.96 before offering expenses.

●	On January 12, 2022, 117 pre-funded warrants were exercised for gross proceeds of $14,800.

●	On October 28, 2021 received gross cash of $1,027,500 from the exercise of 12 warrants at $86,310, and on October 29, 2021 received gross cash of $380,202 from the exercise of 4 warrants at $86,310.

●	On July 29, 2022, a consultant exercised 2 restricted share units to acquire 2 shares of the Company.

●	On July 14, 2022 the Company issued 5 shares to a supplier as part of their contractual agreement.

●	From May 3, 2022 through November 14, 2022, the Company issued a total of 1,041 shares as compensation for the repayment of the principal balance of the outstanding promissory note.

●	On April 11, 2022, the Company issued 12 shares to consultants of the Company as part of their contractual agreements.

●	On March 30, 2022, the Company issued 11 shares as partial compensation of the future purchase consideration owed to the former holders of the units of Clear RF, LLC.

Item 8. Exhibits.

(a) Exhibits.

Exhibit No.	Description
3.1	Articles of Association of the Company (incorporated by reference to Exhibit 3.1 of Amendment No. 1 to the Company’s Registration on Form F-1 filed on December 1, 2021).
3.2	Notice Of Second Alteration of Articles of Siyata Mobile Inc., filed April 9, 2024 (incorporated by reference to Exhibit 3.1 of the Company’s Form 6-K filed on April 15, 2024)
3.3*	Notice Of Fourth Alteration of Articles of Siyata Mobile Inc., filed October 29, 2024
4.1	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company; current report on Form 6-K filed on October 31, 2023)
4.2	Form of Purchase Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Form 6-K filed on October 12, 2022)
4.3	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Form F-1 filed on January 5, 2022)
4.4	Form of Warrant for the Purchase of Shares of Common Shares (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form F-1 filed on September 24, 2020)
4.5	Form of Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form F-1 filed on September 24, 2020)
4.6	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Form 6-K filed on May 10, 2024)
4.7	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Form 6-K filed on July 2, 2024)
4.8	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the Company’s Registration on Form F-1 filed on August 12, 2024).
5.1*	Opinion of CC Corporate Counsel Professional Corporation
5.2*	Opinion of Opinion of Sichenzia Ross Ference Carmel LLP
10.01	License Agreement dated December 1, 2012, by and between Uniden America Corporation, Inc. & affiliates and Signifi Mobile. (incorporated by reference to Exhibit 10.2 of the Company’s Registration on Form F-1 filed on November 18, 2021).
10.02	2016 Siyata Mobile Inc. Stock Option Plan (incorporated by reference to Exhibit 10.4 of the Company’s Registration on Form F-1 filed on November 18, 2021).
10.03	Parent License Agreement, dated November 30, 2017, by and between Wilson Electronics, LLC and Signifi Mobile Inc. (incorporated by reference to Exhibit 10.3 of the Company’s Registration on Form F-1 filed on November 18, 2021).
10.04	LTE Standard Patent Licensing Agreement, dated June 5, 2018, by and between the Company and Via Licensing Corporation (incorporated by reference to Exhibit 10.8 of the Company’s Registration on Form F-1 filed on November 18, 2021).
10.05	AAC Standard Patent Licensing Agreement, dated June 5, 2018, by and between the Company and Via Licensing Corporation (incorporated by reference to Exhibit 10.9 of the Company’s Registration on Form F-1 filed on November 18, 2021).
10.06	Consulting Agreement, dated July 1, 2018, by and between the Company, BSD, Ltd. and Marc Seelenfreund (incorporated by reference to Exhibit 10.1 of the Company’s Registration on Form F-1 filed on November 18, 2021).
10.07	Amended and Restated Employment Agreement, dated July 1, 2018, by and between the Company and Gerald Bernstein (incorporated by reference to Exhibit 10.6 of the Company’s Registration on Form F-1 filed on November 18, 2021).
10.08	Consulting Agreement, dated November 26, 2018, by and between the Company, Glenn Kennedy Sales Agency and Glenn Kennedy (incorporated by reference to Exhibit 10.7 of the Company’s Registration on Form F-1 filed on November 18, 2021).
10.19	Loan Agreement, dated April 1, 2019, by and between the Company and BSD Capital, LTD. (incorporated by reference to Exhibit 10.10 of the Company’s Registration on Form F-1 filed on November 18, 2021).

10.10	Assignment and Amending Agreement, dated January 1, 2020, by and between the Company, BSD Capital, LTD. and Basad Partners LTD. (incorporated by reference to Exhibit 10.11 of the Company’s Registration on Form F-1 filed on November 18, 2021).
10.11	Form of Warrant Exercise Agreement by and between Siyata Mobile Inc. and the Holders dated January 18, 2023 (incorporated by reference to Exhibit 10.1 of the Company’s Form 6-K filed on January 19, 2023)
10.12	Placement Agency Agreement by and between the Company and Maxim Group LLC dated as of June 26, 2023 (incorporated by reference to Exhibit 99.2 to the Company; current report on Form 6-K filed on June 28, 2023)
10.13	Securities Purchase Agreement by and between the Company and the investors parties thereto dated as of June 26, 2023 (incorporated by reference to Exhibit 99.1 to the Company; current report on Form 6-K filed on June 28, 2023)
10.14	Form of Securities Purchase Agreement by and between Siyata Mobile Inc. and the Purchasers dated July 11, 2023 (incorporated by reference to Exhibit 10.1 to the Company; current report on Form 6-K filed on July 13, 2023)
10.15	Form of Placement Agency Agreement by and between Siyata Mobile Inc. and Maxim Group LLC dated July 11, 2023 (incorporated by reference to Exhibit 1.1 to the Company; current report on Form 6-K filed on July 13, 2023)
10.16	Placement Agency Agreement by and between Siyata Mobile Inc. and Maxim Group LLC dated October 27, 2023 (incorporated by reference to Exhibit 1.1 to the Company; current report on Form 6-K filed on October 31, 2023)
10.17	Form of Securities Purchase Agreement by and between Siyata Mobile Inc. and the Purchasers dated October 27, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 6-K filed on October 31, 2023)
10.18	Form of Lock-Up Agreement (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 6-K filed on October 31, 2023)
10.19	Annual Information Form for the year ended December 31, 2023 (incorporated by reference to Exhibit 10.10 to the Company’s Annual Report on Form 20-F filed on April 8, 2024)
10.20	Promissory Note, dated January 29, 2024 (incorporated by reference to Exhibit 4.1 to the Company; current report on Form 6-K filed on February 1, 2024)
10.21	Securities Purchase Agreement, dated January 29, 2024, by and between the Company and the Investor (incorporated by reference to Exhibit 10.1 to the Company; current report on Form 6-K filed on February 1, 2024)
10.22	Securities Purchase Agreement, dated May 7, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s Form 6-K filed on May 10, 2024)
10.23	Consulting Agreement, between the Company and IR Agency, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Form 6-K filed on May 13, 2024).
10.24	Addendum to Consulting Agreement, between the Company and IR Agency, LLC (incorporated by reference to Exhibit 10.26 of the Company’s Amendment No. 3 to the Registration Statement on Form F-1 filed on June 26, 2024).
10.25	Securities Purchase Agreement, dated June 26, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s Form 6-K filed on July 2, 2024)
10.26	Subscription Agreement, dated June 28, 2024 by and between the Company and the Canadian Towers & Fiber Optics Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Form 6-K filed on July 2, 2024)
10.27	Second Addendum to Consulting Agreement, between the Company and IR Agency, LLC (incorporated by reference to Exhibit 10.28 of Amendment No. 1 to the Company’s Registration on Form F-1 filed on August 12, 2024).
10.28	Placement Agency Agreement by and between Siyata Mobile Inc. and Spartan Capital Securities, LLC dated August 13, 2024 (incorporated by reference to Exhibit 1.1 to the Company’s Form 6-K filed on August 16, 2024)
10.29	Form of Securities Purchase Agreement by and between Siyata Mobile Inc. and the Purchasers dated August 13, 2024 (incorporated by reference to Exhibit 10.1 of Amendment No. 1 to the Company’s Registration on Form F-1 filed on August 12, 2024).
10.30	Subscription Agreement dated August 29, 2024 by and between the Company and the Canadian Towers & Fiber Optics Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Form 6-K filed on September 3, 2024)

10.31*	Promissory Note, dated August 30, 2024
10.32*	Securities Purchase Agreement, dated August 30, 2024, by and between the Company and the Investor
10.33	Equity Purchase Agreement between the registrant and Hudson Global Ventures, LLC, dated as of October 21, 2024 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 6-K filed on October 25, 2024)
10.34*	Amendment to the Equity Purchase Agreement between the registrant and Hudson Global Ventures, LLC, dated as of October 28, 2024
10.35	Registration Rights Agreement between the registrant and Hudson Global Ventures, LLC, dated as of October 21, 2024 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 6-K filed on October 25, 2024)
10.36*	Securities Purchase Agreement, dated October 31, 2024
10.37#	First Amendment to the Equity Purchase Agreement between the registrant and Hudson Global Ventures, LLC, dated as of October 28, 2024
10.38#	Second Amendment to the Equity Purchase Agreement between the registrant and Hudson Global Ventures, LLC, dated as of November 18, 2024
21.1	List of Subsidiaries (incorporated by reference to Exhibit 8.1 of the Company’s Annual Report on Form 20-F filed on April 8, 2024)
23.1#	Consent of Barzily and Co., CPA’s
23.2*	Consent of CC Corporate Counsel Professional Corporation (included in Exhibit 5.1)
23.3*	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.2)
24.1#	Power of Attorney (included on the signature page of this registration statement)
107*	Exhibit Filing Fees

#	Filed herewith.

*	Previously filed.

†	Executive compensation plan or arrangement

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the placement agent at the closing specified in the placement agent agreement, certificates in such denominations and registered in such names as required by the placement agent to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A.of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering.

(5) For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(7) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Montreal, Quebec, Canada, on this 18th day of November, 2024.

SIYATA MOBILE INC.

By:	/s/ Marc Seelenfreund
Marc Seelenfreund Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marc Seelenfreund or Gerald Bernstein as his true and lawful attorney-in-fact and agent, with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Marc Seelenfreund	Chief Executive Officer and Director	November 18, 2024
Marc Seelenfreund	(principal executive officer)

/s/ Gerald Bernstein	Chief Financial Officer (principal financial	November 18, 2024
Gerald Bernstein	and accounting officer)

/s/ Gary Herman	Chairman of the Board, and Director	November 18, 2024
Gary Herman

/s/ Lourdes Felix	Director	November 18, 2024
Lourdes Felix

/s/ Campbell Becher	Director	November 18, 2024
Campbell Becher

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America of Siyata Mobile Inc., has signed this registration statement on November 18, 2024.

Authorized U.S. Representative

/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.